                                                      REGISTRATION NO. 333-84613

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                                AMENDMENT NO. 3
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------

                          DAYTON SUPERIOR CORPORATION
             (Exact name of Registrant as specified in its charter)

                                      OHIO
         (State or other jurisdiction of incorporation or organization)

                                   31-0676346
                      (I.R.S. Employer Identification No.)

                    7777 WASHINGTON VILLAGE DRIVE, SUITE 130
                               DAYTON, OHIO 45459
                                 (937) 428-6360
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         DAYTON SUPERIOR CAPITAL TRUST
         (Exact name of Registrant as specified in its Trust Agreement)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   31-6625500
                      (I.R.S. Employer Identification No.)

                    7777 WASHINGTON VILLAGE DRIVE, SUITE 130
                               DAYTON, OHIO 45459
                                 (937) 428-6360
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                J.A. CICCARELLI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          DAYTON SUPERIOR CORPORATION
                    7777 WASHINGTON VILLAGE DRIVE, SUITE 130
                               DAYTON, OHIO 45459
                                 (937) 428-6360
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:

                            David A. Neuhardt, Esq.
                           Thompson Hine & Flory LLP
                           2000 Courthouse Plaza N.E.
                                 P.O. Box 8801
                            Dayton, Ohio 45401-8801
                                 (937) 443-6775
                             Michael T. Pepke, Esq.
                             James M. Bedore, Esq.
            Reinhart, Boerner, Van Deuren, Norris & Rieselbach, S.C.
                            1000 North Water Street
                                P.O. Box 514000
                        Milwaukee, Wisconsin 53203-3400
                                 (414) 298-1000

                      ------------------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.
                      ------------------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a), OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
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


PROSPECTUS


                              DAYTON SUPERIOR LOGO
                         DAYTON SUPERIOR CAPITAL TRUST


                           1,062,500 PREFERRED SECURITIES


                   10% Convertible Trust Preferred Securities


                ($20 liquidation amount per Preferred Security)

                 Guaranteed, to the extent described herein by, and convertible into Class A Common Shares of,

                          DAYTON SUPERIOR CORPORATION
- --------------------------------------------------------------------------------

DAYTON SUPERIOR CORPORATION


- - We manufacture and distribute metal accessories and forms used in concrete construction and metal accessories used in masonry construction.


- - Dayton Superior Corporation
  7777 Washington Village Dr., Suite 130
  Dayton, Ohio 45459
  (937) 428-6360


PROPOSED SYMBOL & MARKET



- - DSDpr/New York Stock Exchange


THE OFFERING:


- - Dayton Superior Capital Trust is offering 1,062,500 of its preferred securities.



- - The underwriters have a 30-day option to purchase up to 159,375 additional preferred securities to cover over-allotments.


- - The trust will use the proceeds to purchase $21,250,000 of our junior subordinated debentures with terms that correspond to the preferred securities.


- --------------------------------------------------------------------------------


The preferred securities have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange. Trading on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the preferred securities.


    THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.


                                              PER TRUST
                                          PREFERRED SECURITY       TOTAL
                                          ------------------    -----------
Public offering price...................        $20.00          $21,250,000
Underwriting commissions to be paid by
   Dayton Superior Corporation..........        $ 1.00          $ 1,062,500
Proceeds to Dayton Superior Capital
   Trust................................        $20.00          $21,250,000


      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
- --------------------------------------------------------------------------------


ROBERT W. BAIRD & CO.

          INCORPORATED

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                                                       MCDONALD INVESTMENTS INC.


SEPTEMBER 30, 1999

                       [Outside Front Cover of Fold-Out]

                                    [Graphic]

Picture 1 - From 1997 Annual Report, black       Picture 2 - From 1997, Annual
            and white photograph portraying                  Report, black and white
            use of American Highway Technology's             photograph portraying
            paving products as used on a                     use of Dur-O-Wal's
            roadway construction site.                       masonry accessories
                                                             products used for masonry
                                                             wall reinforcement.








Picture 2 - From 1997 Annual Report,             Picture 4 - From 1997 Annual Report,
            black and white photograph                       black and white photograph
            portraying use of Symons' concrete               portraying use of Dayton/Richmond's
            forming system on a large-scale                  steel inserts and bracing concrete
            construction site.                               accessories used for tilt-up construction.


                      [Inside Left and Right of Fold-Out]

                                    [Graphic]

        [Artist rendering used in 1998 Annual Report of Dayton Superior products as used on a construction site]

                               TABLE OF CONTENTS

                                               PAGE
                                               ----
Summary...................................       1
Risk Factors..............................       8
Forward Looking Statements and Cautionary
  Matters.................................      13
Use of Proceeds...........................      14
Price Range of Common Shares..............      14
Dividend Policy...........................      14
Capitalization............................      15
Accounting Treatment......................      15
Selected Financial Data...................      16
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................      17
Business..................................      29
Management................................      38
Ownership of Common Shares................      43
The Trust.................................      45
Description of the Preferred Securities...      46
Description of the Guarantee..............      61
Description of the Junior Subordinated
  Debentures..............................      64
Relationship Among the Preferred
  Securities, the Junior Subordinated
  Debentures and the Guarantee............      71
Description of Our Capital Shares.........      73
United States Taxation....................      74
Book-Entry Issuance.......................      81
Underwriting..............................      83
Legal Matters.............................      84
Experts...................................      84
Where You Can Find More Information.......      84
Index to Financial Statements.............     F-1

                        [Page Intentionally Left Blank]

                                    SUMMARY

     This summary highlights important information about our business and about this offering. Because it is a summary, it does not include all information you should consider before investing in preferred securities. Please review this entire prospectus, including our financial statements, before you decide to invest. Unless we indicate otherwise, we have not adjusted the information in this prospectus to account for the exercise of the over-allotment option the trust has granted to the underwriters. The terms "Dayton Superior," "we," "us" and "our" refer to Dayton Superior Corporation and its subsidiaries. The term "trust" refers to Dayton Superior Capital Trust.

                                DAYTON SUPERIOR

                                  OUR COMPANY

     We are Dayton Superior Corporation, an Ohio corporation incorporated in 1959 as the successor to a business founded in 1924. We believe that we are the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and of metal accessories used in masonry construction. Our products are used primarily in two segments of the construction industry:

     - non-residential building projects such as schools, stadiums, prisons, retail sites, commercial offices and manufacturing facilities; and

     - infrastructure projects such as highways, bridges, utilities, water and waste treatment facilities and airport runways.

     We manufacture most of our products at ten plants in the United States using, in many cases, high-volume, automated equipment designed and built or customized by us.

     We have four principal operating divisions, which are organized around the following product lines:

     - Concrete Accessories (Dayton/Richmond (R)). Concrete accessories are used in connecting forms for poured-in-place concrete walls, anchoring or bracing concrete walls and floors, supporting bridge framework and positioning steel reinforcing bars, also known as rebar.

     - Concrete Forming Systems (Symons (R)). Concrete forming systems are comprised of reusable, highly-engineered forms used in the construction of concrete walls, columns and bridge supports to hold liquid concrete in place while it cures.
     - Paving Products (American Highway Technology (R)). Paving products are used to extend the longevity of roads and runways by transferring loads between adjacent concrete slabs.

     - Masonry Products (Dur-O-Wal (R)). Masonry products are placed between layers of brick and covered with mortar to provide additional strength to walls. Masonry products also include engineered products used to repair or restore brick and stone buildings.

     Collectively, we sell over 18,000 discrete products under a number of brand names that are well-recognized in the construction industry. Most of our products are consumable, providing us with a source of recurring revenue. In addition, while our products represent a relatively small portion of a construction project's total cost, our products assist in ensuring the on-time, quality completion of those projects.

Our distribution system, which we believe is one of the largest in our industry, consists of a network of 58 service/distribution centers in the United States and Canada, ten of which also are manufacturing plants. Through this network of service/distribution centers, we serve over 4,000 independent distributors, as well as brokers, rebar fabricators, precast concrete manufacturers, brick and concrete block manufacturers, general contractors, subcontractors and metal fabricators. We also rent forming systems and tilt-up bracing to contractors through rental centers and distributors nationwide.

     Our revenues have grown rapidly through a focused strategy of internal growth and a highly disciplined acquisition program. Since the beginning of 1994, we have completed eleven acquisi-tions, the largest of which was our 1997 acquisition of Symons Corporation. As a result of these acquisitions and internal growth, our revenues have increased from $82.3 million in 1994 to $282.8 million in 1998, representing a compound annual growth rate of 36.1%.

                                  OUR STRATEGY

     Our principal business objective is to achieve profitable growth through a combination of acquisitions and internal operating initiatives. Key elements of our strategy to achieve our principal business objective are outlined below:


     - Complete Additional Strategic Acquisitions. Since the beginning of 1994, we have successfully completed and integrated eleven strategic acquisitions. We seek additional acquisitions that leverage our significant economies of scale and manufacturing and distribution expertise.


     - Continue Product Innovation. We have a long and successful history of innovation and continue to focus significant resources on new product development.

     - Continue Efficient Manufacturing and Continuous Improvement Programs. We continue to implement strategic initiatives designed to reduce manufacturing costs and improve product quality. To improve our efficiency, we design and build or customize much of our high-volume, automated manufacturing equipment.

     - Leverage Our Extensive Distribution System. We leverage our extensive distribution system, consisting of 58 service/ distribution centers and over 4,000 independent distributors located in virtually every major domestic market, by acquiring new product lines, developing new products and purchasing products sold by third parties, all of which can be sold through our distribution system.

     - Encourage Decentralized and Entrepreneurial Management. We encourage an entrepreneurial spirit at each of our divisions. We believe utilizing the capabilities, customer relationships and market knowledge of our managers is essential to realizing our growth objectives.

                                  OUR INDUSTRY

     We believe the characteristics and trends in the non-residential construction and infrastructure segments of the construction industry, the two segments in which our products are primarily used, are favorable to our business:

     - These segments are less cyclical than the overall construction industry. We have little exposure to single-family residential construction, which is the most cyclical segment of the construction industry.

     - We believe the significant decline in commercial real estate vacancy rates over the past five years should continue to have a positive effect on commercial construction even if an economic downturn occurs.

     - We believe the May 1998 passage of The Transportation Equity Act for the 21st Century (TEA-21), the largest federal public works legislation in U.S. history, will have a positive impact on infrastructure construction within the United States.

     - Competitors in our industry are mostly regional suppliers of limited product lines and lack our economies of scale and manufacturing and distribution strengths.

     - Our industry is highly fragmented and it provides us with numerous acquisition opportunities.

     Our executive offices are located at 7777 Washington Village Drive, Suite 130, Dayton, Ohio 45459. Our telephone number is (937) 428-6360.

                                  THE OFFERING

DAYTON SUPERIOR CAPITAL
TRUST.........................   The trust is a statutory business trust created
                                 under the laws of Delaware. The trust will:

                                 - issue and sell preferred securities,
                                   representing beneficial interests in the trust, to the public;

                                 - issue and sell common securities to us; and

                                 - use the proceeds from these sales to buy from
                                   us junior subordinated debentures with terms that correspond to the preferred securities.

                                 The trust's executive offices are the same as ours.

THE TRUSTEES..................   We will appoint three trustees to conduct the
                                 trust's business. The trustees for the trust will be:

                                 - Firstar Bank, N.A., as property trustee;

                                 - Mark A. Ferrucci, as the Delaware trustee;
                                 and

                                 - three of our officers or employees, as
                                   individual administrative trustees.

DAYTON SUPERIOR...............   We will:

                                 - own the common securities of the trust;

                                 - sell to the trust our junior subordinated
                                   debentures, which we:

                                   - will pay principal and interest on, subject
                                     to payment of our senior debt; and

                                   - may choose to distribute pro-rata to the
                                     holders of the preferred securities and the common securities if we dissolve the trust; and

                                 - guarantee payments on the preferred
                                   securities on a junior subordinated basis, as described under "Guarantee" below.


SECURITIES OFFERED............   1,062,500 10% Convertible Trust Preferred
                                 Securities ($20 liquidation amount per
                                 security) issued by the trust. The trust also has granted the underwriters an option for 30 days to purchase up to an additional 159,375 preferred securities at the initial offering price solely to cover any over-allotments.



OFFERING PRICE................   $20 per preferred security.


DISTRIBUTIONS.................   Distributions on the preferred securities will
                                 be:

                                 - cumulative from the date of original
                                   issuance;


                                 - payable at the annual rate of 10.0% of the
                                   liquidation preference of $20 per security;


                                 - made quarterly in arrears on September 30,
                                   December 31, March 31 and June 30, commencing on December 31, 1999;

                                 - made only to the extent that funds of the
                                   trust are available for distribution; and

                                 - deferrable as described below.

DEFERRAL OF DISTRIBUTIONS.....   We may defer payment of interest on the junior
                                 subordinated debentures. If we do that, the trust will defer making distributions on the preferred securities during the same period. We may defer interest on the debentures for up to 20 consecutive quarters, but we may not defer interest beyond September 30, 2029, the maturity date of the debentures. At the end of the deferral period, we must pay all accrued and unpaid interest, including accrued interest on the deferred payments.



                                 During any deferral, distributions will
                                 continue to accrue on the preferred securities at an annual rate of 10.0% of the liquidation amount of $20 per security. Also, the deferred distributions will themselves accrue interest at an annual rate of 10.0%, to the extent permitted by law. If a holder of preferred securities converts preferred securities into common shares during a deferral period, the holder will not receive any of the deferred distributions.


                                 Once we have paid all deferred interest, including accrued interest on the deferred payments, we again can defer payment of interest on the debentures for up to 20 consecutive quarters if no event of default under the debentures exists.

                                 During any deferral, we generally will not be permitted to:

                                 - pay a dividend or make any distributions on,
                                   or repurchase, our capital shares; or

                                 - make any payment on any of our debt that
                                   ranks equal to or junior to the debentures.

TAX CONSEQUENCES OF
DEFERRAL......................   If we defer payments of interest on the junior
                                 subordinated debentures, the holders of the preferred securities will be required to recognize interest income and include the deferred amounts in gross income for federal income tax purposes, even though the holders will not have received any cash distributions relating to that interest income. See "UNITED
                                 STATES TAXATION -- Interest Income and Original
                                 Issue Discount."


LIQUIDATION PREFERENCE........   $20 per preferred security, plus all accrued
                                 and unpaid distributions.



CONVERSION INTO COMMON
  SHARES......................   Each preferred security is convertible at the
                                 option of a holder into our common shares at the rate of 0.80 common shares for each preferred security. This equates to an initial conversion price of $25 per common share. The conversion ratio will be adjusted in certain circumstances. We will pay cash in lieu of issuing any fractional shares.


                                 A holder desiring to convert preferred
                                 securities into common shares must surrender the securities, together with an irrevocable conversion notice, to the property trustee, who will serve as conversion agent. The conversion agent then will exchange the preferred securities for a corresponding portion of the junior subordinated debentures held by the trust. The conversion agent then will convert those debentures into common shares.


                                 - For example, if you convert 100 preferred
                                   securities, the conversion agent will
                                   exchange those securities for $2,000
                                   principal amount of debentures, which the agent then will convert into 80 common shares, which the agent will deliver to you.


                                 A holder will not recognize gain or loss for United States federal income tax purposes upon the exchange. See "UNITED STATES TAXATION
                                  -- Conversion of Preferred Securities into
                                 Common Shares."


REDEMPTION....................   The trust must redeem all of the preferred
                                 securities and common securities when the junior subordinated debentures are paid at maturity on September 30, 2029. In addition, if we redeem any junior subordinated debentures before maturity, the trust will use the cash it receives to redeem, on a pro rata basis, the same dollar amount of preferred securities and common securities.



                                 We can redeem some or all of the junior
                                 subordinated debentures at any time on or after October 1, 2002. We must pay a premium if we redeem junior subordinated debentures before October 1, 2009.



                                 In addition, we may redeem some or all of the junior subordinated debentures at a premium at any time on or after October 1, 2001 and before October 1, 2002 if the closing price of our common shares has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending not more than five trading days prior to the date of the mailing of a notice of the redemption.


EXCHANGE OR REDEMPTION DUE TO
  CHANGES IN TAX LAW..........   If changes in the tax law occur that result in
                                 more than an insubstantial risk that:

                                 - the trust would become subject to federal tax
                                   with respect to income received on the junior subordinated debentures, or

                                 - interest payable by us on the debentures
                                   would not be deductible by us, or

                                 - the trust would be subject to other taxes,

                                 the trust can redeem the preferred securities or we can pay additional amounts to the trust for distribution to the holders of the preferred securities. If we do neither, the preferred securities will be exchanged for junior subordinated debentures. See "DESCRIPTION OF THE PREFERRED SECURITIES
                                  -- Tax Event Exchange or Redemption."

EXCHANGE DUE TO INVESTMENT
  COMPANY STATUS..............   If a change in the law creates more than an
                                 insubstantial risk that the trust would be considered an investment company required to register under the Investment Company Act, the preferred securities will be exchanged for junior subordinated deben-tures. See "DESCRIPTION OF THE PREFERRED
                                 SECURITIES -- Investment Company Event
                                 Exchange."


DISTRIBUTION OF JUNIOR
  SUBORDINATED DEBENTURES.....   We may dissolve the trust at any time and
                                 require the trust, after it satisfies its creditors, to distribute junior subordinated debentures to you, on a pro rata basis, in satisfaction of the liquidation amount of $20 per preferred security plus accumulated and unpaid distributions.


GUARANTEE.....................   We will guarantee the payment of:

                                 - the distributions payable by the trust on the
                                   preferred securities to the extent the trust has funds on hand available to make the distributions;

                                 - the redemption price, including all
                                   accumulated and unpaid distributions, of the preferred securities to the extent the trust has funds on hand available to make the distributions; and

                                 - amounts due on liquidation with respect to
                                   the preferred securities, unless the
                                   debentures are distributed to the holders of the preferred securities, to the extent that there are assets of the trust available for distribution to the holders of the preferred securities.

                                 The guarantee is unsecured and ranks
                                 subordinate and junior in right of payment to all our liabilities. It ranks equal in right of payment with our most senior preferred shares, if we issue any.

VOTING RIGHTS.................   Generally, holders of preferred securities will
                                 not have voting rights, except primarily for those relating to the modification of the terms of the preferred securities. See "DESCRIPTION
                                 OF THE PREFERRED SECURITIES -- Voting Rights;
                                 Amendment of the Trust Agreement."


JUNIOR SUBORDINATED
  DEBENTURES..................   The junior subordinated debentures are
                                 convertible into common shares, have a maturity of 30 years from the date of issuance and bear interest at the rate of 10.0% per annum, payable quarterly in arrears. Payment of the principal and interest on the debentures is subordinate to payment of all of our senior debt. See "DESCRIPTION OF THE JUNIOR
                                 SUBORDINATED DEBENTURES -- Definition of Senior
                                 Debt." We expect to use the proceeds of the sale of the junior subordinated debentures to repay outstanding borrowings under our revolving credit facility.

                             SUMMARY FINANCIAL DATA

                                            SIX FISCAL MONTHS
                                                  ENDED
                                       ---------------------------                    YEARS ENDED DECEMBER 31,
                                         JULY 2,        JULY 3,      -----------------------------------------------------------
                                           1999           1998         1998          1997          1996         1995      1994
                                       ------------   ------------   --------      --------      --------      -------   -------
                                       (UNAUDITED)    (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENTS OF OPERATIONS DATA:
  Net sales..........................    $156,832       $135,981     $282,849      $167,412      $124,486      $92,802   $82,341
  Gross profit.......................      56,308         47,500      105,755(1)     56,368(1)     38,465       28,812    24,330
  Income from operations.............      15,048         10,762       29,821        17,722        13,079        8,623     6,303
  Net income.........................       4,916          2,722       10,076         6,953         2,302        3,705    30,672(2)
  Basic net income per share.........        0.83           0.47         1.72          1.22          0.51         0.02     15.18(2)
  Diluted net income per share.......        0.79           0.45         1.65          1.17          0.47         0.02     14.93(2)
OTHER DATA:
  Depreciation and amortization......    $  7,131       $  6,087     $ 12,289      $  7,016      $  6,053      $ 4,268   $ 3,499
  Property, plant and equipment
    additions, net...................       2,825          2,371        6,118         4,410         3,198        2,730     2,075
  Rental equipment additions, net....       4,292          3,247        6,783         1,247           534           99      (421)
  EBITDA(3)..........................      22,179         16,849       42,110        24,738        19,132       12,891     9,802
  Net cash provided by (used in):
    Operating activities.............      (5,766)          (896)      19,601        10,367         7,766        8,325    (7,997)(2)
    Investing activities.............     (12,692)        (6,885)     (14,685)      (39,139)       (8,646)     (26,420)   (1,654)
    Financing activities.............      19,483          8,116       (4,281)       28,615           446       18,256     3,912
  Ratio of EBITDA to interest
    expense..........................         3.7x           2.9x         3.6x          4.5x          4.0x         3.0x      1.6x
  Ratio of earnings to fixed
    charges(4).......................         2.3x           1.7x         2.4x          2.9x          2.5x         1.9x      0.9x
  Deficiency.........................    $     --       $     --     $     --      $     --      $     --      $    --   $   587


                                                                   AS OF JULY 2, 1999
                                                              -----------------------------
                                                                ACTUAL       AS ADJUSTED(5)
                                                              -----------    --------------
                                                              (UNAUDITED)     (UNAUDITED)
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital...........................................   $ 62,209         $ 62,209
  Total assets..............................................    275,777          275,777
  Long-term debt (including current portion)................    137,749          118,061
  Trust preferred securities................................         --           19,688
  Shareholders' equity......................................     79,388           79,388


- ---------------

(1) We made a reclassification to the 1998 and 1997 amounts to conform to the 1999 presentation.

(2) In May 1994, we recorded an extraordinary gain of $31,354, net of income tax effect of $92, and paid $14,631 of accrued and unpaid interest as a result of an agreement to restructure our senior debt. We had defaulted on certain financial covenants in that debt in December 1992 and were unable to make payments of principal and interest as they came due. From December 1992 to May 1994, we accrued additional penalty interest on our senior debt.

(3) "EBITDA" is income from operations plus depreciation and amortization. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and our calculation of EBITDA may not be comparable to that reported by other companies. We believe that it is widely accepted that EBITDA provides useful information regarding a company's ability to service and/or incur indebtedness. Our belief is based on EBITDA being a component in our bank credit agreement financial covenants. EBITDA does not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

(4) The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes, interest expense and the portion of rent determined to be interest by (ii) total fixed charges, which includes interest expense, minority interest and the portion of rent expense determined to be interest. The portion of rent expense determined to be interest is 33% of gross rent expense.

(5) As adjusted to reflect:


   - the sale by the trust of 1,062,500 preferred securities,


   - our sale to the trust of an equivalent amount of junior subordinated debentures, and

   - our application of the net proceeds as described in "USE OF PROCEEDS." See "CAPITALIZATION."

                                  RISK FACTORS

     Your investment in the preferred securities will involve risks. You should carefully consider the following discussion of risks and the other information in this prospectus before buying the preferred securities.

                         RISKS RELATING TO OUR BUSINESS

THE CONSTRUCTION INDUSTRY IS CYCLICAL AND A SIGNIFICANT DOWNTURN IN THE CONSTRUCTION INDUSTRY COULD DECREASE OUR REVENUES AND PROFITS AND ADVERSELY AFFECT OUR FINANCIAL CONDITION.

     Because our products primarily are used in nonresidential building and infrastructure construction, our sales and earnings are strongly influenced by construction activity, which historically has been cyclical. Construction activity can decline because of many factors we cannot control, such as:

     - weakness in the general economy,

     - a decrease in government spending,

     - interest rate increases,

     - changes in banking and tax laws, and

     - continued delay by the states in initiating construction projects under the TEA-21 program.

OUR HIGH LEVEL OF DEBT MAY AFFECT OUR ABILITY TO IMPLEMENT OUR BUSINESS STRATEGY AND PAY INTEREST ON THE JUNIOR SUBORDINATED DEBENTURES AND THE TRUST'S ABILITY TO PAY DISTRIBUTIONS TO HOLDERS OF THE PREFERRED SECURITIES.

     Although we intend to use the proceeds of this offering to reduce the amount outstanding under our revolving credit facility, our long-term debt at July 2, 1999 was approximately $137.7 million while our total shareholders' equity was approximately $79.4 million. This substantial leverage can affect our financial position in several ways:

     - a substantial portion of our cash flow from operations must be dedicated to pay interest on our debt and, therefore, will not be available for other purposes;

     - our ability to obtain additional financing in the future to meet working capital needs or for capital expenditures, acquisitions and other corporate purposes, or to refinance our existing debt upon maturity, may be impaired;

     - our vulnerability to the cyclicality of the construction industry and economic downturns may be increased and our ability to withstand competitive pressures may be limited;

     - our ability to capitalize on significant business opportunities may be limited; and

     - a portion of our debt is subject to fluctuations in interest rates.

RESTRICTIONS IMPOSED BY OUR DEBT COVENANTS MAY LIMIT OUR ABILITY TO IMPLEMENT OUR BUSINESS STRATEGY.

     Our credit agreements contain a number of restrictive covenants, such as:

     - restrictions on the amount of additional debt that we may incur;

     - restrictions on the acquisitions and capital expenditures that we may make;

     - restrictions on our use of the proceeds from asset and stock sales; and

     - restrictions on the amount of dividends we may declare.

SYMONS MAY LOSE ITS APPEAL IN THE EFCO LITIGATION, WHICH COULD ADVERSELY AFFECT OUR EARNINGS AND FINANCIAL CONDITION AND REDUCE THE FUNDS AVAILABLE TO IMPLEMENT OUR BUSINESS STRATEGY.

     Our Symons subsidiary was sued by a competitor, EFCO Corp., in 1996. In April 1999, the trial court judge entered a judgment in the amount of $14.1 million against Symons. Symons is appealing that judgment and, while we believe that Symons has grounds for a successful appeal, Symons nevertheless might lose the appeal and be required to pay the full amount of the judgment plus interest. We have not recorded any liability for the resolution of this amount, so payment of the judgment plus interest would adversely affect our earnings. In addition, a significant payment would adversely affect our financial condition and could reduce our liquidity and the funds available to us for implementing our business strategy. For more information, see "BUSINESS -- Legal Proceedings."

WE MAY LOSE OUR DISPUTE WITH THE FORMER OWNERS OF SYMONS, WHICH MAY ADVERSELY AFFECT OUR FINANCIAL CONDITION AND REDUCE THE FUNDS AVAILABLE TO IMPLEMENT OUR BUSINESS STRATEGY.

     Our purchase agreement to acquire Symons provided for a post-closing purchase price adjustment. We are currently in a dispute with the former stockholders of Symons regarding this purchase price adjustment. The dispute includes a lawsuit brought by the former stockholders in Delaware and an arbitration proceeding which began in July 1999. We have demanded a number of adjustments that would reduce the purchase price, while the former stockholders have demanded adjustments that would increase the purchase price by $5.0 million if all of their adjustments were made and none of our adjustments were made. At this time, we are unable to determine the final amount of the adjustment, if any, that will be made to the purchase price. If the former stockholders of Symons prevail in this dispute, however, we may be required to make an additional purchase price payment to them. We would expect to record any such payment as additional goodwill with respect to the acquisition. A significant payment would adversely affect our financial condition and could reduce our liquidity and the funds available to us for implementing our business strategy.

IMPLEMENTATION OF OUR BUSINESS STRATEGY DEPENDS UPON OUR ABILITY TO IDENTIFY AND COMPLETE ACQUISITIONS OF SUITABLE CANDIDATES.

     Implementation of our business strategy depends on our ability to identify and acquire complementary businesses. However, we may not be able to identify suitable new acquisition candidates, obtain financing necessary to complete acquisitions, acquire businesses on satisfactory terms or enter into definitive acquisition agreements.

WE MAY COMPLETE ACQUISITIONS WHICH DISRUPT OUR BUSINESS AND DILUTE OUR SHAREHOLDERS.

     Our strategy of growing, in part, by making acquisitions can be risky. If we do make acquisitions, we could do any of the following, which could adversely affect our financial results, our ability to pay interest on the junior subordinated debentures and our other borrowings, the trust's ability to pay distributions on the preferred securities, the market price of the preferred securities and the market price of our common shares:

     - issue additional equity securities that dilute the percentage ownership of the existing shareholders and might dilute the book value of their shares;

     - incur substantial additional debt, which may reduce funds available for operations and future opportunities and increase our vulnerability to adverse general economic and industry conditions and competition;

     - assume contingent liabilities; or

     - take substantial charges to amortize goodwill and other intangible assets.

     In addition, acquisitions can involve other risks, such as:

     - difficulty in integrating the acquired operations, products and personnel into our existing business;

     - unanticipated costs or cost savings which are less than anticipated;

     - diversion of management time and attention;

     - adverse effects on existing business relationships with our suppliers and customers and the suppliers and customers of the acquired business;

     - risk of entering new markets in which we have limited or no experience;
       and

     - loss of key employees from either the acquired business or our pre-existing business.

WE MAY NOT BE ABLE TO PASS ON THE COST OF STEEL PRICE INCREASES TO OUR
CUSTOMERS.

     Steel, in its various forms, is our principal raw material, constituting approximately 40-45% of our cost of sales. Historically, steel prices have fluctuated. If we are unable to pass on to our customers the cost of increases in the price of steel, our operating results are likely to suffer.

WEATHER COULD ADVERSELY AFFECT THE DEMAND FOR OUR PRODUCTS AND DECREASE OUR REVENUES.

     Weather could adversely affect our business, operating results and financial condition. Adverse weather, such as unusually prolonged periods of cold or rain, blizzards, hurricanes and other severe weather patterns, could delay or halt construction activity over wide regions of the country. For example, an unusually severe winter can lead to reduced construction activity and magnify the seasonal decline in our revenues and earnings during the winter months. This could cause the market price of our common shares and the preferred securities to decline if we fail to meet the expectations of public market analysts and investors, and it may negatively impact our liquidity.

INCREASING CONSOLIDATION OF OUR DISTRIBUTORS MAY NEGATIVELY AFFECT OUR EARNINGS.

     We believe that there is an increasing trend among our distributors to consolidate into larger entities. As the size and market power of our distributors increase, they may be able to exert pressure on us to reduce prices or create price competition by dealing more readily with our competitors. If the consolidation of our distributors does result in increased price competition, our sales and profit margins may be adversely affected.

THE MIX OF PRODUCTS WE SELL CAN NEGATIVELY AFFECT OUR EARNINGS.

     Some of our products historically have had narrow profit margins. If the mix of products we sell shifts to include a larger percentage of products with narrow profit margins, our earnings may be negatively affected.

OUR OPERATING RESULTS CAN FLUCTUATE FROM QUARTER TO QUARTER RESULTING IN VOLATILITY IN THE MARKET PRICE OF THE PREFERRED SECURITIES AND OUR COMMON SHARES.

     Our operating results tend to fluctuate from quarter to quarter because, due to weather, the construction industry is seasonal in most of North America, which is where almost all of our sales are made. Demand for our products generally is higher in the spring and summer than in winter and late fall. As a result, our first quarter net sales typically are the lowest of the year and we experience a net loss. Our net sales and net income in the fourth quarter also generally are less than in the second and third quarters. The seasonality of our business may make it more difficult for us to meet the expectations of public market analysts and investors and increase volatility in the market price of the preferred securities and our common shares.

WE ARE SIGNIFICANTLY SMALLER THAN SOME OF OUR CONSTRUCTION CHEMICAL COMPETITORS.

     In the sale of some construction chemicals, we must compete with a number of national and international companies that are many times larger than we are in terms of total assets and annual revenues. Because our resources are more limited, we may not be able to compete effectively and profitably on a sustained basis in the markets in which those competitors are actively present.

THE FAILURE OF OUR SUPPLIERS OR CUSTOMERS TO ADDRESS THEIR YEAR 2000 COMPUTER PROBLEMS COULD HARM OUR BUSINESS.

     Certain software and hardware systems are date sensitive. Older date sensitive systems often use a two digit dating convention ("00" rather than "2000") which could result in system failure and disruption of operations as the year 2000 approaches. We believe our most significant continuing year 2000 risk is the failure of third parties with which we do business to address their year 2000 problems. If our suppliers, particularly public utilities, or customers are not year 2000 ready, we may not be able to receive orders, collect receivables or supply our customers with products. For a more detailed discussion of this risk, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Year 2000."

                   RISKS RELATING TO THE PREFERRED SECURITIES

OUR OBLIGATIONS UNDER THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES ARE UNSECURED AND SUBORDINATED. IF WE ARE IN DEFAULT UNDER OUR SENIOR DEBT, WE CANNOT MAKE ANY PAYMENTS ON THE JUNIOR SUBORDINATED DEBENTURES AND THE TRUST CANNOT PAY ANY DISTRIBUTIONS TO THE HOLDERS OF THE PREFERRED SECURITIES.

     Our obligations under the junior subordinated debentures are unsecured and will rank junior in priority of payment to all of our senior debt. See "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES -- Definition of Senior Debt." This means we cannot make any payments on the junior subordinated debentures if we default on a payment of senior debt and do not cure the default within the applicable grace period or if the senior debt becomes immediately due because of a default and has not yet been paid in full. If we do not make payments on the junior subordinated debentures, the trust cannot pay distributions to the holders of the preferred securities. At July 2, 1999, we had approximately $137.7 million of senior debt outstanding.

     Our obligations under the guarantee rank in priority of payment as follows:

     - subordinate and junior in right of payment to all of our other liabilities;

     - equal in rank to our most senior preferred shares, if any are issued; and

     - senior to the common shares.

     This means that we cannot make any payments on the guarantee if we are in default on a payment on any of our other liabilities. In addition, in the event of our bankruptcy, liquidation or dissolution, our assets will be available to pay obligations under the guarantee only after we make all payments on our other liabilities. See "DESCRIPTION OF THE GUARANTEE -- Subordination of the Guarantee."

     Neither the preferred securities, the junior subordinated debentures nor the guarantee limit our ability, or the ability of our subsidiaries, to incur additional debt, including debt that ranks senior in priority of payment to the junior subordinated debentures and the guarantee.

THE GUARANTEE COVERS PAYMENTS ONLY IF THE TRUST HAS CASH AVAILABLE.

     The ability of the trust to pay scheduled distributions on the preferred securities, the redemption price of the preferred securities and the liquidation amount of each preferred security is solely dependent upon us making the related payments on the junior subordinated debentures when due.

     If we fail to pay principal or interest on the junior subordinated debentures when due, the trust will not have sufficient funds to pay distributions, the redemption price or the liquidation amount of each preferred security. In those circumstances, you will not be able to rely upon the guarantee for payment of those amounts.

DEFERRAL OF DISTRIBUTIONS WOULD HAVE ADVERSE TAX CONSEQUENCES FOR YOU AND MAY DEPRESS THE TRADING PRICE OF THE PREFERRED SECURITIES.


     So long as no event of default under the junior subordinated debentures has occurred and is continuing, we can, on one or more occasions, defer making interest payments on the junior subordinated debentures for up to 20 consecutive quarterly periods. If we defer making interest payments on the junior subordinated debentures, the trust will defer making distributions on the preferred securities during the same period. Unpaid distributions will accumulate and the deferred distributions themselves will accrue interest at the rate of 10.0% per annum to the extent permitted by law.


     If we defer making interest payments on the junior subordinated debentures, you will be required to recognize interest income, in the form of original issue discount, for United States federal income tax purposes, based on your pro rata share of the interest on the junior subordinated debentures held by the trust, before you receive any cash relating to that interest. In addition, you will not receive the cash if you sell the preferred securities before the end of any interest deferral period or before the record date relating to distributions which are paid.

     If we exercise our right to defer making interest payments, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the junior subordinated debentures. If you sell the preferred securi-ties during a period in which interest is deferred, you may not receive the same return on investment as someone else who continues to hold the preferred securities. In addition, the existence of our right to defer payment of interest on the junior subordinated debentures may mean that the market price of the preferred securities may be more volatile than the price of other securities that do not have these rights.

     See "UNITED STATES TAXATION" for more information regarding the tax consequences of purchasing, holding and selling the preferred securities.

IF THE PREFERRED SECURITIES ARE REDEEMED PRIOR TO MATURITY, YOU MAY BE TAXED ON THE PROCEEDS AND MAY NOT BE ABLE TO REINVEST THE PROCEEDS AT THE SAME OR A HIGHER RATE OF RETURN.


     If certain changes in the tax law occur and other conditions are satisfied, we may redeem some or all of the junior subordinated debentures. We also may redeem the junior subordinated debentures at our option in whole or in part at any time on or after October 1, 2002 or, in some circumstances, after October 1, 2001. If we redeem the junior subordinated debentures, the trust is required to redeem a corresponding amount of its preferred securities at a redemption price equal to $20 per security plus any accrued and unpaid distributions and, in the case of some redemptions, a redemption premium. Under current United States federal income tax law, the redemption of the preferred securities would be a taxable event to you. In addition, you may not be able to reinvest the money you receive at a rate that is equal to or higher than the rate of return on the preferred securities. See "UNITED STATES TAXATION -- Redemption of Preferred Securities for Junior Subordinated Debentures or Cash."


YOU WILL NOT HAVE THE PROTECTION OF FINANCIAL COVENANTS OR A SINKING FUND.

     Because neither the indenture under which the junior subordinated debentures will be issued nor the trust agreement require us to meet any financial tests that measure such things as our working capital, interest coverage or net worth, these instruments will not protect you in the event of a material adverse change in our financial condition nor will they limit our ability to incur additional debt. You also do not have the protection of periodic sinking fund payments by us. As a result, we may be able to take actions that adversely affect our ability to repay the debentures or the market price of the preferred securities.

WE MAY DISSOLVE THE TRUST AT ANY TIME AND YOU MAY BE TAXED ON THE RESULTING DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES.

     We have the right to dissolve the trust at any time. If we exercise that right, the trust will liquidate, after satisfying any liabilities to creditors of the trust as provided by law, by distributing the junior subordinated debentures to the holders of the preferred securities and the common securities on a pro rata basis.

     Under current United States federal income tax law, a distribution of junior subordinated debentures to you on the dissolution of the trust will not be taxable to you. However, if the trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved due to a change in law or a new judicial or administrative tax decision, the distribution of junior subordinated debentures to you may be taxable to you.

     We may exercise this right if the expenses associated with maintaining the trust are substantially greater than currently expected, such as an unfavorable change in tax law or investment company law occurs. We cannot predict the other circumstances under which we might exercise this right.

YOU MAY HAVE DIFFICULTY SELLING PREFERRED SECURITIES OR JUNIOR SUBORDINATED DEBENTURES BECAUSE OF THE LIMITED TRADING MARKET.

     We cannot assure you that there will be an active public market for the preferred securities or the junior subordinated debentures that you may receive in a liquidation of the trust or in an exchange. Although we have applied to list the preferred securities for trading on the New York Stock Exchange and we will use reasonable efforts to list the junior subordinated debentures on the New York Stock Exchange or any other exchange on which the preferred securities then are listed if they are distributed from the trust, we do not know whether there will be sufficient investor interest for a trading market to develop nor do we know how liquid the market might be.

WE CANNOT ASSURE YOU OF THE MARKET PRICES AT WHICH THE PREFERRED SECURITIES OR THE JUNIOR SUBORDINATED DEBENTURES MAY TRADE.

     The preferred securities or the junior subordinated debentures that you may receive upon a liquidation of the trust or an exchange may trade at a discount to the price you paid to purchase the preferred securities. As a result of our right to defer making interest payments on the junior subordinated debentures, the market price of the preferred securities and the junior subordinated debentures may be more volatile than the market prices of other securities that are not subject to similar optional deferrals.

YOU HAVE VOTING RIGHTS ONLY UNDER LIMITED CIRCUMSTANCES.

     You have limited voting rights. In particular, generally only we can appoint or remove the trustees of the trust. See "DESCRIPTION OF THE PREFERRED SECURITIES -- Voting Rights; Amendment of the Trust Agreement."

                       RISKS INVOLVING OUR COMMON SHARES

WE DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON SHARES.

     We do not intend to pay dividends on our common shares in the foreseeable future. We also are prohibited from paying dividends by the covenants in our bank credit agreement.

ANTITAKEOVER PROVISIONS MAY DISCOURAGE A TAKEOVER OF OUR COMPANY.

     Provisions in our Articles of Incorporation, bank credit agreement and Ohio law may discourage, delay or prevent a merger or other change in control that a shareholder may consider favorable. These provisions also could discourage proxy contests or make other corporate action by shareholders more difficult. These provisions include:

     - the authority of the directors to authorize the issuance, without shareholder approval, of preferred shares with conversion, voting and other rights that could be superior to the rights of the shareholders;

     - prohibition of cumulative voting in the election of directors;

     - effective prohibition of shareholder action by written consent;

     - prohibition on engaging in a merger, asset sale or other transaction resulting in a financial benefit with a person who acquires 10% or more of the voting shares without the prior approval of our Board of Directors; and

     - acceleration of all outstanding indebtedness under our bank credit agreement if a person or group acquires more than 30% of the voting power.

               FORWARD LOOKING STATEMENTS AND CAUTIONARY MATTERS

     Some of our statements under "SUMMARY," "RISK FACTORS," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," "BUSINESS" and elsewhere in this prospectus are forward-looking statements. These statements relate to things like future operating and financial performance, growth opportunities and growth rates, acquisition opportunities and other similar forecasts and statements of expectation. In some cases, you can identify forward-looking statements by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and "should" and variations of these words and other similar expressions. Forward-looking statements which we make are based on our estimates, projections, beliefs and assumptions and are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information or otherwise.

     Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements which we make as the result of a number of important factors, including those discussed above under "RISK FACTORS." In addition to those factors, actual future performance, outcomes and results may differ materially because of other, more general, factors including general industry and market conditions and growth rates, domestic economic conditions, governmental and public policy changes and the continued availability of financing in the amounts, at the terms and on the conditions necessary to support our future business.

                                USE OF PROCEEDS


     The trust will use all of the proceeds it receives from the sale of the preferred securities and common securities to purchase junior subordinated debentures from us. We intend to use the proceeds we receive from the sale of our junior subordinated debentures to repay borrowings under our revolving credit facility.


     Our revolving credit facility expires on September 29, 2002. On July 2, 1999, the interest rates for outstanding borrowings under our revolving credit facility ranged from 6.5% to 8.5%. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON SHARES


     Our common shares are traded on the New York Stock Exchange under the symbol "DSD." The following table shows the high and low closing prices for the common shares for each fiscal quarter during 1997 and 1998 and the first three fiscal quarters of 1999 through September 29, 1999.



     On September 29, 1999, the last reported sale price of a common share on the New York Stock Exchange was $16.750. As of March 18, 1999, we had 58 shareholders of record. Based on requests from brokers and other nominees, we estimate that there are approximately 950 additional beneficial owners of the common shares.



                                                               HIGH        LOW
                                                              -------    -------
FISCAL YEAR 1997
  First Quarter.............................................  $13.500    $11.250
  Second Quarter............................................   13.250      9.750
  Third Quarter.............................................   19.438     12.500
  Fourth Quarter............................................   19.000     14.813
FISCAL YEAR 1998
  First Quarter.............................................  $20.375    $15.875
  Second Quarter............................................   22.125     16.500
  Third Quarter.............................................   21.375     16.625
  Fourth Quarter............................................   20.875     14.375
FISCAL YEAR 1999
  First Quarter.............................................  $23.500    $17.313
  Second Quarter............................................   20.125     16.750
  Third Quarter (through September 29, 1999)................   20.250     16.500


                                DIVIDEND POLICY

     We do not pay dividends on our common shares. We intend to retain future earnings to fund the development and growth of our business and, therefore, we do not anticipate paying cash dividends on the common shares in the foreseeable future. Our Board of Directors will decide whether to pay dividends on the common shares in the future based principally on the results of our operations, our general financial condition, other uses for our available funds and any obligation we may have to pay dividends on outstanding preferred shares.

     The terms of our bank credit agreement, which covers both our revolving credit facility and our term notes, prohibit the payment of cash dividends on our common shares. Also, we are prohibited from paying cash dividends on our common shares during any period in which we defer payments of interest on the junior subordinated debentures. We have amended the revolving credit facility portion of the bank credit agreement to permit us to issue and pay interest on the junior subordinated debentures. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources" and "DESCRIPTION OF THE PREFERRED SECURITIES -- Distributions."

                                 CAPITALIZATION

     The following table summarizes our historical capitalization as of July 2, 1999 and our capitalization as adjusted to reflect:


     - the sale of 1,062,500 preferred securities, assuming no exercise of the over-allotment option which the trust granted to the underwriters and after deducting the underwriting commissions and estimated expenses of the offering,

     - the sale of the common securities of the trust, and

     - the use of proceeds in the manner described under "USE OF PROCEEDS."


                                                                  AS OF JULY 2, 1999
                                                              --------------------------
                                                                ACTUAL       AS ADJUSTED
                                                              -----------    -----------
                                                              (UNAUDITED)    (UNAUDITED)
                                                                    (IN THOUSANDS)
Cash and cash equivalents...................................   $  1,647       $  1,647
                                                               ========       ========
Long-term debt:
  Bank credit agreement.....................................   $132,560       $112,872
  Other.....................................................      5,189          5,189
  Less: current maturities..................................        (32)           (32)
                                                               --------       --------
     Total long-term debt...................................    137,717        118,029
                                                               --------       --------
Company-obligated mandatorily redeemable convertible trust
  preferred securities of Dayton Superior Capital Trust
  which holds solely debentures.............................         --         19,688
                                                               --------       --------
Shareholders' equity:
  Preferred shares, without par value; 5,000,000 shares
     authorized; none issued or outstanding.................         --             --
  Class A common shares, without par value; 22,005,850
     shares authorized; 5,962,200 shares issued and
     5,943,183 outstanding..................................     47,417         47,417
  Class A treasury shares, 19,017 shares....................       (387)          (387)
  Cumulative other comprehensive income.....................       (219)          (219)
  Retained earnings.........................................     32,577         32,577
                                                               --------       --------
     Total shareholders' equity.............................     79,388         79,388
                                                               --------       --------
       Total capitalization.................................   $217,105       $217,105
                                                               ========       ========


                              ACCOUNTING TREATMENT

     The trust will be treated as our subsidiary for accounting purposes, and the accounts of the trust will be included in our consolidated financial statements. Currently the Financial Accounting Standards Board is considering the proper classification of trust preferred securities within the balance sheet. Pending clarification from the FASB, the preferred securities will be presented as a separate line item on our balance sheet, and disclosures concerning the preferred securities, the guarantee and the junior subordinated debentures will be included in the notes to our consolidated financial statements. We will record distributions paid on the preferred securities as dividends on subsidiary preferred securities in our consolidated financial statements.

                            SELECTED FINANCIAL DATA

The following table sets forth summary financial data for the fiscal years ended December 31, 1994 through 1998 which have been derived from our consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants, and which, in the case of the three years ended December 31, 1998, are included elsewhere in this prospectus. The table also includes data as of and for the six fiscal months ended July 3, 1998 and July 2, 1999 which have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and which, in our opinion, reflect all material adjustments of a normal and recurring nature necessary for a fair presentation of the data. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" below and our consolidated financial statements and the accompanying notes.

                                SIX FISCAL MONTHS ENDED
                               -------------------------                          YEARS ENDED DECEMBER 31,
                                 JULY 2,       JULY 3,     ----------------------------------------------------------------------
                                  1999          1998          1998           1997           1996           1995           1994
                               -----------   -----------   ----------     ----------     ----------     ----------     ----------
                               (UNAUDITED)   (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net sales....................  $  156,832    $  135,981    $  282,849     $  167,412     $  124,486     $   92,802     $   82,341
Cost of sales................     100,524        88,481       177,094(1)     111,044(1)      86,021         63,990         58,011
                               ----------    ----------    ----------     ----------     ----------     ----------     ----------
Gross profit.................      56,308        47,500       105,755(1)      56,368(1)      38,465         28,812         24,330
Selling, general, and
  administrative expenses....      40,077        35,706        73,721(1)      36,761(1)      23,637         18,698         16,722
Amortization of goodwill and
  intangibles................       1,183         1,032         2,213          1,885          1,749          1,491          1,305
                               ----------    ----------    ----------     ----------     ----------     ----------     ----------
Income from operations.......      15,048        10,762        29,821         17,722         13,079          8,623          6,303
Interest expense, net........       6,024         5,814        11,703          5,556          4,829          4,231          6,017
Other expense (income),
  net........................          85            (1)         (202)           (64)            96             (3)           873
Provision (benefit) for
  income taxes...............       4,023         2,227         8,244          5,277          3,538            690(2)          95(2)
                               ----------    ----------    ----------     ----------     ----------     ----------     ----------
Income (loss) before
  extraordinary items........       4,916         2,722        10,076          6,953          4,616          3,705           (682)
Extraordinary items, net of
  tax........................          --            --            --             --         (2,314)(3)         --         31,354(4)
                               ----------    ----------    ----------     ----------     ----------     ----------     ----------
Net income...................  $    4,916    $    2,722    $   10,076     $    6,953     $    2,302     $    3,705     $   30,672
                               ==========    ==========    ==========     ==========     ==========     ==========     ==========
Net income available to
  common shareholders........  $    4,916    $    2,722    $   10,076     $    6,953     $    2,302     $       71     $   30,175
                               ==========    ==========    ==========     ==========     ==========     ==========     ==========
Basic income (loss) per share
  before extraordinary
  items......................  $     0.83    $     0.47    $     1.72     $     1.22     $     1.02     $     0.02     $    (0.34)
Basic net income per share...  $     0.83    $     0.47    $     1.72     $     1.22     $     0.51     $     0.02     $    15.18
Basic weighted average common
  and common share
  equivalents
  outstanding(5).............   5,946,144     5,782,528     5,867,338      5,703,601      4,547,527      2,990,847      1,766,700
Diluted income (loss) per
  share before extraordinary
  items......................  $     0.79    $     0.45    $     1.65     $     1.17     $     0.94     $     0.02     $    (0.58)
Diluted net income per
  share......................  $     0.79    $     0.45    $     1.65     $     1.17     $     0.47     $     0.02     $    14.93
Diluted weighted average
  common and common share
  equivalents
  outstanding(5).............   6,185,426     6,011,089     6,098,205      5,933,244      4,925,464      3,558,908      2,020,717

                                                     AS OF                             AS OF DECEMBER 31,
                                           -------------------------   ---------------------------------------------------
                                             JULY 2,       JULY 3,
                                              1999          1998         1998       1997       1996       1995      1994
                                           -----------   -----------   --------   --------   --------   --------   -------
                                           (UNAUDITED)   (UNAUDITED)
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets.............................   $275,777      $252,348     $253,620   $226,930   $107,835   $103,860   $72,371
Long-term debt (including current
  portion)...............................    137,749       130,471      118,205    120,236     34,769     53,012    24,448
Shareholders' equity.....................     79,388        67,351       74,588     60,529     52,872     27,485    27,674

- ---------------

(1) We made a reclassification to the 1998 and 1997 amounts to conform to the 1999 presentation.

(2) In 1994, the provision for income taxes related to alternative minimum taxes. In 1995, the provision for income taxes was reduced to reflect the utilization of net operating losses.

(3) During June 1996, we prepaid our $40,000 unsecured senior promissory notes. In conjunction therewith, we paid a prepayment premium of $2,400 and expensed unamortized financing costs of $795 and debt discount of $538. We recorded an extraordinary loss of $2,314, net of an income tax effect of $1,419. We funded this repayment with $23,041 in proceeds from our initial public stock offering and $19,359 from our credit facility.

(4) In May 1994, we recorded an extraordinary gain of $31,354, net of an income tax effect of $92, and paid $14,631 of accrued and unpaid interest as a result of an agreement to restructure our senior debt. We had defaulted on certain financial covenants in that debt in December 1992 and were unable to make payments of principal and interest as they came due. From December 1992 to May 1994, we accrued additional penalty interest on that debt.

(5) Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding during the year. Diluted net income per share is computed by dividing net income available to common shareholders by the weighted average number of common and common share equivalents outstanding during the year. Common share equivalents include the number of shares issuable upon the exercise of outstanding options and warrants, less the shares that could be purchased with the proceeds from the exercise of the options and warrants, based on the average trading price of our common shares for 1998, 1997 and 1996 and the initial public offering price of $13.00 per share for 1995 and 1994. Common equivalent shares are excluded in periods with a net loss available to common shareholders. See Note 3(h) to our consolidated financial statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                    OVERVIEW

     We believe we are the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and of metal accessories used in masonry construction. Although almost all of our products are used in concrete or masonry construction, the function and nature of the products differ widely. We have four principal operating divisions, which are organized around the following product lines:

     - Concrete Accessories;

     - Concrete Forming Systems;

     - Paving Products; and

     - Masonry Products.

     Through our divisions, we design, manufacture and distribute metal accessories to independent distributors for resale to contractors, brokers and other manufacturers. In some of our product lines we also may sell directly to end users and may provide equipment for rental. When our business was started in 1924, it consisted primarily of the concrete accessories business and operated primarily in the eastern United States. In 1982, we acquired Superior Concrete Accessories, Inc., which expanded our geographic reach to include the rest of the continental United States and doubled the size of our company. In 1995, we acquired our masonry products division through the acquisition of Dur-O-Wal, which we believe is the leading domestic manufacturer of masonry wall reinforcement products and other metal masonry accessories. In 1996, we created a separate paving products division to operate a business which previously was part of our concrete accessories division. In 1997, we again doubled our size when we acquired our concrete forming systems division and added to our concrete accessories division through the acquisition of Symons Corporation. With the addition of Symons, we also approximately doubled the number of our distribution and manufacturing locations. We believe that Symons is the leading domestic manufacturer of concrete forming systems. We also have expanded some of our divisions through additional smaller acquisitions. Each of our businesses are subject to seasonal and cyclical fluctuations in revenues.

     Unless otherwise indicated, the discussion of our results of operations that follows includes information for Symons, Dur-O-Wal and the other acquisitions only from the dates that we acquired each of those companies.

  CONCRETE ACCESSORIES (DAYTON/RICHMOND(R))

     Our concrete accessories division derives its revenues from the sale of products primarily to independent distributors. We also provide some equipment on a rental basis. Our concrete accessories division manufactures substantially all of the products it sells, which are shipped to customers based on orders. We design and manufacture or customize most of the machines we use to produce concrete accessories, and these proprietary designs allow for quick changeover of machine set-ups. This flexibility, together with our extensive distribution system, enable this division to deliver many of its products within 24 hours of a customer order. Therefore, product inventories are maintained at relatively low levels. Cost of sales for our concrete accessories division consists primarily of purchased steel, as well as the costs associated with manufacture, assembly, testing, internal shipping and associated overhead.

  CONCRETE FORMING SYSTEMS (SYMONS(R))

     Our concrete forming systems division derives its revenues from the sale and rental of highly engineered, reusable modular systems to independent distributors and contractors. Sales of concrete forming systems generally represent approximately two-thirds of the revenues of this division, and rentals represent the remaining one-third. Sales of concrete forming systems generally are more sensitive to economic cycles than rentals. Rental equipment also can be sold as used equipment. The division's products include systems with steel frames and a plywood face, also known as Steel-Ply(R), and systems that use steel in both the frame and face. All-steel forming systems are characterized by larger, project driven orders, which increases backlog relative to the Steel-Ply(R) forms which are held in inventory for rental and sale. Our concrete forming systems division manufactures and assembles Steel-Ply(R) forms and outsources some of the manufacturing involved in all-steel forms. This outsourcing strategy allows us to fulfill larger orders without increased overhead. Cost of sales for our concrete forming systems division consists primarily of purchased steel and specialty plywood, depreciation and maintenance of rental equipment, as well as the costs associated with manufacturing, assembly and overhead.

  PAVING PRODUCTS (AMERICAN HIGHWAY
  TECHNOLOGY(R))

     Our paving products division derives its revenues from sales to independent distributors and contractors. Orders from customers are affected by state and local governmental infrastructure expenditures and their related bid processes. This is our division most affected by the demand expected to be generated as a consequence of TEA-21. Due to the project-oriented nature of paving jobs, these products generally are made to order. This serves to keep inventories low but increases the importance of backlog in this division. Our paving products division manufactures nearly all of its products. Cost of sales for our paving products division consists primarily of steel, as well as the costs associated with manufacturing and overhead.

  MASONRY PRODUCTS (DUR-O-WAL(R))

     Our masonry products division derives its revenues from sales to independent distributors and brick and concrete block manufacturers who package our products with other products for resale to customers. Our masonry products division sells two principal categories of products: new construction products and restoration and repair products. New construction products are used to strengthen masonry walls or the connection between masonry and other portions of the wall at the time a building is constructed. Restoration and repair products are used to refurbish masonry and brick buildings and strengthen connections between masonry and the interior portions of the wall and are more highly engineered and generally generate higher margins than new construction products. We maintain adequate inventories of finished product to meet ongoing demand. The masonry products division manufactures and assembles the majority of its products before shipping to customers based on orders. Cost of sales for the masonry products division consists primarily of steel, as well as costs associated with manufacture and overhead.

RESULTS OF OPERATIONS

     The following table summarizes our results of operations as a percentage of net sales for the periods indicated:

                                      SIX FISCAL
                                     MONTHS ENDED
                               -------------------------          YEARS ENDED DECEMBER 31,
                                 JULY 2,       JULY 3,     ---------------------------------------
                                  1999          1998          1998          1997          1996
                               -----------   -----------   -----------   -----------   -----------
                               (UNAUDITED)   (UNAUDITED)
Net sales....................     100.0%        100.0%        100.0%        100.0%        100.0%
Cost of goods sold...........      64.1          65.1          62.6(1)       66.3(1)       69.1
                                  -----         -----         -----         -----         -----
Gross profit.................      35.9          34.9          37.4(1)       33.7(1)       30.9
                                  -----         -----         -----         -----         -----
Selling, general and
  administrative expenses....      25.6          26.3          26.1(1)       22.0(1)       19.0
Amortization of goodwill and
  intangibles................       0.7           0.7           0.8           1.1           1.4
                                  -----         -----         -----         -----         -----
Total selling, general and
  administrative expenses....      26.3          27.0          26.9          23.1          20.4
                                  -----         -----         -----         -----         -----
Operating income.............       9.6           7.9          10.5          10.6          10.5
Interest expense, net........       3.9           4.3           4.1           3.3           3.9
Other income, net............        --            --          (0.1)           --            --
                                  -----         -----         -----         -----         -----
Income before income taxes
  and extraordinary item.....       5.7           3.6           6.5           7.3           6.6
Provision (benefit) for
  income taxes...............       2.6           1.6           2.9           3.1           2.9
                                  -----         -----         -----         -----         -----
Income before extraordinary
  item.......................       3.1           2.0           3.6           4.2           3.7
Extraordinary item, net of
  tax........................        --            --            --            --          (1.9)(2)
                                  -----         -----         -----         -----         -----
  Net income.................       3.1%          2.0%          3.6%          4.2%          1.8%
                                  =====         =====         =====         =====         =====

- ---------------

(1) We made a reclassification to the 1998 and 1997 amounts to conform to the 1999 presentation.

(2) In June 1996, we extinguished debt creating an extraordinary loss of $2.3 million, net of tax effect.

                        COMPARISON OF SIX FISCAL MONTHS
                      ENDED JULY 2, 1999 AND JULY 3, 1998

     Net Sales

     Net sales increased $20.9 million, or 15.3%, to $156.8 million in the first half of 1999 from $136.0 million in the first half of 1998.

The following table summarizes our net sales by segment for the periods indicated:

                                   SIX FISCAL MONTHS ENDED
                             -----------------------------------
                               JULY 2, 1999       JULY 3, 1998
                             ----------------   ----------------
                               (UNAUDITED)        (UNAUDITED)
                                       (IN THOUSANDS)
                               NET                NET                 %
                              SALES       %      SALES       %      CHANGE
                             --------   -----   --------   -----   --------
Concrete accessories.......  $ 72,538    46.3%  $ 64,136    47.2%    13.1%
Concrete forming systems...    58,168    37.1     49,316    36.2     17.9
Paving products............    17,738    11.3     16,195    11.9      9.5
Masonry products...........    13,142     8.4     10,982     8.1     19.7
Intersegment
  eliminations.............    (4,754)   (3.1)    (4,648)   (3.4)     2.3
                             --------   -----   --------   -----
     Net sales.............  $156,832   100.0%  $135,981   100.0%    15.3%
                             ========   =====   ========   =====

     Net sales of concrete accessories increased by 13.1% to $72.5 million in the first half of 1999 from $64.1 million in the first half of 1998, due to the contribution of Cempro, increases in volume and new product initiatives. Net sales of concrete forming systems were $58.2 million for the first half of 1999 compared to $49.3 million in the first half of 1998, due to the net sales of the acquired Symons Concrete Forms and Northwoods businesses and, to a lesser extent, increased volume. Net sales of paving products increased $1.5 million, or 9.5%, in the first half of 1999 compared to the first half of 1998 due to an increase in volume. Net sales of masonry products increased $2.2 million, or 19.7%. This was due to strategic pricing initiatives as well as a shift of resources to higher margin engineered products.

     Gross Profit

     Gross profit for the first half of 1999 was $56.3 million, an 18.5% increase from $47.5 million in the first half of 1998, due primarily to increased sales. Gross margin was 35.9% in the first half of this year, increasing from 34.9% last year due primarily to higher manufacturing efficiencies in concrete accessories, the shift to higher margin engineered products in the masonry products division.

     Operating Expenses

     Selling, general and administrative expenses, including amortization of goodwill and intangibles, also know as SG&A expenses, increased $4.5 million to $41.3 million in the first half of 1999, from $36.7 million in the first half of 1998, due to the acquisitions and higher volume. Additionally, we recorded a $0.7 million non-recurring pension plan termination gain. SG&A expenses were lower as a percent of net sales, from 27.0% in the first half of 1998 to 26.7% without the pension gain in the first half of 1999, due to increased net sales, partially offset by increases in new product development and sales personnel.

     Interest Expense

     Interest expense increased from $5.8 million in the first half of 1998 to $6.0 million in the first half of 1999, due to increased long-term debt resulting from the acquisition of Cempro and working capital growth, partially offset by lower interest rates.

     Income Before Income Taxes

     Income before income taxes in the first half of 1999 increased to $8.9 million from $4.9 million in the first half of 1998, and was comprised of the following:


                                                     SIX FISCAL MONTHS ENDED
                                                  ------------------------------
                                                     JULY 2,          JULY 3,
                                                      1999             1998
                                                  -------------    -------------
                                                   (UNAUDITED)      (UNAUDITED)
                                                          (IN THOUSANDS)
Concrete accessories............................     $9,608           $7,320
Concrete forming systems........................      3,268            1,943
Paving products.................................        451              893
Masonry products................................        140             (469)
Intersegment eliminations.......................     (2,398)          (2,248)
Corporate.......................................     (2,130)          (2,490)
                                                     ------           ------
Income before income taxes......................     $8,939           $4,949
                                                     ======           ======


     Concrete accessories' income before income taxes of $9.6 million in the first half of 1999 increased 31.3% from $7.3 million in the first half of 1998 due primarily to the increase in net sales and manufacturing efficiencies. Concrete forming systems' income before income taxes was $3.3 million in the first half of 1999 compared to $1.9 million in the first half of 1998 due to the increased sales. Income before income taxes from paving products decreased to $0.5 million in the first half of 1999 from $0.9 million in the first half of 1998 due to increases in personnel made in anticipation of the growth of the business as a result of TEA-21. Income before income taxes from masonry products was $0.1 million in the first half of 1999 compared to ($0.5) million in the first half of 1998 due to higher net sales and the shift to higher gross margin engineered products. Corporate expenses decreased to $2.1 million from $2.5 million primarily due to the non-recurring pension gain, partially offset by the full six month effect of 1998 personnel additions. Elimination of profit on intersegment sales was $2.4 million in the first half of 1999 as compared to $2.2 million in the first half of 1998.

     Net Income

     The effective tax rate remained flat at 45.0% in the first half of 1999 compared to the first half of 1998. Net income for the first half of 1999 was $4.9 million, or $0.83 per basic and $0.79 per diluted share, compared to $2.7 million, or $0.47 per basic and $0.45 per diluted share, in the first half of 1998. Without the pension gain, net income per diluted share in the first half of 1999 was $0.72, a 60% increase from the first half of 1998.

                           COMPARISON OF YEARS ENDED
                           DECEMBER 31, 1998 AND 1997

     Net Sales

     Our 1998 net sales were a record $282.8 million, a 69.0% increase from $167.4 million in 1997 and a 12.1% increase from pro forma 1997 sales of $252.3 million as if Symons had been acquired on January 1, 1997.

     The following table summarizes our net sales by segment for the periods indicated:

                                     YEARS ENDED DECEMBER 31,
                              --------------------------------------
                                    1998                 1997
                              -----------------    -----------------
                                          (IN THOUSANDS)
                                NET                  NET                   %
                               SALES        %       SALES        %       CHANGE
                              --------    -----    --------    -----    --------
Concrete accessories........  $131,467     46.4%   $ 92,251     55.1%     42.5%
Concrete forming systems....   104,711     37.0      21,066     12.6     397.1
Paving products.............    30,967     11.0      29,177     17.4       6.1
Masonry products............    24,292      8.6      24,918     14.9      (2.5)
Intersegment eliminations...    (8,588)    (3.0)         --       --        --
                              --------    -----    --------    -----
     Net sales..............  $282,849    100.0%   $167,412    100.0%     69.0%
                              ========    =====    ========    =====

     Concrete accessories' net sales increased by 42.5% from $92.2 million in 1997 to $131.4 million in 1998, due to a full year's net sales resulting primarily from the Richmond Screw Anchor division of Symons. Concrete forming systems net sales increased from $21.1 million in 1997 to $104.7 million in 1998 due to a full year's net sales resulting from the acquisition of Symons. Net sales of paving products increased by 6.1% to $31.0 million in 1998 from $29.2 million in 1997 due to increased market gains. Net sales of masonry accessories decreased to $24.3 million in 1998 from $24.9 million in 1997, due to a high level of competition in the hot dipped and mill galvanized masonry wall reinforcement product markets, which was somewhat offset by a shift to higher margin, lower volume engineered products.

     Gross Profit

     Gross profit for 1998 was $105.8 million, an 87.6% increase over $56.4 million for 1997. Gross margin was 37.4% in 1998 compared to 33.7% in 1997. Gross margin increased primarily due to the inclusion of the Symons business for a full year as concrete forming systems have higher gross margins, primarily due to rental revenues, than our other product lines.

     Operating Expenses

     Our SG&A expenses increased from $38.6 million in 1997 to $75.9 million in 1998. The increase is due to a full year of expenses resulting from the acquisition of Symons. SG&A expenses increased as a percent of sales from 23.1% in 1997 to 26.9% in 1998, due to concrete forming systems having a higher percentage of SG&A expenses to net sales than our other operating segments.

This reflects the additional distribution costs associated with the management of the rental equipment fleet.

     Interest Expense

     Interest expense increased to $11.7 million in 1998 from $5.6 million in 1997 due primarily to the full year effect of higher debt resulting from the Symons acquisition, and to a lesser extent, higher capital expenditures.
     Income Before Income Taxes
     Income before income taxes in 1998 increased 49.8% to a record $18.3 million from $12.2 million in 1997, and was comprised of the following:

                                                               YEARS ENDED
                                                               DECEMBER 31,
                                                            ------------------
                                                             1998       1997
                                                            -------    -------
                                                              (IN THOUSANDS)
Concrete accessories......................................  $19,387    $13,723
Concrete forming systems..................................    6,133        364
Paving products...........................................    1,677      1,377
Masonry products..........................................      487          5
Intersegment eliminations.................................   (4,153)        --
Corporate.................................................   (5,211)    (3,239)
                                                            -------    -------
Income before income taxes................................  $18,320    $12,230
                                                            =======    =======

     Concrete accessories' income before income taxes of $19.4 million in 1998 increased 41.3% from $13.7 million due primarily to the increase in concrete accessories' net sales. Concrete forming systems' income before income taxes of $6.1 million in 1998 increased from $0.4 million in 1997 due primarily to the full year effect of the acquisition of Symons. Income before income taxes from paving products increased to $1.7 million, or 5.5% of net sales, in 1998 from $1.4 million, or 4.8% of net sales in 1997 due to higher net sales. Income before income taxes from masonry products was $0.5 million in 1998 compared to virtually breakeven in 1997, despite the decrease in net sales, due to a shift to higher margin, lower volume engineered products. Corporate expenses increased to $5.2 million from $3.2 million primarily due to the addition of personnel in the finance, treasury, tax, purchasing, logistics and corporate development functions. Elimination of profit on intersegment sales was $4.2 million in 1998.

     Net Income

     Our effective tax rate in 1998 was 45.0%, or $8.2 million, compared to a rate of 43.1%, or $5.3 million, in 1997. Nondeductible goodwill amortization and state and local taxes caused our effective tax rate to exceed federal statutory levels. Net income increased $3.2 million to $10.1 million in 1998 from $6.9 million in 1997 due to the factors described above.

                           COMPARISON OF YEARS ENDED
                           DECEMBER 31, 1997 AND 1996

     Net Sales

     Our 1997 net sales reached a record of $167.4 million, a 34.5% increase from $124.5 million in 1996.

The following table summarizes our net sales by segment for the periods indicated:

                                     YEARS ENDED DECEMBER 31,
                              --------------------------------------
                                    1997                 1996
                              -----------------    -----------------
                                          (IN THOUSANDS)
                                NET                  NET                   %
                               SALES        %       SALES        %       CHANGE
                              --------    -----    --------    -----    --------
Concrete accessories........  $ 92,251     55.1%   $ 76,637     61.6%     20.4%
Concrete forming systems....    21,066     12.6          --       --        --
Paving products.............    29,177     17.4      21,930     17.6      33.0
Masonry products............    24,918     14.9      25,919     20.8      (3.9)
                              --------    -----    --------    -----
     Net sales..............  $167,412    100.0%   $124,486    100.0%     34.5%
                              ========    =====    ========    =====

     Concrete accessories net sales increased by 20.4% from $76.7 million in 1996 to $92.2 million in 1997, due to the addition of the Richmond Screw Anchor division of Symons for three months, which contributed 38.0% of the increase. Additionally, strong heavy construction activity in the U.S. and new product sales of concrete accessories also contributed to the increased net sales. Net sales of paving products increased by 33.0% to $29.2 million in 1997 from $21.9 million in 1996 due to the acquisition of Ironco, a full year's net sales resulting from the acquisition of Steel Structures, and an increased presence in the market place. Net sales of masonry accessories were $24.9 million for 1997 versus $25.9 million in 1996. Competition continued at a high level in the hot dipped and mill galvanized masonry wall reinforcement product markets. Concrete forming systems net sales were $21.1 million in 1997 as a result of the acquisition of Symons at the beginning of the fourth quarter of 1997.

     Gross Profit

     Gross profit for 1997 was $56.4 million, a 46.5% increase over $38.5 million for 1996. Gross margin was 33.7% in 1997 compared to 30.9% in 1996. The gross margin increased primarily as a result of the inclusion of the sales of Symons in the fourth quarter, as concrete forming systems have higher gross margins, primarily due to rental revenues, than our other product lines. The increase in gross profit dollars is attributable to the fourth quarter contribution of Symons, and, to a lesser extent, improved selling prices and a shift in sales mix in favor of higher margin products in our concrete accessories business. Continued investments in fixed assets also added to gross margin in 1997 by allowing us to reduce our manufacturing costs. We also continued our focus on cost improvement programs.

     Operating Expenses

     SG&A expenses increased $13.2 million, or 52.2%, from $25.4 million in 1996 to $38.6 million in 1997. Approximately 70% of the increase resulted from the acquisition of Symons. SG&A expenses also were up due to the acquisition of Ironco, management personnel relocations, and integration costs from the Symons acquisition. SG&A expenses were up as a percent of sales from 20.4% in 1996 to 23.1% in 1997, due to concrete forming systems having a higher percentage of SG&A expenses to net sales than our other businesses.

     Interest Expense

     Interest expense increased 15.1% to $5.6 million in 1997 from $4.8 million in 1996 due to higher debt resulting from the Symons acquisition. Additionally, deferred financing costs of

$0.3 million related to the previous credit facility were expensed. The lower average debt outstanding in the first three quarters of 1997 and the lower interest rates obtained in the June 1996 debt restructuring were offset by the increased long-term debt for the Symons acquisition.

     Income Before Income Taxes

     Income before income taxes in 1997 increased 50.0% to $12.2 million from $8.2 million in 1996, and was comprised of the following:

                                                                YEARS ENDED
                                                               DECEMBER 31,
                                                             -----------------
                                                              1997       1996
                                                             -------    ------
                                                              (IN THOUSANDS)
Concrete accessories.......................................  $13,723    $9,477
Concrete forming systems...................................      364        --
Paving products............................................    1,377       906
Masonry products...........................................        5       601
Corporate..................................................   (3,239)   (2,830)
                                                             -------    ------
Income before income taxes.................................  $12,230    $8,154
                                                             =======    ======

     Concrete accessories' income before income taxes of $13.7 million in 1997 increased 44.8% from $9.5 million due primarily to the increase in concrete accessories net sales. Concrete forming systems' income before income taxes was $0.4 million for the three months following the acquisition of Symons. Income before income taxes in 1997 from paving products increased to $1.4 million, or 4.8% of net sales, from $0.9 million, or 4.1% of net sales, in 1996 due to the increase in net sales. Income before income taxes from masonry products was virtually breakeven in 1997 compared to income before income taxes of $0.6 million in 1996 due to the decrease in net sales. Corporate expenses increased to $3.2 million in 1997 from $2.8 million in 1996 due to the hiring of an additional financial officer in December 1996 and the full year effect of directors and officers insurance and other expenses related to being a public company.

     Net Income

     The effective tax rate in 1997 was 43.1%, or $5.3 million, compared to a rate of 43.4%, or $3.5 million, in 1996. Nondeductible goodwill amortization and state and local taxes caused our effective tax rate to exceed federal statutory levels.

     As described in Note 4 to our consolidated financial statements, we prepaid certain indebtedness in June 1996 that resulted in an extraordinary charge of $2.3 million. Net income increased $4.7 million to $7.0 million in 1997 from $2.3 million in 1996 due to the factors described above.

                        LIQUIDITY AND CAPITAL RESOURCES

     Our key statistics for measuring liquidity and capital resources are net cash provided by operating activities, capital expenditures, debt to total capitalization ratio, amounts available under our revolving credit facility and cash gap. We define cash gap as the number of days our accounts receivable are outstanding plus the number of days of inventory we have, less the number of days our accounts payable are outstanding.

     Our capital requirements relate primarily to capital expenditures, debt service and the cost of acquisitions. Historically, our primary sources of financing have been cash generated from operations, borrowings under our revolving credit facility and the issuance of long-term debt and equity.

     Net cash provided by operating activities for 1998 was $19.6 million. Sources of operating cash flow for 1998 were comprised of:

     - $10.1 million in net income;

     - $6.6 million in non-cash reductions of net income; and

     - $2.9 million of working capital changes.

     This cash was used for:

     - net capital expenditures of $12.9 million;

     - acquisitions of $1.8 million; and

     - repayment of long-term debt of
       $4.3 million.

     Capital expenditures in 1998 included net additions to the rental equipment fleet of $6.8 million to support the growth of our concrete forming systems division and, to a lesser extent, our concrete accessories division, as well as property, plant and equipment additions of $7.2 million as we continued to focus on cost improvement programs. Proceeds from sales of property, plant and equipment of $1.1 million related to the sales of duplicate facilities as a result of the acquisition of Symons. We anticipate that our net capital expenditures in each of 1999 and 2000 will be comparable to 1998.

     At July 2, 1999, our working capital was $62.2 million, compared to $44.7 million at December 31, 1998. The growth in our working capital is primarily attributable to seasonal growth as the summer construction season begins.

     At July 2, 1999, all of our $50.0 million revolving credit facility was available, of which $32.6 million was outstanding. The aggregate outstanding amount of the term loans under our credit agreement at July 2, 1999 was $100.0 million. We also had other long-term debt, consisting of a $5.0 million note we owed to one of the former stockholders of Symons and $200,000 we owed to the City of Parsons, Kansas. At July 2, 1999, we had a total of $137.7 million of long-term debt outstanding, of which $32,000 was current. Our debt to total capitalization ratio increased to 63.2% as of July 2, 1999 from 61.3% as of December 31, 1998 due to our purchase of the Cempro business and due to the normal seasonal increase in our long-term debt.

     For 1998, our average net cash gap days were 79, as compared to 70 for 1997, due to the effects of the acquisition of Symons, which has higher average cash gap days.

     We believe our liquidity, capital resources and cash flows from operations are sufficient, in the absence of additional acquisitions, to fund the capital expenditures we have planned and our working capital and debt service requirements.

     We intend to fund future acquisitions with cash, securities or a combination of cash and securities. To the extent we use cash for all or part of any future acquisitions, we expect to raise the cash primarily from our business operations, from borrowings under our credit agreement or, if feasible and attractive, by issuing long-term debt or selling additional common shares.

                                  SEASONALITY

     Our operations are seasonal with approximately 60% of our sales historically occurring in the second and third quarters of the year. Our working capital and borrowings fluctuate with the volume of our sales. Historically, more than 50% of our annual cash flow from operations is generated in the fourth quarter.

                                   INFLATION

     We do not believe inflation has had a significant impact on our operations over the past two years. In the past, we have been able to pass along all or a portion of increases in the price of steel (our principal raw material). We may not be able to pass on steel price increases in the future.

                                   YEAR 2000

     Certain software and hardware systems are date sensitive. Older date sensitive systems often use a two digit dating convention ("00" rather than "2000") that could result in system failure and disruption of operations as the year 2000 approaches. This is referred to as the "Year 2000" issue. The Year 2000 issue will impact us, our suppliers, our customers and others with whom we transact business.

     We have a Year 2000 compliance team. This team is reviewing substantially all hardware and software systems we use, the products we sell and significant suppliers and others with whom we transact business. We have established projects to address all significant Year 2000 issues that we have identified in our review. The Year 2000 team reports regularly to our senior management on the progress of significant Year 2000 projects. Our senior management reports to the Board of Directors concerning our progress with Year 2000 projects.

     Our compliance review has involved testing of our hardware and software systems, including non-information technology systems such as telephones and Computer Numerically Controlled machines. We have determined that we need to replace or modify some of our software and hardware systems, and we are in the process of replacing or upgrading the systems which we have identified as having Year 2000 issues.

     We believe that we have no material exposure to contingencies related to Year 2000 issues concerning our products since almost none of our products contain time sensitive hardware or software systems.

     We have initiated communications with our significant suppliers, customers and others to identify and minimize the possibility of disruptions to our operations and to assist in resolving Year 2000 issues. We have given particular attention to those suppliers who may be our only source for certain products or components. Approximately 85% of the parties we have contacted have responded indicating their Year 2000 readiness. We are diligently attempting to obtain responses from the remaining parties who have not responded and to clarify the readiness of those parties whose responses were not clear. Nevertheless, there can be no certainty that the systems and products of other parties on whom we rely will be Year 2000 compliant. We also have given particular attention to our customers and their ability to communicate orders and pay for goods received.

     Our estimates of our Year 2000 costs are based on numerous assumptions, and our actual costs could be greater than our estimates. A few of the specific factors that might cause such differences are the continuing availability of personnel trained in this area, our ability to identify and correct all relevant software and hardware systems on a timely basis and the success of our suppliers in addressing their own Year 2000 issues. To date, we have incurred $862,000 in costs, of which $782,000 was capitalized and $80,000 was expensed. These costs were to replace existing hardware and third party software and professional fees for external assistance. We estimate that our future cost to resolve remaining Year 2000 issues is approximately $58,000, of which we expect $48,000 to be capitalized and $10,000 to be expensed. These costs are to replace or upgrade existing hardware and third party software, including professional fees for external assistance.

     We believe that we are diligently addressing the Year 2000 issues and that we will satisfactorily resolve all significant internal Year 2000 problems. We successfully completed tests of our integrated systems in the fourth quarter of 1998 and the second quarter of 1999. We completed substantially all of our major Year 2000 projects by the end of the second quarter of 1999. We will continue to focus internal resources on ongoing contingency planning throughout the balance of 1999.

     We believe that the most reasonably likely worst case scenario for us would be related to the lack of success of third party vendors in addressing their own Year 2000 issues, particularly suppliers who are our only source, such as local electricity providers. If one of our facilities is unable to manufacture products due to a lack of electricity, our contingency plans include the transfer of production orders to other facilities. We believe that the impact on us would not be significant due to the seasonal capacity that we have in January.

                      RECENTLY ISSUED ACCOUNTING STANDARDS

     In July 1997, the FASB issued Statement No. 131, "Disclosures About Segments of an Enterprise and Related Information." Statement 131 introduced a new model for segment reporting, called the "management approach." The management approach is based on the way that the chief operating decision maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure -- any manner in which management disaggregates a company. The management approach replaces the notion of industry and geographic segments in current FASB standards. We adopted SFAS 131 for our 1998 financial statements. See Note 9 to our consolidated financial statements.

     In February 1998, the FASB issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" Statement 132 amends the disclosures required for pensions and other postretirement benefits. We have adopted Statement No. 132. See Note 7 to our consolidated financial statements and "Quantita-tive and Qualitative Disclosures About Market Risk" below.

     In June 1998, the FASB issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires companies to recognize all derivative contracts at their fair values, as either assets or liabilities on the balance sheet. Our only derivatives are our interest rate swap agreements. Changes in the fair value of the swaps would be recorded each period as an adjustment to interest expense. We do not expect the adoption of SFAS No. 133 to have a material impact on the consolidated statements of income. In June 1999, the FASB issued Statement No. 137, which amended SFAS No. 133 such that the effective date of adoption will be for all fiscal quarters beginning after June 15, 2000. We do not intend to adopt SFAS No. 133 prior to its effective date.

                    QUANTITATIVE AND QUALITATIVE DISCLOSURES
                               ABOUT MARKET RISK

     As of July 2, 1999, we had financial instruments which were sensitive to changes in interest rates. These financial instruments consisted of:

     - $50.0 million revolving credit facility, of which $32.6 million was outstanding;

     - $100.0 million term loan;

     - $5.2 million in other fixed-rate, long-term debt; and

     - variable-to-fixed interest rate swaps on $50.0 million of the term loan.

     Our revolving credit facility terminates in 2002 and has several interest rate options which re-price on a short-term basis. Accordingly, the fair value of the revolving credit facility as of July 2, 1999 approximated its $32.6 million face value. The weighted average interest rate at July 2, 1999 was 6.6%.

     Our $100.0 million term loan is due in 2005. The term loan permits us to choose from various interest rate options which re-price on a short-term basis. Accordingly, the fair value of the term loan as of July 2, 1999 approximated its face value. The term loan had a weighted average interest rate of 8.4% at July 2, 1999.

     Our other long-term debt at July 2, 1999 consisted of a $5.0 million, 10.5% note payable due in 2004 with an estimated fair value of $5.5 million and a $0.2 million, 7.0% loan due in installments of $31,500 per year with an estimated fair value as of July 2, 1999 of $0.2 million.

     We have two interest rate swap agreements on a total of $50.0 million of our term loan that fixed the LIBOR-based component of the interest rate formula (as required by our credit agreement). The swaps have a fixed 90-day LIBOR component of 6.3% and expire on November 1, 2000. The 90-day LIBOR as of July 2, 1999 was 5.3%. These swaps are contracts to exchange floating rate for fixed rate interest payments without the exchange of underlying amounts. The estimated fair value of the interest rate swaps as of July 2, 1999 was a liability of $0.5 million.

     In the ordinary course of our business, we also are exposed to price changes in raw materials (particularly steel rod) and products purchased for resale. The prices of these items can change significantly due to changes in the markets in which our suppliers operate. We generally do not, however, use financial instruments to manage our domestic or international exposure to changes in commodity prices.

                                    BUSINESS

                                    OVERVIEW

     We believe we are the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and of metal accessories used in masonry construction. Our products are used primarily in non-residential and infrastructure construction projects. We have four principal operating divisions, which are organized around the following product lines:

     - Concrete Accessories (Dayton/Richmond(R))

     - Concrete Forming Systems (Symons(R))

     - Paving Products (American Highway Technology(R))

     - Masonry Products (Dur-O-Wal(R))

     Collectively, we sell over 18,000 discrete products under a number of brand names that are well recognized in the construction industry.

                               BUSINESS STRENGTHS

     We believe we have the following competitive advantages:

     Industry Leader. We believe we are the leading North American provider of concrete wall forming accessories, concrete wall tilt-up braces, concrete forming systems, concrete paving load transfer devices and masonry wall reinforcement products. We believe this market share leadership allows us to attract and maintain customers who prefer to deal with a "one-stop" supplier. In addition, our size allows us to achieve purchasing economies and also allows us to distribute acquired product lines efficiently and effectively.

     Leadership in Manufacturing Efficiency. We design and build or customize much of the equipment we use to manufacture our products. These proprietary designs would be difficult for a competitor to duplicate cost effectively. By developing our own automatic, high-speed manufacturing equipment, we believe we generally have achieved significantly greater productivity, lower capital equipment costs, lower scrap rates, higher product quality, faster changeover times and lower inventory levels than most of our competitors.

     Extensive Distribution System. We believe our distribution system is one of the largest in our industry. We operate a network of 58 service/distribution centers in the United States and Canada, ten of which also are manufacturing plants. We serve over 4,000 independent distributors, as well as brokers, rebar fabricators, precast concrete manufacturers, brick and concrete block manufacturers, general contractors, subcontractors and metal fabricators. We also rent forming systems and tilt-up bracing to contractors through rental centers and distributors nationwide. This extensive network allows us to provide our products to every major geographic construction market within the continental United States.

     Experienced Management Team. Our management team is one of the most experienced in the concrete and masonry accessories businesses. Our executive officers average approximately 20 years of experience in these industries. Our management team has demonstrated its ability to succeed in each of our business lines. The senior management team has a strong record of integrating acquisitions into the organization profitability and efficiently, while realizing targeted synergies on schedule.

                                    STRATEGY

     Our principal business objective is to achieve profitable growth through a combination of acquisitions and internal operating initiatives. Key elements of our strategy to achieve our principal business objective are outlined below:

     Complete Additional Strategic Acquisitions. We compete in a highly fragmented market that provides numerous potential acquisition opportunities. Since the beginning of 1994, we have successfully completed and integrated eleven strategic acquisitions. We seek additional acquisitions that leverage our significant economies of scale and manufacturing and distribution expertise. Most of our acquisition targets are small, privately held producers of one or two product lines for a single geographic market. In addition, we pursue larger stand-alone acquisitions in markets that we do not yet serve, but that represent complementary product line extensions.

     Continue Product Innovation. We have a long and successful history of innovation and continue to focus significant resources on new product development. We have benefited from the ability of our engineers and manufacturing and marketing managers to develop innovative, leading-edge products and to successfully introduce them to the market. For example, we recently introduced a post tensioning system for concrete block walls, as well as a unique wall bracing system for our masonry business.

     Continue Efficient Manufacturing and Continuous Improvement Programs. We continue to implement strategic initiatives designed to reduce manufacturing costs and improve product quality. To improve our efficiency, we design and build or customize much of our high-volume, automated manufacturing equipment. To develop this proprietary equipment, we employ a team of experienced manufacturing engineers and tool and die makers. Since the beginning of 1994, we have made over $20 million in capital expenditures, primarily to increase factory efficiency and upgrade computer systems.

     Leverage Our Extensive Distribution System. We use our distribution system to sell products manufactured by third parties, which enables us to increase our sales without making significant capital investments. In addition, we leverage our extensive distribution system by purchasing and licensing new product lines, and developing new products internally, that can be sold through our distribution system. For example, our concrete forming systems division currently is testing two European forming systems for possible introduction into the United States and our concrete accessories division has negotiated an exclusive domestic distribution arrangement for a new rebar splicing system developed in the Far East.

Encourage Decentralized and Entrepreneurial Management. We encourage an entrepreneurial spirit at each of our divisions. We believe utilizing the capabilities, customer relationships and market knowledge of our managers is essential to realizing our growth objectives. We provide managers a high degree of autonomy in achieving their objectives and we effectively utilize the managerial talent gained through acquisitions.

                                    INDUSTRY

     The construction industry is comprised of three major segments:

     - non-residential building projects, such as institutional buildings, retail sites, commercial offices and manufacturing facilities;

     - infrastructure projects, such as highways, bridges, utilities, water and waste treatment facilities and airport runways; and

     - residential building projects, comprised of single- and multi-family residential units and improvements.

     Our products are used primarily in non-residential and infrastructure construction and to a limited extent in multi-family residential construction. As a result, we have limited exposure to the single-family construction market. Historically, based upon the dollar volume of contracts awarded for new construction starts, infrastructure, non-residential building and multi-family residential construction, taken together, have been less cyclical than single family residential construction.

     Non-residential Building Construction. Non-residential building construction includes institutional buildings (such as government buildings, schools and hospitals), retail sites, commercial offices and manufacturing facilities. The institutional construction segment is less cyclical than the commercial and manufacturing segment because the funding sources for institutional projects are somewhat independent of the general economy. Moreover, we believe the effect of a future economic downturn on the commercial sector has been mitigated to some extent as a result of the significant decline in commercial vacancy rates.

     Infrastructure Construction. This segment of the construction industry is comprised of construction of highways, bridges, utilities, water and waste treatment facilities and airport runways. Compared to other segments of the construction industry, infrastructure construction is less dependent on general economic conditions, as funding for infrastructure projects often comes from federal, state and local taxes, user taxes, gasoline taxes and bond issues. In certain instances, infrastructure spending has increased notwithstanding a soft economy, as local and federal govern-ments attempted to offset recessionary trends. In addition, we believe that the May 1998 passage of The Transportation Equity Act for the 21st Century, known as "TEA-21," the largest federal public works legislation in U.S. history, will have a positive impact on the infrastructure construction segment. TEA-21 authorizes $217 billion in spending for surface transportation through the year 2003 and represents a 40% increase over the 1991 Intermodal Surface Transportation Act, which was known as "ISTEA." Approximately $174 billion of the $217 billion has been allocated to highway and bridge programs.

                                  ACQUISITIONS

     We believe we have been successful at implementing our acquisition strategy, having completed and integrated eleven acquisitions since the beginning of 1994. Although the majority of these acquisitions were small add-on acquisitions, two of them represented large stand-alone acquisitions that provided us with access to new markets:

     - Our 1995 acquisition of Dur-O-Wal, for which we paid $23.6 million, established us as a leader in the masonry accessories market; and

     - Our 1997 acquisition of Symons, for which we paid $85.0 million (subject to adjustment), established us as a leader in the prefabricated concrete forming equipment market.

     The following table summarizes the acquisitions that we have made since the beginning of 1994 in chronological order:

                                                                     PURCHASE PRICE
YEAR          BUSINESS ACQUIRED                   DIVISION           (IN MILLIONS)
- ----    ------------------------------    ------------------------   --------------
1994    Alpha Rebar                       Paving Products                $ 0.1
1995    C&B Construction Supplies         Concrete Accessories             0.2
1995    Dur-O-Wal                         Masonry Accessories             23.6
1996    Steel Structures                  Paving Products                  5.6
1997    Ironco                            Paving Products                  1.5
1997    Baron Steel                       Concrete Accessories             0.3
1997    Symons Corporation:                                               85.0*
        Symons Division                   Concrete Forming Systems
        Richmond Screw
        Anchor Division                   Concrete Accessories
1998    Symons Concrete Forms
        (formerly   known as CAI)         Concrete Forming Systems         6.6
1998    Northwoods                        Concrete Forming Systems         0.8
1998    Secure                            Paving Products                  0.6
1999    Cempro                            Concrete Accessories             5.4

- ---------------
*Subject to adjustment

                                    PRODUCTS

     Although almost all of our products are used in concrete or masonry construction, the function and nature of the products differ widely. Most of our products are consumable, providing us with a source of recurring revenue. In addition, while our products represent a relatively small portion of a construction project's total cost, our products assist in ensuring the on-time, quality completion of those projects. We continually attempt to increase the number of products we offer by using engineers and product development teams to introduce new products and refine existing products.

     Concrete Accessories. Our concrete accessories division manufactures and sells concrete accessories primarily under the Dayton/
Richmond(R) brand name. Net sales of our concrete accessories division to external customers accounted for $128.1 million, or approximately 45%, of our total 1998 net sales.

     Concrete accessories include:

     - Wall-forming products such as shaped metal ties and accessories that are used with modular forms to hold concrete in place when walls are poured at a construction site or are prefabricated off site. These products, which generally are not reusable, are made of wire or plastic or a combination of both materials. We generally manufacture these products on customized high-speed automatic equipment.

     - Bridge deck products are metal assemblies of varying designs used to support the formwork used by contractors in the construction and rehabilitation of bridges.

     - Bar supports are non-structural metal or plastic supports used to position rebar within a horizontal slab or form to be filled with concrete. Bar supports are often plastic or epoxy coated, galvanized or equipped with plastic tips to prevent creating a conduit for corrosion of the embedded rebar.

     - Precast and prestressed concrete construction products are metal assemblies of varying designs used in the manufacture of precast concrete panels and prestressed concrete beams and structural members. Precast concrete panels and prestressed concrete beams are fabricated away from the construction site and transported to the site. Precast concrete panels are used in the construction of prisons, freeway sound barrier walls, external building facades and other similar applications. Prestressed concrete beams use multiple strands of steel under tension embedded in concrete beams to provide rigidity and bearing strength, and often are used in the construction of bridges, parking garages and other applications where long, unsupported spans are required.

     - Tilt-up construction products include a complete line of inserts, lifting hardware and adjustable beams used in the tilt-up method of construction, in which the concrete floor slab is used as part of a form for casting the walls of a building. After the cast walls have hardened on the floor slab, a crane is used to "tilt-up" the walls, which then are braced in place until they are secured to the rest of the structure. Tilt-up construction generally is considered to be a faster method of constructing low-rise buildings than conventional poured-in-place concrete construction. Some of our tilt-up construction products can be rented as well as sold.

     - Formliner products include plastic and elastomeric products that adhere to the inside face of forms to provide shape to the surface of the concrete.

     - Our concrete accessories division also sells a broad spectrum of chemical products used in concrete construction, including form release agents, bond breakers, curing compounds, liquid hardeners, sealers, water repellents, bonding agents, grouts and epoxies, and other chemicals used in the pouring and placement of concrete.

     Concrete Forming Systems. Our concrete forming systems division manufactures, sells and rents reusable modular concrete forming systems primarily under the Symons(R) name. These products include standard and specialty concrete forming systems, shoring systems and accessory products. To capitalize on the durability and relatively high unit cost of prefabricated forming equipment, we also rent forming products. Net revenues of our concrete forming systems division to external customers accounted for $99.5 million, or approximately 35%, of our total 1998 net sales.

     - Concrete forming systems are reusable, highly-engineered modular forms which hold liquid concrete in place on concrete construction jobs while it cures. Standard forming systems are made of steel and plywood and are sold or rented for use in the creation of concrete walls and columns. Specialty forming systems consist primarily of steel forms that are designed to meet architects' specific needs for concrete placements.

     - Shoring systems include aluminum beams and joists, post shores and shoring frames used to support deck and other raised forms while concrete is being poured.

     - Construction chemicals sold by the concrete forming systems division include form release agents, sealers, water repellents, grouts and epoxies and other chemicals used in the pouring, stamping and placement of concrete.

     Paving Products. Our paving products division sells products, primarily consisting of welded dowel assemblies and dowel baskets, used in the construction and rehabilitation of roads, highways and airport runways to extend the life of the pavement. The division sells paving products primarily under the American Highway Technology(R) name, but we also offer some paving products under the Dayton/Richmond(R) name. We manufacture welded dowel assemblies primarily using automated and semi-automated equipment. Net sales of paving products accounted for $31.0 million, or approximately 11%, of our total 1998 net sales.

     - Welded dowel assemblies and dowel baskets are used to transfer dynamic loads between two adjacent slabs of concrete roadway. Metal dowels which are part of a dowel basket design are imbedded in two adjacent slabs to transfer the weight of vehicles as they move over a road.

     - We provide corrosive-preventing epoxy coatings for infrastructure construction products and a wide range of industrial and construction uses.

     - Our paving products division also sells construction chemicals specific to concrete road construction, primarily curing compounds.

     Masonry Products. Our masonry products division manufactures and sells masonry products under the Dur-O-Wal(R) name. Our masonry product line consists primarily of masonry wall reinforcement products, masonry anchors, engineered products and other accessories used in masonry construction and restoration to reinforce brick and concrete walls, anchor inner to outer walls and provide avenues for water to escape. Net sales of masonry products accounted for approximately $24.3 million, or approximately 9%, of our total 1998 net sales.

     - Masonry products are wire products that improve the performance and longevity of masonry walls by providing crack control, greater elasticity and higher strength to withstand seismic shocks and better resistance to rain penetration.

     - We have the in-house ability to produce hot-dipped zinc galvanized finishes on masonry wall reinforcement products. Hot-dipped galvanized finishes are considered to provide superior protection against corrosion compared to alternative finishes. In recent years, model building codes in a number of regions of the country in which masonry construction is used have been amended to require use of hot-dipped galvanized masonry wall reinforcement products.

     - We also sell other masonry products which connect one form of masonry to another or masonry to the building structure and that are used in the restoration of existing masonry construction, for seismic retrofitting of existing brick veneer surfaces to strengthen the surfaces against earthquake damage and for moisture control applications.

                                  DISTRIBUTION

     We distribute our products through a network of 58 service/distribution centers located in the United States and Canada. Ten of the service/distribution centers are associated with our manufacturing plants. Of these 58 locations, 20 are dedicated principally to the distribution of concrete accessories, 31 are dedicated principally to the distribution of forming systems, three are dedicated primarily to the distribution of paving products, four are dedicated principally to the distribution of masonry products and some locations carry more than one of our product lines. We ship most of our products to our service/distribution centers from our manufacturing plants; however, a majority of our centers also are able to produce smaller batches of some products on an as-needed basis to fill rush orders.

     We have an on-line inventory tracking system for the concrete accessories, paving products and construction chemicals businesses, which enables our customer service representatives to identify, reserve and ship inventory quickly from any of our locations in response to telephone orders.

Our system provides us with a competitive advantage since our service representatives are able to answer customer questions about availability and shipping dates while still on the telephone. We primarily use third-party common carriers to ship our products.

     We also use our distribution system to sell products which are manufactured by others. These products usually are sold under our brand names, and often are produced for us on an exclusive basis. Sales of these products allow us to utilize our distribution network to increase sales without making significant capital investments.

                                   CUSTOMERS

     We have over 4,000 customers, over 75% of which purchase our products for resale. Our customer base is geographically diverse, with no customer accounting for more than 5% of net sales in 1998 and with our ten largest customers accounting for less than 17% of our net sales. Customers who purchase our products for resale generally do not sell our products exclusively.

     Concrete Accessories. Our concrete accessories division has approximately 2,350 customers, consisting of distributors, rebar fabricators and precast and prestressed concrete manufacturers. We estimate that approximately 90% of the customers of this division purchase our products for resale. The largest customer of the division accounted for approximately 3% of the division's 1998 net sales, and the division's top ten customers accounted for less than 20% of its 1998 net sales.

     Our concrete accessories division has instituted a certified dealer program for those dealers who handle our tilt-up construction products. This program was established to educate dealers in the proper use of our tilt-up products and to assist them in providing engineering assistance to their customers. Certified dealers are not permitted to carry other manufacturers' tilt-up products, which we believe are incompatible with ours and, for that reason, could be unsafe if used with our products. The division currently has 77 certified tilt-up construction product dealers.

     Concrete Forming Systems. Our concrete forming systems division has approximately 2,500 customers, consisting of distributors, precast and prestressed concrete manufacturers, general contractors and subcontractors. We estimate that approximately 90% of the customers of this division are the end-users of its products, while approximately 10% of those customers purchase its products for resale or re-rent. This division's largest customer accounted for approximately 6% of the division's 1998 net sales, and its ten largest customers accounted for approximately 25% of its 1998 net sales.

     Paving Products. Our paving products division has approximately 150 customers, consisting primarily of distributors of construction supplies, and, to a lesser extent, general contractors and subcontractors. This division's largest customer accounted for approximately 15% of the division's 1998 net sales, and its ten largest customers accounted for approximately 80% of its 1998 net sales.

     Masonry Products. Our masonry products division has approximately 1,600 customers consisting of distributors, brick and concrete block manufacturers, general contractors and sub-contractors. We estimate that approximately 90% of the division's customers purchase its products for resale. The masonry products division's largest customer accounted for approximately 5% of its 1998 net sales, and its ten largest customers accounted for approximately 23% of its 1998 net sales.

                              SALES AND MARKETING

     We employ approximately 400 sales and marketing personnel, of whom approximately one-half are salesmen and one-half are customer service representatives. Sales and marketing personnel are located in all of our locations. We produce product catalogs and promotional materials that illustrate certain construction techniques in which our products can be used to solve typical construction problems. We promote our products through seminars and other customer education efforts and work directly with architects and engineers to secure the use of our products whenever possible.

     We consider our engineers to be an integral part of the sales and marketing effort. Our engineers have developed proprietary software applications to conduct extensive pre-testing on both new products and construction projects.

                                 MANUFACTURING

     We manufacture the majority of the products we sell. Most of our concrete accessories, paving products, and masonry products are manufactured at eight principal facilities in the United States, although a majority of our service/distribution facilities also can produce smaller lots of some products. Our production volumes enable us to design and build or custom modify much of the equipment we use to manufacture these products, using a team of experienced manufacturing engineers and tool and die makers.

     By developing our own automatic high-speed manufacturing equipment, we believe we generally have achieved significantly greater productivity, lower capital equipment costs, lower scrap rates, higher product quality, faster changeover times and lower inventory levels than most of our competitors. In addition, our masonry products division's ability to "hot-dip" galvanize products provides it with an advantage over many competitors manufacturing masonry wall reinforcement products, who lack this internal capability. We also have a flexible manufacturing setup and can make the same products at several locations using short and discrete manufacturing lines.

     We manufacture our concrete forming systems at two facilities in the United States. These facilities incorporate semi-automated and automated production lines, heavy metal presses, forging equipment, stamping equipment, robotic welding machines, drills, punches, and other heavy machinery typical for this type of manufacturing operation.

     We generally operate our manufacturing facilities two shifts per day, five days per week (six days per week during peak months and, in some instances, three shifts), with the number of employees increasing or decreasing as necessary to satisfy demand on a seasonal basis.

                                 RAW MATERIALS

     Our principal raw materials are steel wire rod, steel hot rolled bar, metal stampings and flat steel, aluminum sheets and extrusions, plywood, cement and cementitious ingredients, liquid chemicals, zinc and injection-molded plastic parts. Steel, in its various forms, constitutes approximately 40-45% of our cost of sales. We currently purchase materials from over 300 vendors and are not dependent on any single vendor or small group of vendors for any significant portion of our raw material purchases.

                                  COMPETITION

     Our industry is highly competitive in most product categories and geographic regions. We compete with a relatively small number of full-line national manufacturers of concrete accessories, concrete forming systems, masonry products and paving products, and a much larger number of regional manufacturers and manufacturers with limited product lines. We believe competition in our industry is largely based on, among other things, price, quality, breadth of product lines, distribution capabilities (including quick delivery times) and customer service. Due primarily to factors such as freight rates, quick delivery times and customer preference for local suppliers, some local or regional manufacturers and suppliers may have a competitive advantage over us in a given region. We believe the size, breadth and quality of our product lines provide us with advantages of scale in both distribution and production relative to our competitors.

                             PATENTS AND TRADEMARKS

     We sell most products under the registered trade names Dayton Superior(R), Dayton/Richmond(R), Symons(R), Dur-O-Wal(R) and American Highway Technology(R), which we believe are widely recognized in the construction industry and, therefore, are important to our business. Although some of our products (and components of some products) are protected by patents, we do not believe these patents are material to our business. We have approximately 120 trademarks and 90 patents.

                                   EMPLOYEES

     As of December 31, 1998, we employed approximately 750 salaried and 1,330 hourly personnel, of whom approximately 1,000 of the hourly personnel and six of the salaried personnel are represented by labor unions. Employees at our Miamisburg, Ohio; Parsons, Kansas; Des Plaines, Illinois; New Braunfels, Texas; Tremont, Pennsylvania; St. Joseph, Missouri and Aurora, Illinois manufacturing/distribution plants and our ser-vice/distribution centers in Baltimore, Maryland; Atlanta, Georgia and Santa Fe Springs, California are covered by collective bargaining agreements. In 1998, hourly employees at our Kankakee, Illinois manufacturing/distribution plant voted to be represented by a labor union, although a contract has not yet been negotiated. We believe we have good employee and labor relations.

                                  SEASONALITY

     Our operations are seasonal in nature, with approximately 60% of our sales historically occurring in the second and third quarters. Working capital and borrowings fluctuate with sales volume. Historically, more than 50% of our cash flow from operations is generated in the fourth quarter.

                                    BACKLOG

     We typically ship most of our products, other than paving products and some specialty forming systems, within one week and often within 24 hours after we receive the order. Other product lines, including paving products and specialty forming systems, may be shipped up to six months after we receive the order, depending on our customer's needs. Accordingly, we do not maintain significant backlog, and backlog as of any particular date is not representative of our actual sales for any succeeding period.

                              PRINCIPAL PROPERTIES

     Our corporate headquarters are located in leased facilities in Dayton, Ohio. We believe our facilities provide adequate manufacturing and distribution capacity for our needs. We also believe all of the leases were entered into on market terms. Our other principal facilities are located throughout North America, as follows:

                                                                              LEASED/     SIZE
         LOCATION                      USE               PRINCIPAL DIVISION    OWNED   (# SQ. FT.)
- --------------------------  --------------------------   ------------------   -------  -----------
Des Plaines, Illinois       Manufacturing/Distribution  Concrete Forming       Owned     171,650
                            and Symons Headquarters     Systems
Miamisburg, Ohio            Manufacturing/Distribution  Concrete Accessories   Owned     126,000
                            and Dayton/Richmond
                            Headquarters
Aurora, Illinois            Manufacturing/Distribution  Masonry Products       Owned     109,000
                            and Dur-O-Wal Headquarters
Kankakee, Illinois          Manufacturing/Distribution  Paving Products       Leased     107,900
                            and American Highway
                            Technology Headquarters
Tremont, Pennsylvania       Manufacturing/Distribution  Concrete Accessories   Owned     102,650
Parsons, Kansas             Manufacturing/Distribution  Paving Products        Owned      98,250
New Braunfels, Texas        Manufacturing/Distribution  Concrete Forming       Owned      89,600
                                                        Systems
Atlanta, Georgia            Service/Distribution        Concrete Accessories  Leased      74,090
Parker, Arizona             Manufacturing/Distribution  Concrete Accessories  Leased      60,000
Birmingham, Alabama         Service/Distribution        Concrete Accessories  Leased      55,000
Centralia, Illinois         Service/Distribution        Concrete Forming       Owned      53,500
                                                        Systems
St. Joseph, Missouri        Manufacturing/Distribution  Concrete Accessories   Owned      53,342
Grand Prairie, Texas        Service/Distribution        Concrete Accessories  Leased      45,000
Seattle, Washington         Service/Distribution        Concrete Accessories  Leased      42,825
Santa Fe Springs,           Service/Distribution        Concrete Accessories  Leased      40,000
California
Toronto, Ontario            Service/Distribution        Concrete Accessories  Leased      40,000
Oregon, Illinois            Service/Distribution        Concrete Accessories   Owned      39,000
Helena, Alabama             Manufacturing/Distribution  Paving Products       Leased      32,000
Folcroft, Pennsylvania      Service/Distribution        Concrete Accessories   Owned      32,000
Baltimore, Maryland         Service/Distribution        Masonry Products       Owned      30,000

                               LEGAL PROCEEDINGS

     Our Symons subsidiary currently is a defendant involved in a civil suit brought by EFCO Corp., a competitor of Symons in one portion of its business, in 1996 in the United States District Court for the Southern District of Iowa (Case No. 4-96-CV-80552). EFCO Corp. alleged that Symons engaged in false advertising, misappropriation of trade secrets, intentional interference with contractual relations, and certain other activities. After a jury trial, preliminary damages of approximately $14 million were awarded against Symons in January 1999. In ruling on post-trial motions in April 1999, the district court judge dismissed EFCO's claim of intentional interference with contractual relations but increased the damages awarded to EFCO by $100,000.

     We believe Symons has grounds for a successful appeal and we remain committed to vigorously pursuing our appellate rights. A successful appeal could overturn the judgment against Symons or result in a new trial. Symons' liability, if any, cannot finally be determined until such time as all rights of the parties have been exhausted or have expired by lapse of time. We consider the outcome of this litigation to be not estimable and, accordingly, we have not recorded any liability for the resolution of this suit. In the event Symons is unsuccessful in its appeal, it could have a material adverse effect on us.

     Our businesses are subject to regulation under various and changing federal, state and local laws and regulations relating to the environment and to employee safety and health. These environmental laws and regulations govern the generation, storage, transportation, disposal and emission of various substances. Permits are required for operation of our businesses (particularly air emission permits), and these permits are subject to renewal, modification and, in certain circumstances, revocation. We believe we are in substantial compliance with these laws and permitting requirements. Our businesses also are subject to regulation under various and changing federal, state and local laws and regulations which allow regulatory authorities to compel (or seek reimbursement for) cleanup of environmental contamination at a business' own sites and at facilities where its waste is or has been disposed.

     We expect to incur on-going capital and operating costs to maintain compliance with currently applicable environmental laws and regulations; however, we do not expect those costs, in the aggregate, to be material.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

     Our directors and executive officers and their ages as of May 12, 1999, positions and principal occupation during the past five years (unless otherwise stated, their positions are with us) are as follows:

         NAME           AGE                         POSITION
- ----------------------  ---    --------------------------------------------------
John A. Ciccarelli      59     President, Chief Executive Officer and Director
Raymond E. Bartholomae  52     Vice President and General Manager, Symons
Michael C. Deis, Sr.    48     Vice President and General Manager,
                               Dayton/Richmond
James W. Fennessy       55     Vice President and General Manager, Dayton
                               Superior Canada Ltd.
Mark K. Kaler           41     Vice President and General Manager, American
                               Highway Technology
Alan F. McIlroy         48     Vice President and Chief Financial Officer
William C. Mongole      49     Vice President and General Manager, Dur-O-Wal
John R. Paine, Jr.      56     Vice President, Sales and Marketing,
                               Dayton/Richmond
Thomas W. Roehrig       33     Corporate Controller
John M. Rutherford      39     Treasurer and Assistant Secretary
James C. Stewart        51     Vice President, Corporate Development
William F. Andrews      67     Director
Timothy C. Collins      42     Director
Matthew O. Diggs, Jr.   66     Director and non-executive Chairman of the Board
Daniel W. Duval         62     Director
Matthew M. Guerreiro    42     Director
Robert B. Holmes        67     Director

     JOHN A. CICCARELLI has been President since 1989 and has been Chief Executive Officer and a director since 1994.

     RAYMOND E. BARTHOLOMAE has been Vice President and General Manager, Symons, since February 1998, and was Executive Vice President and General Manager of Symons from 1986 to February 1998.

     MICHAEL C. DEIS, SR. has been Vice President and General Manager, Dayton/Richmond since February 1998. From 1987 to February 1998, Mr. Deis was Vice President, Eastern Division of Dayton/Richmond (formerly, Concrete Accessories).

     JAMES W. FENNESSY has been Vice President and General Manager, Dayton Superior Canada, Ltd. since 1988.

     MARK K. KALER has been Vice President and General Manager, American Highway Technology since April 1996. From 1990 to April 1996, Mr. Kaler was Vice President, Engineering and Product Manager, Paving Division.

     ALAN F. MCILROY has been Vice President and Chief Financial Officer since July 1997. From January 1994 until July 1997, Mr. McIlroy was President of The Greenock Group, a private operational investment company.

     WILLIAM C. MONGOLE has been Vice President and General Manager, Dur-O-Wal since May 1999. From 1987 until May 1999, he was a Vice President of our Dur-O-Wal subsidiary.

     JOHN R. PAINE, JR. has been Vice President, Sales and Marketing of Dayton/Richmond (formerly, Concrete Accessories) since 1984.

     THOMAS W. ROEHRIG has been Corporate Controller since April 1998. From 1987 until March 1998, Mr. Roehrig was employed by Arthur Andersen LLP, an international public accounting firm, most recently as an Experienced Manager in the Assurance and Business Advisory division.

     JOHN M. RUTHERFORD has been Treasurer and Assistant Secretary since February 1998. From January 1993 until January 1998, Mr. Rutherford was Director of Treasury and Risk Management for Gibson Greetings, Inc., a greeting card manufacturer.

     JAMES C. STEWART has been Vice President, Corporate Development since February 1998. From 1984 to February 1998, Mr. Stewart was Vice President, Western Division of Dayton/Richmond (formerly Concrete Accessories).

     WILLIAM F. ANDREWS has been a director since February 1997. He has been Chairman of the Board of Scovill Fasteners Inc., a manufacturer of apparel and industrial fasteners, since 1995 and has been Chairman of the Board of Northwestern Steel and Wire Company, a producer of structural steel products and rod and wire products, since November 1998. Mr. Andrews was Chairman of the Board of Schrader-Bridgeport International, Inc., a manufacturer of tire valves and automotive accessories, from 1995 to 1998 and was Chairman, President and Chief Executive Officer of Amdura Corporation (formerly American Hoist & Derrick Co.), a specialty manufacturer, from 1993 until 1995. Mr. Andrews also is a director of Black Box Corp., Johnson Controls, Inc., Katy Industries and Navistar International Corporation.

     TIMOTHY C. COLLINS has been a director since 1991 and was Chairman of the Board of Directors from June 1994 until December 1995. Mr. Collins is Senior Managing Director and Chief Executive Officer of Ripplewood Holdings L.L.C., a private holding company he formed in October 1995. From February 1990 to October 1995, Mr. Collins was a Senior Managing Director of Onex Investment Corp. (New
York), a management company for the United States investments of Onex Corporation, an Ontario corporation listed on the Toronto and Montreal Stock Exchanges. Mr. Collins also is a director of Danielson Holding Corp. and several privately-held companies.

     MATTHEW O. DIGGS, JR. has been a director since October 1995 and non-executive Chairman of the Board of Directors since December 1995. Mr. Diggs has been Chief Executive Officer of The Diggs Group, a private investment firm, since 1990. Mr. Diggs also has been the non-executive Chairman of Ripplewood Holdings L.L.C. since its inception in October 1995. From 1991 to 1994, Mr. Diggs was Chairman of The Delfield Company, a manufacturer of food service equipment. Mr. Diggs also is a director of Helix Technologies Corporation and Tower Automotive, Inc.

     DANIEL W. DUVAL has been a director since May 1999. Mr. Duval is Vice Chairman of the Board of Directors of Robbins & Myers, Inc., an international manufacturer and marketer of fluids management products and systems, and was President and Chief Executive Officer from 1986 until he retired in 1998. Mr. Duval also serves on the Board of Directors of Arrow Electronics, Inc. and several privately-held companies.

     MATTHEW M. GUERREIRO has been a director since February 1994. Mr. Guerreiro has been a private investor since June 1999. From September 1997 until June 1999, Mr. Guerreiro was a Managing Director of Salomon Smith Barney, Inc., an investment banking firm. From October 1995 until September 1997, Mr. Guerreiro was a principal of Ripplewood Holdings L.L.C., a private holding company, and from August 1992 to October 1995, he was a principal in the New York office of Onex Investment Corp. (New York).

     ROBERT B. HOLMES has been a director since March 1996. Mr. Holmes is a director of Mitsubishi International Corporation, an advisory director of Ripplewood Holdings L.L.C., a private holding company, and a principal of the Lens Fund, a private investment company.

     We currently have seven directors. Each director is elected to serve until the next annual meeting of shareholders or until a successor is elected. Our executive officers are elected by the directors to serve at the pleasure of the directors. There are no family relationships between any of our directors or executive officers.

     Our Board of Directors has three committees:

     - An Executive Committee (Messrs. Ciccarelli (Chair), Collins and Diggs), which may exercise any of the Board's authority between meetings of the Board

     - An Audit Committee (Messrs. Andrews, Diggs, Duval and Holmes (Chair)), which

       - recommends the engagement of the independent public accountants;

       - reviews the professional services provided by, and the fees charged by, the independent public accountants;

       - reviews the scope of the internal and external audit; and

       - reviews the financial statements and matters relating to the audit.

     - A Compensation and Benefits Committee (Messrs. Andrews, Collins, Diggs (Chair) and Guerreiro), which is responsible for assuring that officers and other key management are effectively compensated and that compensation is internally equitable and externally competitive.

We do not have a Nominating Committee.

                             DIRECTOR COMPENSATION

     Directors who are not employees receive for their service an annual retainer of $20,000 plus an additional $2,000 for each committee of which the director serves as chairman (a total of $50,000, in the case of the Chairman of the Board) payable in common shares and an annual grant of an option to purchase 2,000 common shares at an exercise price per share equal to the fair market value of a common share on the grant date. The nonemployee directors also receive a $500 cash fee for each meeting of the Board of Directors or committee they attend. Directors who are employed by us receive no additional compensation for serving as directors.

                             EXECUTIVE COMPENSATION

     The following table summarizes the 1998, 1997 and 1996 compensation of our chief executive officer and each of our four other most highly compensated executive officers who was serving as an executive officer on December 31, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                       ----------------------
                                            ANNUAL COMPENSATION          AWARDS      PAYOUTS
                                       -----------------------------   ----------   ---------
                                                              OTHER                   LONG
                                                             ANNUAL      SHARES       TERM      ALL OTHER
                                                             COMPEN-   UNDERLYING   INCENTIVE    COMPEN-
      NAME AND PRINCIPAL                SALARY     BONUS     SATION     OPTIONS      PAYOUTS     SATION
           POSITION             YEAR     ($)        ($)        ($)        (#)          ($)       ($)(1)
- ------------------------------  ----    ------     -----     -------   ----------   ---------   ---------
John A. Ciccarelli............  1998   $293,077   $275,000   $   --      15,000(2)     $--       $12,800
  President and Chief           1997    227,692    160,000       --          --        --          3,000
  Executive Officer             1996    194,454    120,000       --          --        --          3,000
Alan F. McIlroy...............  1998    191,154    148,000   16,202(4)    6,000(2)     --         10,400
  Vice President and            1997     65,856     37,000   39,617(4)   25,000(5)     --             --
  Chief Financial Officer(3)
Raymond E. Bartholomae........  1998    173,000    126,000       --       6,000(2)     --          9,515
  Vice President and General
  Manager, Symons(6)
Michael C. Deis, Sr...........  1998    146,154    129,000       --       6,000(2)     --         10,400
  Vice President and            1997    105,231     60,000       --          --        --          3,166
  General Manager,              1996     96,200     53,700       --          --        --          2,016
  Dayton/Richmond
James C. Stewart..............  1998    146,231    110,000       --       6,000(2)     --         10,400
  Vice President,               1997    107,538     60,000    1,600(4)       --        --          3,166
  Corporate Development         1996    100,115     55,400       --          --        --          2,176

- ---------------

(1) For 1998, consists of our retirement account contributions to the Savings Plan in the amount of $9,600 for Mr. Ciccarelli and $7,200 for each of the other named executive officers and our matching sec.401(k) contributions to the Savings Plan in the amount of $2,315 for Mr. Bartholomae and $3,200 for each of the other named executive officers. For years prior to 1998, consists only of our matching sec.401(k) contributions to the Savings Plan.

(2) Options to purchase common shares were granted under the 1996 Stock Option Plan and the 1997 Stock Option and Restricted Stock Plan at an exercise price of $16.81 per share, the average of the high and low prices on the date of the grant. The options have a term of ten years and become exercisable in three equal annual installments, commencing on the first anniversary of the date of grant.

(3) Mr. McIlroy was elected as an executive officer on July 17, 1997.

(4) Relocation expense paid by us.

(5) Options to purchase 25,000 Common Shares were granted to Mr. McIlroy in July 1997 under the 1996 Stock Option Plan in connection with his initial employment. The options have an exercisable price of $12.5625 per share, the average of the high and low prices on the date of the grant, and a term of ten years. The options were exercisable on the date of grant with respect to 12,500 shares and became exercisable with respect to an additional 6,250 shares on the first and second anniversaries of the date of grant.

(6) Mr. Bartholomae was elected an executive officer on February 26, 1998 following our acquisition of Symons Corporation in September 1997.

                        FISCAL 1998 STOCK OPTION GRANTS

     The stock options granted in 1998 to each of the executive officers named in the Summary Compensation Table are shown in the following table. This table also shows the hypothetical gains that would exist for the options at the end of their ten year terms, assuming compound rates of stock appreciation of 5% and 10%, respectively. The actual future value of the options will depend on the market value of the common shares.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS(1)
                           ----------------------------------------------------------------------
                                                                                   POTENTIAL
                                                                               REALIZABLE VALUE
                                                                                  AT ASSUMED
                             NUMBER        % OF                                  ANNUAL RATES
                               OF         TOTAL                                 OF STOCK PRICE
                             SHARES      OPTIONS                               APPRECIATION FOR
                           UNDERLYING   GRANTED TO   EXERCISE                   OPTION TERM(3)
                            OPTIONS     EMPLOYEES      PRICE     EXPIRATION   -------------------
          NAME             GRANTED(#)    IN 1998     ($/SH)(2)      DATE       5%($)      10%($)
- -------------------------  ----------   ----------   ---------   ----------   --------   --------
John A. Ciccarelli.......    15,000        20.1%      $16.81      2/28/08     $158,576   $401,862
Alan F. McIlroy..........     6,000         8.1        16.81      2/28/08       63,430    160,745
Raymond E. Bartholomae...     6,000         8.1        16.81      2/28/08       63,430    160,745
Michael C. Deis, Sr......     6,000         8.1        16.81      2/28/08       63,430    160,745
James C. Stewart.........     6,000         8.1        16.81      2/28/08       63,430    160,745

- ---------------

(1) The options become exercisable in three equal annual installments, commencing on February 27, 1999. In the event of a change in control (as defined in the option plans), the options will become exercisable in full.

(2) The average of the high and low sale prices on the date the option was granted.

(3) These amounts are calculated in accordance with rules adopted by the SEC assuming annual compounding at the specified rates over the term of the options. These amounts are not intended to forecast future appreciation of the price of the common shares.

                         FISCAL YEAR-END OPTION VALUES

     The number and value of all unexercised options held by each of the executive officers named in the Summary Compensation Table at December 31, 1998 are shown in the following table. No options were exercised by any of the named executive officers in 1998.

                         FISCAL YEAR-END OPTION VALUES

                                        NUMBER OF SHARES           VALUE OF UNEXERCISED
                                     UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS
                                     OPTIONS AT 12/31/98(#)          AT 12/31/98($)(1)
                                    -------------------------    -------------------------
               NAME                 EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
- ----------------------------------  -------------------------    -------------------------
John A. Ciccarelli................       144,000/15,000              $2,408,160/$36,600
Alan F. McIlroy...................        18,750/12,250                 125,391/ 56,437
Raymond E. Bartholomae............             0/ 6,000                       0/ 14,640
Michael C. Deis, Sr...............        18,600/ 6,000                 315,474/ 14,640
James C. Stewart..................        18,600/ 6,000                 315,474/ 14,640

- ---------------

(1) Represents the excess of the aggregate closing price on December 31, 1998 of the common shares subject to the options over the aggregate option exercise price.

                           OWNERSHIP OF COMMON SHARES

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table shows the common shares beneficially owned by each director, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of June 30, 1999:

                                                     NUMBER OF
                                                   COMMON SHARES
                                                 BENEFICIALLY OWNED
                                                       AS OF                 % OF
              INDIVIDUAL OR GROUP                 JUNE 30, 1999(1)     COMMON SHARES(1)
- -----------------------------------------------  ------------------    ----------------
William F. Andrews(2)..........................        11,834                  *
Raymond E. Bartholomae(3)......................         4,800                  *
John A. Ciccarelli(4)..........................       186,500                3.1%
Timothy C. Collins(5)..........................        51,827                  *
Michael C. Deis, Sr.(6)........................        26,950                  *
Matthew O. Diggs, Jr.(7).......................       139,260                2.3
Daniel W. Duval(8).............................         5,013                  *
Matthew M. Guerreiro(9)........................         8,095                  *
Robert B. Holmes(10)...........................        14,437                  *
Alan F. McIlroy(11)............................        22,150                  *
James C. Stewart(12)...........................        26,950                  *
Directors and Executive Officers As a Group (17
  persons)(13).................................       590,152                9.5

- ---------------

  *  Signifies less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes sole or shared voting or investment power with respect to the shares. Includes the number of common shares subject to outstanding options exercisable within 60 days as of June 30, 1999. Unless otherwise indicated, voting and investment power are exercised solely by each individual and/or a member of his household. Based on a total of 5,943,183 common shares outstanding on June 30, 1999.

 (2) Includes 6,000 common shares which may be acquired upon the exercise of stock options.

 (3) Includes 2,000 common shares which may be acquired upon the exercise of stock options.

 (4) Includes 149,000 common shares which may be acquired upon the exercise of stock options.

 (5) Includes 48,781 common shares held by the Ripplewood Foundation and 2,000 common shares which may be acquired upon the exercise of stock options.

 (6) Includes 20,600 common shares which may be acquired upon the exercise of stock options.

 (7) Includes 125,000 common shares owned by EJJM, an Ohio limited partnership, a family limited partnership of which Mr. Diggs is a general partner. Also includes 6,000 common shares which may be acquired upon the exercise of stock options.

 (8) Includes 2,000 common shares which may be acquired upon the exercise of stock options.

 (9) Includes 5,333 common shares which may be acquired upon the exercise of stock options.

(10) Includes 6,000 common shares which may be acquired upon the exercise of stock options.

(11) Includes 20,750 common shares which may be acquired upon the exercise of stock options.

(12) Includes 20,600 common shares which may be acquired upon the exercise of stock options.

(13) Includes 288,919 common shares which may be acquired by directors and executive officers upon the exercise of stock options.

                             PRINCIPAL SHAREHOLDERS

     The following table shows information about the only shareholders known by us to be the beneficial owner of more than 5% of the outstanding common shares:

                                                 NUMBER OF COMMON
                                                      SHARES                  % OF COMMON
              NAME AND ADDRESS                  BENEFICIALLY OWNED             SHARES(1)
- --------------------------------------------  -----------------------    ---------------------
Skyline Asset Management, L.P.(2)...........          538,800                     9.1%
  31 South Wacker Drive Suite 450
  Chicago, Illinois 60606
FMR Corp.(3)................................          537,170                     9.0
  82 Devonshire Street
  Boston, Massachusetts 02109
Brinson Partners, Inc.(4)...................          528,100                     8.9
  UBS AG
  209 South LaSalle
  Chicago, Illinois 60604-1295

- ---------------

(1) Based on a total of 5,943,183 common shares outstanding on June 30, 1999.

(2) As reported in an Amendment to Schedule 13G dated February 16, 1999 filed with the SEC by Skyline Asset Management, L.P., a registered investment adviser, with respect to common shares held by its clients. Skyline Asset Management, L.P. reported shared voting and dispositive power with respect to 538,800 common shares.

(3) As reported in Amendment No. 2 to Schedule 13G dated April 10, 1999 filed with the SEC jointly by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson, Fidelity Management & Research Company and Fidelity Mid Cap Stock Fund with respect to 325,270 common shares as to which Fidelity Management & Research Company, a registered investment adviser and wholly-owned subsidiary of FMR Corp., has sole dispositive power as a result of acting as investment adviser to various registered investment companies (including Fidelity Mid Cap Stock Fund, which reported holding 256,700 common shares) and with respect to 211,900 common shares beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., as a result of acting as investment manager of certain institutional accounts, as to which Fidelity Management Trust Company, Edward C. Johnson 3d and FMR Corp. reported sole dispositive power and, with respect to 98,600 of those shares, sole voting power.

(4) As reported in Amendment No. 2 to Schedule 13G dated February 3, 1999 filed with the SEC jointly by Brinson Partners, Inc. and UBS AG (Bahnhofstrasse 45, 8021, Zurich, Switzerland) with respect to 528,100 common shares held by Brinson Partners, Inc., a registered investment advisor. Brinson Partners, Inc. is an indirect wholly-owned subsidiary of UBS AG, a bank. They reported shared voting and dispositive power with respect to all 528,100 common shares.

                                   THE TRUST

     The Dayton Superior Capital Trust is a statutory business trust that we have formed under Delaware law by filing a certificate of trust with the Delaware Secretary of State and executing a trust agreement. The trust will be governed by an amended trust agreement to be signed by us as depositor, by Firstar Bank, N.A., as property trustee, by Mark A. Ferrucci, as Delaware trustee, and by three of our officers or employees as administrative trustees. The trust agreement, indenture and guarantee will each be qualified under the Trust Indenture Act. The trust has a term of 45 years, but may dissolve earlier as provided in the trust agreement.

THE ISSUANCE AND SALE OF THE TRUST SECURITIES

     We have created the trust solely to:

     - issue and sell its preferred securities and common securities, which represent proportionate beneficial ownership interests in the trust and its assets;

     - use the proceeds from the sale of the trust securities to buy junior subordinated debentures from us; and

     - engage in only those other activities necessary or convenient to accomplish the other purposes.

     Because the trust's only assets will be the junior subordinated debentures that we issue to it, our payments on those debentures will be the only source of funds to be paid to the owners of the trust securities.

     We will acquire and own all of the common securities of the trust. The common securities will have an aggregate liquidation amount of at least 3% of the total capital of the trust. The remainder, representing up to 97% of the ownership interests in the trust, will be preferred securities of the trust that may be sold to the public. The common securities and the preferred securities will have substantially the same terms, including the same priority of payment, and will receive proportionate payments from the trust in respect of distributions and payments upon liquidation, redemption or otherwise at the same times, with one exception: if we default on the junior subordinated debentures that we issue to the trust and do not cure the default within the time specified in the indenture, our rights to receive payments as the holder of the common securities of the trust will be subordinated to the rights of the holders of the preferred securities. See "DESCRIPTION OF THE PREFERRED SECURITIES
 -- Subordination of Common Securities."

     The trust's business and affairs will be conducted by its trustees, whom we, as holder of the common securities, will appoint. Under the trust agreement, the trustees for the trust are:

     - Firstar Bank, N.A., as the property trustee;

     - Mark A. Ferrucci, as the Delaware trustee; and

     - Three of our officers or employees, as individual administrative trustees.

     We refer to all of these trustees collectively as the "issuer trustees." Firstar Bank, N.A., as property trustee, will act as sole indenture trustee under the trust agreement for purposes of compliance with the Trust Indenture Act. Firstar Bank, N.A. also will act as guarantee trustee under our guarantee agreement relating to the preferred securities. See "DESCRIPTION OF THE GUARANTEE" and "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES."

     The property trustee will hold title to the junior subordinated debentures for the benefit of the trust and the holders of the preferred securities and common securities, and will have the power to exercise all of the rights, powers and privileges as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made by us in respect of the debentures. The property trustee will make all payments to the holders of the preferred securities and the common securities out of funds from this bank account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities.

     As the holder of the common securities of the trust, we ordinarily will have the right to appoint, remove or replace the property trustee or the Delaware trustee. However, if we are in default with respect to the junior subordinated debentures issued to the trust and we haven't cured that de-fault within the time specified in the indenture, then the holders of a majority in liquidation amount of the trust's outstanding preferred securities will be entitled to appoint, remove or replace the property trustee and/or the Delaware trustee. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees; we retain that right exclusively as the holder of the common securities. The duties and obligations of each issuer trustee are governed by the trust agreement.

     Under the indenture and the trust agreement, we promise to pay all fees and expenses related to the trust and the offering of the preferred securities. We also will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the trust, except obligations under the preferred securities and the common securities.

     The trust has no separate financial statements. Separate financial statements would not be material to holders of the preferred securities because the trust has no independent operations. It exists solely for the limited functions summarized above.

     The principal executive office of the trust is c/o Dayton Superior Corporation, 7777 Washington Village Drive, Suite 130, Dayton, Ohio 45459, and its telephone number is (937) 428-6360.

                    DESCRIPTION OF THE PREFERRED SECURITIES

     Under the terms of the trust agreement, the issuer trustees are authorized to issue preferred securities and common securities on behalf of the trust. We have summarized selected provisions of the preferred securities and the trust agreement below. Because this is a summary, it does not contain all information you should consider. The form of trust agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of trust agreement for provisions that may be important to you. You should also consider applicable provisions of the Trust Indenture Act.

                                    GENERAL

     The preferred securities will represent undivided preferred beneficial ownership interests in the assets of the trust. The common securities will represent undivided common beneficial ownership interests in the assets of the trust. The preferred securities of the trust will rank equally, and payments on the preferred securities will be made pro rata, with the common securities of the trust, except that the holders of the preferred securities will be entitled to a preference over holders of the common securities of the trust in the circumstances described below under "Subordination of Common Securities." Holders of preferred securities also will have the other benefits described in the trust agreement.

                                 DISTRIBUTIONS


     Distributions on each preferred security will be payable at the annual rate of 10.0% of the liquidation preference of $20 per preferred security. Distributions will be cumulative and will accumulate from the date of original issuance. Except as set forth below, the property trustee will make payments quarterly in arrears on September 30, December 31, March 31 and June 30 of each year to holders of record on the applicable record date, commencing on December 31, 1999. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.


     The funds of the trust available for distribution to the holders of the preferred securities are limited to payments made under the junior subordinated debentures by us to the trust. The debentures will be the only assets of the trust. Therefore, if we do not make interest payments under the debentures, the property trustee will not have funds available to pay distributions on the preferred securities. We have guaranteed the payment of distributions on the preferred securities on a limited basis, but only if and to the extent the trust has funds legally available for the payment of distributions. See "DESCRIPTION OF THE GUARANTEE."

     If any date on which distributions are payable on the preferred securities is not a business day, then the distributions will be payable on the next succeeding business day. No additional distributions or other payments will accrue because of the delay in the payment date. For this purpose, a business day is any day that is not a Saturday, a Sunday, a day on which banking institutions in New York City may legally close, or a day on which the corporate trust office of the property trustee or debenture trustee is closed for business.

     The record date for each distribution will be 15 days prior to the distribution date. Distributions on the preferred securities will be payable to the holders as they appear on the register of the trust on the relevant record dates. As long as the preferred securities remain in book entry form, subject to any applicable laws and regulations and to the provisions of the trust agreement, each distribution payment will be made as described under "BOOK-ENTRY ISSUANCE."

                           DEFERRAL OF DISTRIBUTIONS


     If we are not in default under the terms of the junior subordinated debentures, we have the right to defer the payment of interest on the debentures at any time or times for periods of up to 20 consecutive quarters each; however, we may not defer the payment of interest beyond the stated maturity date of the debentures. We may exercise this deferral right on multiple occasions during the term of the debentures. If we defer the payment of interest on the junior subordinated debentures, the quarterly distributions to the holders of the preferred securities will be deferred by the trust for the same period. Additional distributions will accumulate on any unpaid distributions to which the holders of the preferred securities are entitled at the rate of 10.0% per annum, compounded quarterly from the relevant payment date of the unpaid distribution. References in this prospectus to distributions on preferred securities include any additional distributions which may accumulate on any unpaid distributions, unless otherwise stated in this prospectus.


     During any period in which we elect not to pay interest on the junior subordinated debentures, we may not, and our subsidiaries may not, take any of the following actions:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital shares, or

     - make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem any of our debt that ranks equal to or junior to the junior subordinated debentures,

     other than:

     - any dividend, redemption, liquidation, interest, principal or guarantee payment, if the payment is made by way of securities that rank equal to or junior to the securities on which the payment is being made,

     - redemptions or purchases of any rights pursuant to a stockholder rights agreement and the declaration of a dividend of the rights or the issuance of preferred shares under the stockholder rights agreement in the future,

     - any payment under the guarantee relating to the preferred securities of the trust,

     - purchases of common shares related to the issuance of common shares under any of our benefit plans for our directors, officers or employees,

     - reclassifications of our capital shares, or exchanges or conversions of one series or class of our capital shares for another series or class of our capital shares, and

     - purchases of fractional interests in our capital shares pursuant to the conversion or exchange provisions of the capital shares or the security being converted or exchanged.

     We have no current intention to exercise our right to defer payments of interest under the junior subordinated debentures.

                         CONVERSION RIGHTS -- GENERALLY


     The holders of the preferred securities may convert their securities into our common shares at any time in the manner described below at the conversion price of 0.80 common shares for each preferred security, subject to adjustment as described under "Conversion Price Adjustments." This equates to an initial conversion price of $25 per common share. We will not issue fractional common shares as a result of conversion, but rather will pay cash in lieu of any fractional share interest.


     A holder of preferred securities who desires to convert preferred securities should contact the property trustee, as conversion agent, to obtain the required form of conversion notice. If the book-entry system for the preferred securities is no longer in effect, the holder will surrender the certificates representing the preferred securities to the conversion agent, along with an irrevocable conversion notice. The conversion agent will then exchange the holder's preferred securities for a portion of the junior subordinated debentures, and immediately convert those debentures into our common shares.

     When we deliver the fixed number of common shares into which the junior subordinated debentures are convertible, together with any cash payment made in lieu of payment of a fractional share, we will have no further obligation to pay the principal amount at maturity of the debentures that were converted or to pay any interest that had accrued on those debentures at the time of conversion.

     The trust will not pay accrued distributions on preferred securities that are converted, unless the conversion occurs during the period between the record date for the payment of a distribution and the corresponding distribution payment date. Each conversion will be effective as of the end of the day before the day on which the conversion agent receives the notice of conversion.

     Common shares issued upon conversion of the preferred securities will be validly issued, fully paid and non-assessable.

                          CONVERSION PRICE ADJUSTMENTS

     General

     The conversion price of the preferred securities will be adjusted, without duplication, upon the happening of the following events:

     - the payment of dividends and other distributions payable exclusively in common shares on common shares.

     - the issuance to all holders of common shares of rights or warrants entitling holders of those rights or warrants to subscribe for or purchase common shares for a period not exceeding 45 days at less than the then current market price of the common shares.

     - subdivisions and combinations of common shares.

     - the payment of dividends and other distributions to all holders of common shares consisting of evidences of our indebtedness, securities or capital stock, cash or assets, except for those rights or warrants referred to in the second bullet clause above and dividends and distributions paid exclusively in cash.

     - payment in respect of a tender or exchange offer, other than an odd-lot offer, by us or any of our subsidiaries for common shares at a price per share in excess of 110% of the current market price of a common share on the trading day next succeeding the last date tenders or exchanges may be made pursuant to the tender or exchange offer. In this case, the adjustment is limited, in respect of the excess over current market price, to the amount in excess of 110% of the current market price.

     - the payment of dividends and other distributions on common shares paid exclusively in cash, excluding:

       - cash dividends that do not exceed the per share amount of the immediately preceding regular cash dividend, as adjusted to reflect any of the events described above; and

       - cash dividends if the annualized per share amount of the dividends does not exceed 12.5% of the last sale price of a common share, as reported on the New York Stock Exchange consolidated transactions tape, on the trading day immediately preceding the date of declaration of the dividend. In this case, an adjustment will be made for the amount in excess of 12.5% of the current market price of a common share.

     We may reduce the conversion price of the debentures, and thus the conversion price of the preferred securities, at any time by any amount we select and for any period of at least 30 days. We may exercise this right by giving at least 15 days' notice of the reduction. We may also, at our option, make other reductions in the conversion price, if our Board of Directors deems those reductions to be advisable to avoid or diminish any income tax to our shareholders resulting from any dividend or distribution of shares, or rights to acquire shares, or from any event treated similarly for federal income tax purposes. See "UNITED STATES TAXATION -- Adjustment of Conversion Price."

     The conversion price will not be adjusted in the case of the issuance of any of our common shares, or securities convertible into common shares, except as specifically described above. If any action would require adjustment of the conversion price pursuant to more than one of the anti-dilution provisions described in the bullet points above, only one adjustment will be made. It will be the adjustment that has the highest absolute value to the holders of the preferred securities. In addition, no adjustment in the conversion price will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion price. If the adjustment is not made because the adjustment does not change the conversion price by more than 1%, then the adjustment that is not made will be carried forward and taken into account in any future adjustment.

     As used above, "current market price" of a common share for any day means the last reported sale price on that day, or if no sale takes place on that day, the average of the reported closing bid and asked prices on that day, as reported on the New York Stock Exchange consolidated transactions tape. If our common shares are not listed or admitted to trading on the New York Stock Exchange on that day, then the current market price will be determined based on the alternative exchanges or systems set forth in the trust agreement.

     Merger, Consolidation or Sale of Our Assets

     If we are a party to a transaction which results in our common shares being converted into the right to receive, or being exchanged for, securities, cash or other property of a third party, the conversion price may be adjusted as described below. Examples of transactions which may result in an adjustment to the conversion price include:

     - a merger,

     - a consolidation,

     - a sale of all or substantially all of our assets,

     - a recapitalization or reclassification of our common shares, except for changes relating to par value or occurring as a result of a subdivision or combination of common shares, or

     - any compulsory share exchange.

     The holders of preferred securities will have no voting rights with respect to any of these transactions.

     Transactions Affecting All or Substantially All of Our Common Shares -- Over 50% Consideration Paid in Stock

     If all or substantially all of our common shares are exchanged for, converted into or acquired for securities, cash or other property in a transaction in which more than 50% of the value of the consideration received by our shareholders consists of common stock of another corporation that has been admitted for listing on a national securities exchange or quoted on the Nasdaq National Market, then each preferred security will thereafter be convertible into common stock of the kind received by our shareholders in the transaction. For this to be applicable, the common stock received by our shareholders must have been admitted for listing or admitted for listing subject to notice of issuance on the exchange or Nasdaq for each of the ten consecutive trading days prior to the record date for the determination of our shareholders entitled to receive consideration in the transaction. In addition, one of the following also must be true:

     - we continue to exist after the transaction closes and the outstanding preferred securities of the trust continue to exist as outstanding preferred securities; or

     - on or before the closing of the transaction, the outstanding preferred securities are converted into or exchanged for shares of convertible preferred stock of an entity succeeding to our business or the business of one of our subsidiaries, and that convertible preferred stock has powers, preferences and relative rights and limitations substantially similar to those of the preferred securities.

     If the transaction meets the requirements described above, the conversion price of the preferred securities in effect immediately prior to the transaction will be adjusted immediately after the closing of the transaction by multiplying the current conversion price by a fraction. The numerator of the fraction will be the average of the closing prices for the common stock received from the third party in the transaction for the ten consecutive trading days prior to and including the record date for the determination of our shareholders entitled to receive consideration in the transaction, as adjusted by us in good faith to appropriately reflect any of the events referred to in the six bullet points appearing under "Conversion Price Adjustments -- General." The denominator will be the average of the closing prices for our common shares during the ten trading days prior to the record date for the determination of our shareholders entitled to receive consideration in the transaction. The term "closing price" means on any day the last reported sale price on that day or in case no sale takes place on that day, the average of the reported closing bid and asked prices, in each case on the New York Stock Exchange consolidated transactions tape, or if the stock is not listed or admitted to trading on the New York Stock Exchange, then on the alternative exchanges or systems set forth in the trust agreement.

     If the transaction meets the requirements described above, but:

     - the consideration received by our shareholders was paid entirely in common stock of the third party, except for any cash payment for fractional share interests, and

     - all of our outstanding common shares were exchanged for, converted into or acquired in the transaction, except for cash payment for fractional share interests,

     then the conversion price of the preferred securities will be adjusted by using a different fraction than the one set forth above. In this case, the conversion price will be multiplied by a fraction in which the numerator is one, and the denominator is the number of shares of common stock of the third party received by our shareholders for each one of our shares that they owned.

     Transactions Affecting All or Substantially All of Our Common Shares -- Other Consideration

     In all other transactions in which all or substantially all of our common shares are exchanged for, converted into or acquired for securities, cash or other property, then each preferred security will thereafter be convertible into the kind of consideration received by our shareholders in the transaction. In this case, the conversion price of the preferred securities will be adjusted immediately after the transaction, but only if the calculation set forth below results in a lower conversion price than the one in effect immediately prior to the closing of the transaction:

    Step One: If the only consideration received by our shareholders in the transaction was cash, determine which is greater:

     - the amount of cash received by our shareholders for one common share, and


     - $11.1667, as this number may be adjusted from time to time.


    Alternative Step One: If the consideration received by our shareholders in the transaction was not entirely cash, determine which is greater:

     - the average of the closing prices for our common shares during the ten trading days prior to the record date for the determination of our shareholders entitled to receive consideration in the transaction, and

     - $11.1667, as this number may be adjusted from time to time.



    Step Two: If the closing date of the transaction was after September 30, 2002, add the amount of (a) the redemption price for one preferred security, assuming that the redemption date was on the closing date of the transaction, plus (b) the then-accrued and unpaid distributions on one preferred security.



    Alternative Step Two: If the closing date of the transaction was during the period commencing on the first date of issuance of the preferred securities through September 30, 2000, or in the 12-month period commencing October 1, 2000, or in the 12-month period commencing October 1, 2001, then multiply 110.0%, 109.0% or 108.0%, respectively, by $20. Then add (a) the result of this multiplication, plus (b) the amount of any then-accrued and unpaid distributions on one preferred security.



    Step Three: Multiply the number determined in Step One or Alternative Step One by a fraction. The numerator of the fraction is $20. The denominator of the fraction is the amount determined in Step Two or Alternative Step Two.


     The conversion price of the preferred securities following any transaction described above will be the lower of:

     - the conversion price in effect immediately prior to the closing of the transaction, but after giving effect to any other prior adjustments, and

     - the conversion price resulting from the three-step calculation set forth above.


     The number that is referenced as the second bullet point in each of Step One and Alternative Step One above is an amount equal to 66 2/3% of the reported last sales price of a common share on the New York Stock Exchange consolidated transactions tape on September 29, 1999. That number will be adjusted any time the conversion price of the preferred securities is adjusted, unless the conversion price adjustment occurs as a result of the above three-step calculation, so that the ratio of this number to the conversion price, after giving effect to the adjustment, will always be the same as the original ratio of the initial number to the initial conversion price.


     If, with respect to any adjustment to the conversion price, reference is made to the record date for the determination of our shareholders entitled to receive consideration in the transaction, and no record date exists, then the relevant date will be the date upon which our shareholders became entitled to receive the consideration.

  Transactions Affecting Less Than Substantially All of Our Common Shares

     In all other transactions in which some, but not all or substantially all, of our common shares are converted into the right to receive, or are exchanged for, securities, cash or other property of a third party, then each preferred security thereafter will be convertible into the kind and amount of securities, cash or other property received by a shareholder of that number of common shares into which a preferred security was convertible immediately prior to the closing of the transaction.

                        TAX EVENT EXCHANGE OR REDEMPTION

     If a tax event, as described below, occurs, we may:

     - redeem the preferred securities;

     - pay additional sums for distribution to the holders of preferred securities; or

     - take no action and thereby allow the preferred securities to be exchanged for junior subordinated debentures.

     If a tax event occurs and is continuing, we will have the right, upon not less than 30 nor more than 60 days' notice, to redeem all or a portion of the junior subordinated debentures for cash within 90 days following the occurrence of the tax event. Following the redemption, the trust will redeem preferred securities and common securities with an aggregate liquidation preference equal to the aggregate principal amount of the debentures that are being redeemed, at the liquidation preference of the securities, plus accrued and unpaid distributions on those securities to the redemption date. The common securities will be redeemed on a pro rata basis with the preferred securities, except that if an event of default under the trust agreement has occurred and is continuing, the preferred securities will have priority over the common securities in the redemption.

     If a tax event occurs and is continuing, we will also have the right to elect to pay whatever additional amounts as are necessary in order that the amount of distributions then due and payable by the trust to the holders of the preferred securities and the common securities are not reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject to as a result of a tax event. We may exercise this right with respect to all or a portion of the outstanding preferred securities.

     If we do not exercise our redemption right or our right to pay additional sums as described above with respect to any or all of the preferred securities, the property trustee will direct the conversion agent to exchange those outstanding preferred securities to which we have not exercised either of our rights for junior subordinated debentures.

     A "tax event" occurs if the property trustee, on behalf of the trust, receives an opinion of counsel stating that there is more than an insubstantial risk that after the date of the opinion one of the following will occur:

     - the trust is, or will be within 90 days after the date of the opinion, subject to United States federal income tax with respect to income received or accrued on the junior subordinated debentures;

     - interest payable by us on the junior subordinated debentures is not, or within 90 days after the date of the opinion will not be, deductible by us, in whole or in part, for federal income tax purposes; or

     - the trust is, or will be within 90 days after the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     Additionally, in order for any of the above to constitute a tax event, the event must have occurred as a result of any amendment or change in the tax laws or regulations of the United States, tax laws or regulations of any political subdivision or taxing authority in the United States, or any official administrative pronouncement or judicial decision interpreting or applying those laws or regulations, which does not pertain to the use of the proceeds from the issuance of the junior subordinated debentures. The change or amendment also must be effective, or the pronouncement or decision must be announced, on or after the date that the preferred securities are originally issued. Finally, in order for any of the above to constitute a tax event, the opinion of counsel must be given by a firm having a national tax and securities practice, who has not rescinded its opinion.

                       INVESTMENT COMPANY EVENT EXCHANGE

     If an investment company event occurs, as described below, the property trustee will direct the conversion agent to exchange all outstanding preferred securities for junior subordinated debentures. An "investment company event" occurs if the property trustee, on behalf of the trust, receives an opinion of counsel to the effect that, as a result of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended. In order to be an investment company event, the change must be effective on or after the date of original issuance of the preferred securities, and the opinion of counsel must be given by a firm having a national tax and securities practice.

     The trust agreement provides that the holders of preferred securities, by purchasing the securities, will be deemed to have agreed to be bound by these provisions and those described in "Tax Event Exchange or Redemption" regarding the exchange of preferred securities for junior subordinated debentures.

                                DISTRIBUTION OF
                         JUNIOR SUBORDINATED DEBENTURES

     We will have the right to terminate the trust at any time and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, cause the junior subordinated debentures to be distributed to the holders of the preferred securities in liquidation of the trust. Under current

United States federal income tax law and its interpretations and assuming, as expected, that the trust is not treated as an association taxable as a corporation for United States federal income tax purposes, a distribution of the debentures will not be a taxable event to the trust and holders of the preferred securities. Should there be a change in law, a change in legal interpretation, a tax event or an investment company event or other circumstances, however, the distribution could be a taxable event to holders of the preferred securities. See "UNITED STATES TAXATION -- Redemption of Preferred Securities for Junior Subordinated Debentures or Cash."

     After the liquidation date fixed for any distribution of junior subordinated debentures for preferred securities:

     - the preferred securities will no longer be deemed to be outstanding,

     - DTC or its nominee, as the record holder of the preferred securities, will receive a registered global certificate or certificates representing the junior subordinated debentures to be delivered upon the distribution, and

     - any certificates representing the preferred securities not held by DTC or its nominee will be deemed to represent the junior subordinated debentures having a principal amount equal to the liquidation preference of those preferred securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on those preferred securities until the certificates are presented to the property trustee for transfer or reissuance.

                              OPTIONAL REDEMPTION


     The preferred securities may not be redeemed by the trust prior to October 1, 2002, except as described below and as provided under "Tax Event Exchange or Redemption" above and under "Mandatory Redemption" below.



     On and after October 1, 2002, the preferred securities are subject to redemption, in whole or in part, at a fixed percentage of the liquidation preference of the preferred securities, plus accrued and unpaid distributions, if any, to the date fixed for redemption. If the preferred securities are redeemed during the 12-month period commencing October 1 in each of the following years indicated, the fixed percentage of the liquidation preference will be as set forth below in the "Redemption Price" column:



                               REDEMPTION
            YEAR                 PRICE
- -----------------------------  ----------
2002.........................   107.000%
2003.........................   106.000
2004.........................   105.000
2005.........................   104.000
2006.........................   103.000
2007.........................   102.000
2008.........................   101.000
2009 and thereafter..........   100.000



     The trust also may redeem the preferred securities, in whole or in part, on or after October 1, 2001 and prior to October 1, 2002, at a redemption price of 108.000%, plus accrued and unpaid distributions, if any, to the date fixed for redemption if the closing price of our common shares has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending not more than five trading days prior to the date of mailing of the notice of redemption.


     The trust may not redeem less than all of the outstanding preferred securities unless all accrued and unpaid distributions have been paid in full on all outstanding preferred securities for all quarterly distribution periods terminating on or prior to the redemption date.

                              MANDATORY REDEMPTION

     The junior subordinated debentures will be redeemed by us in their entirety upon repayment of the indebtedness represented by the debentures at maturity or as a result of the acceleration of the debentures. The proceeds from our repayment will be applied to redeem preferred securities and common securities having an aggregate liquidation preference equal to the aggregate principal amount of debentures so repaid or redeemed at a redemption price equal to the respective liquidation preference of the preferred securities and common securities or, in the case of a redemption of the debentures, at the redemption price paid with respect to the debentures, as described below, together with accrued and unpaid distributions on the preferred securities and common securities to the date of redemption. If the indebtedness under the junior subordinated debentures is accelerated, the preferred securities will be redeemed only when repayment of the junior subordinated debentures actually has been received by the trust.

                             REDEMPTION PROCEDURES

     Any preferred securities that are redeemed will receive the redemption price from the contemporaneous redemption of the junior subordinated debentures. Redemptions of the preferred securities will be made and the redemption price will be payable on the redemption date only to the extent that the trust has funds on hand available for the payment of the redemption price. See "Distributions."

     The property trustee will mail to each record holder of preferred securities that are being redeemed an irrevocable notice of any optional or mandatory redemption at least 30 but not more than 60 days prior to the redemption date. If the property trustee gives a notice of redemption, then, by 12:00 noon New York City time on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with DTC or the conversion agent, as the case may be, funds sufficient to pay the applicable redemption price and will give DTC or the conversion agent, as the case may be, irrevocable instructions and authority to pay the redemption price to the holders of the preferred securities being redeemed. See "BOOK-ENTRY ISSUANCE." If the preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the redemption price to the holders upon surrender of their certificates evidencing the preferred securities.

     Distributions payable on or prior to the redemption date for any preferred securities called for redemption will be paid to the holders of the preferred securities as of the relevant record dates for the related distribution dates. If a notice of redemption has been given and funds deposited as required, all rights of the holders of the preferred securities called for redemption will cease, except the right to receive the redemption price, but without interest on the redemption price, and those preferred securities will cease to be outstanding.

     In the event that any redemption date is not a business day, then payment of the redemption price will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay). However, if the next business day falls in the next calendar year, the redemption price will be payable on the immediately preceding business day. In the event that payment of the redemption price is improperly withheld or refused and not paid either by the trust or by us pursuant to our guarantee as described under "DESCRIPTION OF THE GUARANTEE," then:

     - distributions on the preferred securities will continue to accrue at the then applicable rate, from the redemption date originally established by the trust for those preferred securities to the date the redemption price is actually paid, and

     - the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

     Subject to applicable law, which includes United States federal securities law, we or our subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

     Payment of the redemption price and any distribution or exchange of junior subordinated debentures will be made to the record holders as they appear on the register for the preferred securities on the relevant record date. The record date will be the 15th day prior to the redemption date or liquidation date, as applicable.

     If less than all of the outstanding preferred securities and common securities are to be redeemed on a redemption date, then the aggregate liquidation preference of the preferred securities and common securities to be redeemed shall be allocated pro rata among the preferred securities and the common securities based on the relative liquidation amounts of the two classes. The property trustee will select the particular preferred securities to be redeemed not more than 60 days prior to the redemption date from the outstanding preferred securities not previously called for redemption, by lot or by another method that the property trustee determines is fair and appropriate and which may provide for the selection for redemption of portions (equal to $20 or an integral multiple of $20 in excess thereof) of the liquidation preference of the preferred securities. The property trustee will promptly notify the conversion agent in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the liquidation preference of those securities to be redeemed. In the case of preferred securities held by DTC (or any successor) or its nominee, the preferred securities to be released and the distribution of the proceeds of any redemption will be made in accordance with the procedures of DTC or its nominee. See "BOOK-ENTRY ISSUANCE."


     Unless we default in paying the redemption price, interest will cease to accrue on the junior subordinated debentures being redeemed on and after the redemption date.

                       SUBORDINATION OF COMMON SECURITIES

     Payment of distributions on, and the redemption price of, the trust's preferred securities and common securities generally shall be made pro rata based on the liquidation amount of the preferred securities and the common securities. If on any distribution date or redemption date an event of default exists under the trust agreement, then:

     - the trust will not pay any distribution on, or redemption price of, any of the trust's common securities, and the trust will not make any other payment on account of the redemption, liquidation or other acquisition of its common securities, unless

       - all accumulated and unpaid distributions on all of the trust's outstanding preferred securities are paid in cash for all distribution periods ending on or prior to any payment on the common securities, or

       - in the case of a payment of the redemption price, the full amount of the redemption price on all of the trust's outstanding preferred securities then called for redemption shall have been paid or provided for; and

     - all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the preferred securities then due and payable.

     If an event of default occurs under the trust agreement, we (as holder of the trust's common securities) will be deemed to have waived any right to act with respect to the event of default until the effect of all events of default with respect to the preferred securities has been cured, waived or otherwise eliminated. Until any events of default under the trust agreement have been cured, waived or otherwise eliminated, the property trustee is required to act solely on behalf of the holders of the preferred securities and not on our behalf as holder of the common securities, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

                   LIQUIDATION DISTRIBUTION UPON DISSOLUTION

     Upon any voluntary or involuntary liquidation, termination, dissolution or winding up of the trust, the holders of the preferred securities will be entitled to receive out of the assets of the trust, after all liabilities of the trust to its creditors are satisfied:


     - distributions in an amount equal to the aggregate of the stated liquidation preference of $20 per preferred security, plus accrued and unpaid distributions on the preferred securities to the date of payment, or


     - distributions of junior subordinated debentures on a pro rata basis in exchange for the preferred securities, together with accrued and unpaid interest equal to accrued and unpaid distributions on the preferred securities. The debentures distributed will be in an aggregate principal amount equal to the aggregate stated liquidation preference of, and with an interest rate identical to the distribution rate of, the preferred securities.

     If the liquidation distribution can be paid only in part because the trust has insufficient assets available to pay in full the aggregate liquidation distribution, then the amounts payable directly by the trust on its preferred securities will be paid on a pro rata basis.

     As the holder of the trust's common securities, we will be entitled to receive distributions upon any liquidation pro rata with the holders of the preferred securities. However, if an event of default relating to the junior subordinated debentures has occurred and is continuing, the preferred securities will have a priority over the common securities.

     The trust automatically will dissolve upon expiration of its term and will dissolve on the first to occur of:

     - specified events relating to our bankruptcy, dissolution or liquidation;

     - our discretionary, written direction to the property trustee to dissolve the trust and distribute the junior subordinated debentures to the holders of the preferred securities and common securities;

     - the redemption, conversion or exchange of all of the trust's preferred securities and common securities;

     - the entry of an order for the dissolution of the trust by a court of competent jurisdiction; and

     - the occurrence of a tax event or investment company event, except in the case of a tax event after which we elect to pay additional amounts to the holders of the preferred securities, as described in "Tax Event Exchange or Redemption," and we have not revoked the election or failed to make the required payments.

                           EVENTS OF DEFAULT; NOTICE

     An event of default under the indenture for the junior subordinated debentures also is an event of default under the trust agreement. This is true regardless of the type of default under the indenture. A waiver of an event of default under the indenture by the property trustee at the direction of the holders of the preferred securities also is valid as a waiver of the corresponding event of default under the trust agreement.

     Within 60 days after the property trustee learns of a trust agreement event of default, the property trustee must give notice of that event of default to the holders of the preferred securities, to the administrative trustees and to us, unless the event of default has been cured or waived. We and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not we each are in compliance with all the conditions and covenants applicable to us under the trust agreement.

     If an event of default exists with respect to the junior subordinated debentures, the preferred securities will have a preference over the common securities on termination of the trust as described under "Liquidation Distribution upon Dissolution" above. The existence of a trust agreement event of default does not entitle the holders of preferred securities to have their preferred securities redeemed.

                        ENFORCEMENT OF RIGHTS BY HOLDERS
                            OF PREFERRED SECURITIES

     If a trust agreement event of default exists, the holders of preferred securities may rely on the property trustee, as holder of the junior subordinated debentures, to enforce its rights against us. The property trustee is required to notify each holder of preferred securities whenever the property trustee receives notice of default with respect to the junior subordinated debentures, unless the property trustee determines in good faith that withholding notice is in the best interests of the holders of the preferred securities or the default has been cured or waived. The holders of a majority in aggregate liquidation preference of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the trust agreement, including the right to direct the property trustee to exercise the remedies available to it as a holder of the junior subordinated debentures, unless the property trustee determines in good faith that withholding notice is in the best interests of the holders of the preferred securities or the default has been cured or waived. If the property trustee fails to enforce its rights as holder of the junior subordinated debentures after it is requested to do so by a holder of preferred securities, the holder may proceed to enforce his rights directly against us.

     However, if the trust agreement event of default is attributable to our failure to pay interest or principal on the junior subordinated debentures on the date the interest or principal otherwise is payable, or on the redemption date in the case of redemption, then a holder of preferred securities may institute action directly against us for enforcement of payment to him of the principal of or interest on junior subordinated debentures having a principal amount equal to the aggregate liquidation preference of the holder's preferred securities on or after the respective due date specified in the debentures. In connection with this direct action by a holder, we will be subrogated to the rights of the holder under the trust agreement to the extent of any payment made by us to the holder in the direct action. The holders of preferred securities will not be able to exercise directly against us any other remedy available to the property trustee unless the property trustee first fails to do so.

                   MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

     Any successor to the property trustee, the Delaware trustee or any administrative trustee by merger, conversion or consolidation or which otherwise succeeds to that trustee's corporate trust business will take the place of that trustee under the trust agreement if the successor otherwise is qualified and eligible.

                     MERGERS, CONSOLIDATIONS, AMALGAMATIONS
                          OR REPLACEMENTS OF THE TRUST

     The trust may not merge, consolidate, amalgamate or be replaced by transferring or leasing its assets substantially as an entirety except as described below. The trust may, at our request, with the consent of the administrative trustees and without the consent of the property trustee, the Delaware trustee or the holders of the preferred securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state if:

     - the successor entity either (a) expressly assumes all of the obligations of the trust with respect to the preferred securities, or (b) substitutes for the preferred securities other successor securities having substantially the same terms as the preferred securities so long as the successor securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

     - we expressly appoint a trustee of the successor entity possessing the same powers and duties that the property trustee has as the holder of the junior subordinated debentures;

     - the successor securities are listed on the same national securities exchange or other organization on which the preferred securities are then listed, if any;

     - the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect;

     - the successor entity has a purpose substantially identical to that of the trust;

     - prior to the transaction we receive an opinion from independent counsel to the trust experienced in such matters to the effect that:

       - the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect, other than with respect to any dilution of the holders' interest in the new entity, and

       - following the transaction, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act;

     - following the transaction, the successor entity will be treated as a grantor trust for

       United States federal income tax purposes; and

     - we or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee relating to the preferred securities of the trust.

     Notwithstanding the general provisions described above, the trust may not, except with the consent of holders of 100% in aggregate liquidation amount of the preferred securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the transaction would cause the trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

                                 VOTING RIGHTS;
                        AMENDMENT OF THE TRUST AGREEMENT

     The holders of the preferred securities have only the voting rights described below and under "DESCRIPTION OF THE GUARANTEE -- Amendments and Assignment," plus any voting rights required by law.

     We and the issuer trustees may amend the trust agreement from time to time without the consent of any of the holders of the preferred securities:

     - to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to address matters or questions arising under the trust agreement in a way that is consistent with the other provisions of the trust agreement, in each case so long as the amendment does not materially adversely affect the interests of the holders of the trust's securities; or

     - to modify, eliminate or add to any provision of the trust agreement if necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any preferred securities and common securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act; or

     - to maintain the qualification of the trust agreement under the Trust Indenture Act.

     We and the issuer trustees may amend the trust agreement in other respects with the consent of holders representing not less than a majority of the liquidation amounts of the outstanding preferred securities and common securities acting as a single class. In order to make these amendments, the issuer trustees must first receive an opinion of counsel experienced in these matters to the effect that the amendment or the exercise of any power granted to the issuer trustees in accordance with the amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act.

     Additionally, without the consent of each holder of preferred securities and common securities, no amendment may:

     - change the amount or timing of any distribution on the preferred securities and common securities or otherwise adversely affect the amount of any distribution required to be made in respect of the preferred securities and common securities as of a specified date; or

     - restrict the right of a holder of preferred securities or common securities to sue for the enforcement of any distribution payment.

     If any proposed amendment to the trust agreement provides for, or the issuer trustees otherwise propose to effect, the dissolution, winding-up or termination of the trust in a manner that is not permitted by the trust agreement, then the holders of the then outstanding preferred securities are entitled to vote as a class on the proposed amendment or proposal. The amendment or proposal will not be effective except with the approval of the holders of the majority in aggregate liquidation preference of the preferred securities.

     Any amendment of the trust agreement becomes effective when we give notice of the amendment to the holders of the preferred securities and common securities.

     The property trustee is required to notify each holder of preferred securities whenever the property trustee receives notice of a default with respect to the junior subordinated debentures, unless the property trustee determines in good faith that withholding notice is in the best interests of the holders of the preferred securities. The holders of a majority in aggregate liquidation preference of preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the trust agreement. This includes the right to direct the property trustee to exercise the remedies available to it as a holder of the junior subordinated debentures. If a default occurs while the junior subordinated debentures are held by the property trustee, the issuer trustees are not permitted to:

     - direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or execute any trust or power conferred on the debenture trustee with respect to the junior subordinated debentures;

     - waive any past default that is waivable under the indenture governing the junior subordinated debentures;

     - exercise any right to rescind or annul a declaration that the principal of all the junior subordinated debentures shall be due and payable; or

     - give a required consent to any amendment, modification or termination of the indenture or the junior subordinated debentures,

unless, in each case, they first obtain the approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities. In the case of the fourth bullet clause above, when no trust agreement event of default exists, the holders of the preferred securities and the common securities, voting together as a single class, must approve. When the indenture requires the consent of the holders of the junior subordinated debentures, the property trustee cannot give the consent without first obtaining the consent of each holder of the preferred securities. The issuer trustees cannot revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities.

     Any required approval of holders of preferred securities may be given either at a properly convened meeting of holders of preferred securities or by a written consent. The property trustee must notify record holders of preferred securities of any meeting or of any matter upon which written action is requested.

     No vote or consent of the holders of preferred securities is required for the trust to redeem the preferred securities in accordance with the trust agreement. Holders of preferred securities have no right to appoint or remove the issuer trustees.

     Whenever holders of preferred securities are entitled to vote or consent under any of the circumstances described above, neither we nor the issuer trustees are permitted to vote, and any preferred securities that we or any of the issuer trustees or any of our affiliates own will be treated as if they were not outstanding for that purpose.

                           PAYMENT AND PAYING AGENCY

     DTC will make payments on the preferred securities by crediting the relevant accounts at DTC on the distribution dates. If any preferred securities are not held by DTC, then the paying agent will mail checks to the registered holders at their addresses as shown on its register, and the redemption price or liquidation amount will be paid in immediately available funds when the holder surrenders the preferred security. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and to us. The paying agent can resign upon 30 days' written notice to the property trustee and to us. If the property trustee resigns as paying agent, the administrative trustees will appoint a bank or trust company acceptable to the administrative trustees and to us to act as paying agent.

                     TRANSFER AGENT, REGISTRAR AND PAYING,
                         CONVERSION AND EXCHANGE AGENT

     The property trustee will act as transfer agent, registrar and paying, conversion and exchange agent for the preferred securities. If the trust issues certificated preferred securities, they will be registered in the name of the security holder. The preferred securities may be transferred or exchanged, based on administrative procedures described in the trust agreement, without the payment of any service charge (other than any tax or other governmental charge) by contacting the registrar and transfer agent, Firstar Bank, N.A., Corporate Trust, 425 Walnut Street, Cincinnati, Ohio 45202. The trust will not register transfers of the preferred securities after they are called for redemption.

                  INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee is required to perform only the duties that are specifically set forth in the trust agreement, other than during the continuance of a trust agreement event of default. After a trust agreement event of default, the property trustee is required to exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee has no obligation to exercise any of its powers under the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur by doing so. If no trust agreement event of default exists and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, then we will have the right to tell the property trustee which action to take unless the matter is one on which holders of preferred securities are entitled to vote. If we don't give any directions, the property trustee will take whatever action it deems advisable and in the best interests of the holders of the preferred securities and common securities. The property trustee will have no liability except for its own bad faith, negligence or willful misconduct. We and our subsidiaries may maintain deposit accounts and conduct other banking and securities transactions and relationships with the property trustee in the ordinary course of business.

                             EXPENSES OF THE TRUST

     We will pay all of the costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of any preferred securities or common securities the amounts due to the holders under the terms of those securities.

                                 MISCELLANEOUS

     The administrative trustees are to operate the trust in such a way that:

     - the trust will not be:

       - deemed to be an "investment company" required to be registered under the Investment Company Act; or

       - classified as an association taxable as a corporation or partnership for United States federal income tax purposes; and

     - the junior subordinated debentures will be treated as our indebtedness for United States federal income tax purposes.

We and the administrative trustees are authorized to take any lawful action consistent with the certificate of trust and the trust agreement that we and the administrative trustees determine in our discretion to be necessary or desirable for these purposes, as long as the action does not materially and adversely affect the interests of the holders of the preferred securities.

     Holders of the preferred securities have no preemptive or similar rights.

     The trust may not borrow money or issue debt or mortgage or pledge any of its assets.

                                 GOVERNING LAW

     The trust agreement and the preferred securities are governed by Delaware law, excluding Sections 3540 and 3561 of Title 12 of the Delaware Code.

                          DESCRIPTION OF THE GUARANTEE

     When the trust securities are issued, we will execute and deliver a guarantee agreement for the benefit of the holders of the preferred securities. The guarantee agreement will be qualified as an indenture under the Trust Indenture Act. Firstar Bank, N.A. will act as guarantee trustee under the guarantee for the purposes of compliance with the Trust Indenture Act, and will hold the guarantee for the benefit of the holders of the preferred securities.

     We have summarized certain provisions of the guarantee below. Because this is a summary, it does not contain all information you should consider. The form of the guarantee agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and you should read the guarantee agreement for provisions that may be important to you.

                                    GENERAL

     We will promise to make the guarantee payments to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert, other than the defense of payment. The guarantee covers the following payments, to the extent not paid by or on behalf of the trust:

     - any accumulated and unpaid distributions required to be paid on the preferred securities, but only if and to the extent that the trust has funds on hand available for the distributions at that time;

     - the redemption price of any preferred securities called for redemption, if and to the extent that the trust has funds on hand available to pay the redemption price at that time; or

     - upon a voluntary or involuntary dissolution, winding up or liquidation of the trust, unless the junior subordinated debentures are distributed to the holders of the preferred securities, the lesser of

       - the liquidation distribution to the extent that the trust has funds on hand available to make the distribution; or

       - the amount of assets of the trust remaining available for distribution to holders of preferred securities.

     Our obligation to make a guarantee payment may be satisfied either by our direct payment of the required amounts to the holders of the preferred securities or by causing the trust to pay them.

     The guarantee is an irrevocable guarantee on a subordinated basis of the trust's obligations under the preferred securities, but applies only to the extent that the trust has funds sufficient to make the required payments. If we do not make interest payments on the junior subordinated debentures held by the trust, the trust will not be able to pay distributions on the preferred securities. The guarantee is a guarantee of payment, not a guarantee of collection. This means that the guaranteed party may institute legal proceedings against us as the guarantor to enforce its rights under the guarantee without first suing anyone else.

     We also have agreed to guarantee the obligations of the trust with respect to the common securities to the same extent as our guarantee to holders of the preferred securities. If there is a trust agreement event of default, however, the holders of preferred securities will have priority over the holders of common securities as to distributions and payments on liquidation, redemption or otherwise during the continuance of the default.

     Our obligations described in this prospectus under the guarantee agreement, the trust agreement, the junior subordinated debentures, and the securities resolution under the indenture, taken together, constitute our full, irrevocable and unconditional guarantee of payments due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities. See "THE TRUST," "DESCRIPTION OF THE PREFERRED SECURITIES" and "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES."

                         SUBORDINATION OF THE GUARANTEE

     The guarantee is an unsecured obligation and will rank subordinate and junior in right of payment to all of our other liabilities. The guarantee will rank equal in right of payment with most senior preferred shares, if any, which we may issue and with any guarantee of any preferred shares of any of our affiliates that we may enter into.

     The guarantee will be held for the benefit of the holders of the preferred securities, and can be discharged only by payment of the guaranteed payments in full (to the extent not paid by the trust) or by distribution of the junior subordinated debentures to the holders of the preferred securities. The guarantee does not limit the additional debt that we may incur.

                           AMENDMENTS AND ASSIGNMENT

     The guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding preferred securities, except that no approval is required for changes that do not adversely affect the rights of the holders of the preferred securities. The manner of obtaining approval is the same as described under "DESCRIPTION OF THE PREFERRED SECURITIES -- Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the guarantee agreement will bind our successors, assigns, receivers, trustees and representatives.

                                  OUR PROMISES

     We promise in the guarantee that we will pay all required additional sums to the trust, if the trust holds all of the junior subordinated debentures, a tax event exists and we elect to pay additional amounts with respect to the preferred securities and common securities. This promise is subject to the subordination provisions described above. For a description of a tax event and our right to elect to pay additional amounts, see "DESCRIPTION OF THE PREFERRED SECURITIES -- Tax Event Exchange or Redemption."

     We also promise to be bound by a number of restrictions if:

     - we actually know of a debenture event of default or an event that, with notice or time will be a debenture event of default, and we have not taken reasonable steps to cure that default;

     - we are in default in paying any of our obligations under the guarantee;
       or

     - we have given notice of our election to defer interest payments on the junior subordinated debentures and we have not rescinded that notice.

     The restrictions that will be in effect in the above instances are the same ones that are described in "DESCRIPTION OF THE PREFERRED
SECURITIES -- Distributions" that will be in effect if we elect to defer interest payments.

     We also promise in the guarantee agreement:

     - for so long as preferred securities are outstanding, we will not convert junior subordinated debentures except pursuant to a notice of conversion delivered to the conversion agent by a holder of preferred securities;

     - to maintain, directly or indirectly, 100% ownership of the common securities, except that successors described in the indenture are permitted to succeed to our ownership of the common securities;

     - not to voluntarily terminate, wind-up or liquidate the trust except in connection with a distribution of the junior subordinated debentures to the holders of the preferred securities in liquidation of the trust or in connection with the mergers, consolidations or amalgamations permitted by the trust agreement;

     - to reserve for issuance the number of common shares that would be required from time to time to be issued upon the conversion of all the junior subordinated debentures then outstanding;

     - to use our reasonable efforts, consistent with the terms of the trust agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation or a partnership for

       United States federal income tax purposes; and

     - to deliver common shares upon the conversion of preferred securities by the holders.

     We also promise to honor all obligations described in the guarantee relating to the conversion or exchange of the preferred securities into or for common shares or junior subordinated debentures.

                               EVENTS OF DEFAULT

     We will be in default under the guarantee agreement if we don't make required payments when due or if we fail to perform some other obligation and we do not cure our failure to perform within 60 days after we receive notice of that failure. The holders of a majority in aggregate liquidation amount of the preferred securities have the right:

     - to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee under the guarantee agreement;

     - to direct the exercise of any power conferred upon the guarantee trustee under the guarantee agreement; and

     - waive any event of default and its consequences.

     If the guarantee trustee fails to enforce the guarantee, any holder of preferred securities may institute a legal proceeding directly against us to enforce that holder's rights under the guarantee agreement without first instituting a legal proceeding against the trust, the guarantee trustee or anyone else. In addition, any record holder of preferred securities may proceed directly against us to obtain payment of the guaranteed amounts described under "General" above without first waiting for the guarantee trustee to enforce the guarantee and without instituting any legal proceedings against the trust, the guarantee trustee or anyone else.

     As guarantor, we are required to file annually with the guarantee trustee a certificate stating whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee agreement.

                             INFORMATION CONCERNING
                             THE GUARANTEE TRUSTEE

     The guarantee trustee promises to perform only the duties that are specifically set forth in the guarantee agreement, unless we are in default in performing the guarantee. When we are in default under the guarantee, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur by doing so.

                          TERMINATION OF THE GUARANTEE

     The guarantee will terminate upon:

     - full payment of the redemption price of the preferred securities,

     - full payment of the amounts payable upon liquidation of the trust,

     - a distribution of common shares to the holders of preferred securities upon conversion of their preferred securities, or

     - the distribution of junior subordinated debentures to the holders of the preferred securities in exchange for all of the preferred securities.

     The guarantee will continue to be effective or will be reinstated, as the case may be, if any holder of the preferred securities must ever restore payment of any sums paid under the preferred securities or the guarantee.

                                 GOVERNING LAW

     The guarantee agreement is governed by the laws of Ohio.

               DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

     We will issue the junior subordinated debentures under a Junior Convertible Subordinated Indenture between us and Firstar Bank, N.A., as debenture trustee. We have summarized selected provisions of the junior subordinated debentures and the indenture below. Because this is a summary, it does not contain all information you should consider. The form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. You should read the form of indenture for provisions that may be important to you.

                                    GENERAL

     The junior subordinated debentures are unsecured and rank junior and subordinate in right of payment to all of our senior debt, as described below. The debentures are limited in aggregate principal amount to approximately

$21,887,500 ($25,170,625, if the option granted to the underwriters to buy additional securities is exercised in full), which equals the sum of the aggregate stated liquidation preference of the preferred securities and the capital contributed by us in exchange for the common securities. The indenture does not limit us from incurring or issuing additional debt. See "Subordination." Concurrently with the issuance of the preferred securities, the trust will invest the proceeds of the sale of those securities and the consideration paid by us for the common securities in the junior subordinated debentures.



     The junior subordinated debentures are not subject to any sinking fund provision. The entire principal amount of the debentures matures, and becomes due and payable, together with any accrued and unpaid interest on the debentures, on September 30, 2029.


                           DEFINITION OF SENIOR DEBT

     For purposes of the junior subordinated debentures, "senior debt" means the principal of, and premium, if any, and interest, if any, on the following types of our debt:

     - all of our obligations for borrowed money;

     - all of our obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     - all of our reimbursement obligations with respect to letters of credit, bankers' acceptances or similar facilities issued for our account;

     - all of our obligations issued or assumed as the deferred purchase price of property or services, except trade accounts payable or accrued liabilities arising in the ordinary course of business;

     - all of our capital lease obligations; and

     - all obligations of another person or entity of the nature set forth above that we have guaranteed or for which we are responsible or liable, directly or indirectly, as obligor or in any other capacity.

     Nevertheless, if the documents that create or evidence any of the foregoing kinds of debt specifically state that the particular obligation is not superior in right of payment to the junior subordinated debentures or to other of our debt that ranks equally with or subordinate to the debentures, then that debt will not be senior debt. Senior debt can be contingent indebtedness, and it includes both existing indebtedness and indebtedness that we may incur in the future.

     However, in no event will the following types of debt ever be considered to be senior debt:

     - any of our debt which is without recourse to us when it is incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code;

     - any debt we owe to our subsidiaries;

     - any debt we owe to any of our employees;

     - any liability for taxes;

     - any debt or other monetary obligations to trade creditors or assumed by us or any of our subsidiaries in the ordinary course of business in connection with obtaining goods, materials or services; and

     - the junior subordinated debentures issued to the trust.

                                    INTEREST


     The junior subordinated debentures bear interest at the annual rate of 10.0% per annum, payable quarterly in arrears on September 30, December 31, March 31 and June 30 of each year, commencing on December 31, 1999, to the holders of record at the close of business on the last business day before the interest payment date. We anticipate that each debenture will be held in the name of the property trustee in trust for the benefit of the holders of the preferred securities and the common securities, unless and until the trust is liquidated. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months.


     If any date on which interest is payable is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day. No additional interest or other payment will accrue because of this delay in the payment date. Accrued interest that is not paid on the applicable interest payment date will bear additional interest, to the extent permitted by law, at the stated rate per annum, compounded quarterly. The term "interest" includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable interest payment date, and additional sums described in "DESCRIPTION OF THE PREFERRED SECURITIES -- Tax Event Exchange or Redemption," as applicable.

                           PAYMENT AND PAYING AGENTS

     Payments on junior subordinated debentures represented by a global security will be made to DTC, as the depositary for the debentures. See "BOOK-ENTRY ISSUANCE." In the event junior subordinated debentures are issued in definitive form rather than as a global security, principal of and premium, if any, and any interest on debentures will be payable, the transfer of the debentures will be registerable, and the debentures will be exchangeable for debentures of other denominations of a like aggregate principal amount at the corporate office of the debenture trustee or at the office of any paying agent or paying agents as we may designate. However, at our option, payment of any interest may be made:

     - by check mailed to the holder at the address appearing in the securities register, or

     - by wire transfer to an account maintained by the holder as specified in the securities register, provided that proper transfer instructions have been received by the record date.

     Payment of any interest on junior subordinated debentures will be made to the registered holder of the debentures at the close of business on the record date for such interest, except in the case of defaulted interest. The record date for the interest payable on any interest payment date will be 15 days prior to the relevant interest payment date. We may at any time designate additional paying agents or rescind the designation of any paying agent.

     If we have deposited any monies with the debenture trustee or any paying agent, or if we hold any monies in trust, for payments due and payable on the junior subordinated debentures and those funds remain unclaimed after two years, then we may request that those funds be returned to us or we may cease holding them in trust. In that case, the holder of the debenture may seek payment of the unpaid amount only from us in the capacity of a general unsecured creditor.

                      OPTION TO DEFER PAYMENT OF INTEREST

     If we are not in default under the indenture, we have the right to defer the payment of interest, including any liquidated damages, on the junior subordinated debentures at any time or times for periods of up to 20 consecutive quarters each. We may not, however, defer the payment of interest beyond the stated maturity date of the debentures. We may exercise this deferral right on multiple occasions during the term of the junior subordinated debentures. To the extent permitted by law, additional interest will accumulate on any unpaid interest to which the holder of the debentures is entitled at the stated annual rate, compounded quarterly from the relevant payment date of the unpaid interest. At the end of any interest deferral period, we must pay all interest then accrued and unpaid. During an interest deferral period, the holders of the debentures, or the holders of preferred securities while the preferred securities are outstanding, will continue to be required to accrue interest income for United States federal income tax purposes. See "UNITED STATES TAXATION -- Interest Income and Original Issue Discount."

     We are restricted during any interest deferral period from taking certain actions. These restrictions are described in "DESCRIPTION OF THE PREFERRED SECURITIES -- Distributions."

     If we intend to defer interest as described above, we will give the property trustee, the administrative trustees and the debenture trustee notice of our election to defer interest at least one business day before the earlier of:

     - the record date for distributions on the preferred securities, or if no preferred securities are outstanding, the record date for the date interest on the junior subordinated debentures would have been payable except for the election to defer interest; and

     - the date the property trustee is required to give notice of the record date to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the preferred securities, or if no preferred securities are outstanding, the date the debenture trustee is required to give notice of the record date to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the junior subordinated debentures.

     The debenture trustee and the property trustee will notify the holders of the junior subordinated debentures and the preferred securities, respectively, of our election to defer interest payments.

                              MANDATORY REDEMPTION

     We will redeem the junior subordinated debentures in their entirety upon repayment of the indebtedness represented by the debentures at maturity or as a result of acceleration upon the occurrence of an indenture event of default. The redemption price will equal 100% of the principal amount of the debentures, together with any accrued and unpaid interest on the debentures. The redemption payment will be made prior to 12:00 noon, New York City time, on the date of the repayment or acceleration or at any other time on any earlier date that we and the holders of the debentures may agree. The debentures are not entitled to the benefit of any sinking fund or, except as set forth above or as a result of acceleration, any other provision for mandatory prepayment.

                              OPTIONAL REDEMPTION


     On and after October 1, 2002, we will have the right, at any time and from time to time, to redeem all or any part of the junior subordinated debentures, upon notice given as provided below. If the debentures are redeemed during the 12-month period commencing October 1, in each of the following years, the redemption price will be as set forth below expressed as a percentage of the principal amount of the debentures being redeemed, together with any accrued but unpaid interest on the portion being redeemed:



                               REDEMPTION
            YEAR                 PRICE
- -----------------------------  ----------
2002.........................   107.000%
2003.........................   106.000
2004.........................   105.000
2005.........................   104.000
2006.........................   103.000
2007.........................   102.000
2008.........................   101.000
2009 and thereafter..........   100.000



     We also may redeem the junior subordinated debentures, in whole or in part, on or after October 1, 2001 and prior to October 1, 2002, at a redemption price of 108.000%, plus accrued and unpaid interest, if any, to the date fixed for redemption if the closing price of our common shares has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending not more than five trading days prior to the date of mailing of the notice of redemption.


     For so long as the trust holds all the outstanding junior subordinated debentures, the proceeds of any redemption will be used by the trust to redeem preferred securities and common securities in accordance with their terms. We may not redeem the debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding debentures. We may not, in any case, redeem the junior subordinated debentures unless all accrued and unpaid interest has been paid in full on all outstanding debentures through the last interest payment date prior to and including the date of redemption.

     We also will have the right to redeem the junior subordinated debentures following the occurrence of a tax event, as described in "DESCRIPTION OF THE PREFERRED SECURITIES -- Tax Event Exchange or Redemption," at a redemption price equal to the principal amount of the debentures, plus any accrued and unpaid interest.

                             REDEMPTION PROCEDURES

     Notice of a redemption of the junior subordinated debentures and the procedures for the redemption will be as provided with respect to the preferred securities under "DESCRIPTION OF THE PREFERRED SECURITIES -- Redemption Procedures." We will mail notice of a redemption at least 30 days but not more than 60 days before the redemption date to each holder of junior subordinated debentures to be redeemed at its registered address. Unless we fail to pay the redemption price, interest will cease to accrue on the debentures called for redemption on and after the redemption date.

                                DISTRIBUTION OF
                         JUNIOR SUBORDINATED DEBENTURES

     We have the right to terminate the trust at any time and cause the junior subordinated debentures to be distributed to the holders of the preferred securities after all liabilities to creditors of the trust are satisfied as provided by applicable law. If the junior subordinated debentures are distributed to the holders of preferred securities in liquidation of the trust, including a dissolution and liquidation following a tax event or investment company event, the debentures will be issued in the form of one or more global securities and DTC, or the successor depositary for the preferred securities, will act as depository for the debentures. We anticipate that the depositary arrangements for the debentures will be substantially the same as those for the preferred securities. For a description of DTC and the terms of the depositary matters, see "BOOK-ENTRY ISSUANCE."

                               CONVERSION OF THE
                         JUNIOR SUBORDINATED DEBENTURES


     The junior subordinated debentures are convertible at the option of the holders into our common shares at any time prior to redemption or maturity at the rate of 0.80 common shares for each $20 in principal amount of the debentures, subject to the conversion price adjustments described under "DESCRIPTION OF THE PREFERRED SECURITIES -- Conversion Price Adjustments." This equates to an initial conversion price of $25 per common share. For so long as the preferred securities are outstanding, the trust is prevented from converting the junior subordinated debentures except pursuant to a notice of conversion delivered to the conversion agent by a holder of preferred securities. Upon surrender of preferred securities to the conversion agent for conversion, the trust will distribute the commensurate principal amount of the debentures to the conversion agent on behalf of the holder of the preferred security converted. The conversion agent will convert those debentures into common shares on behalf of the holder. Our delivery through the conversion agent to the holders of the debentures of the fixed number of common shares into which the debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will satisfy our obligation to pay the principal amount of the debentures, and the accrued and unpaid interest attributable to the period from the last date to which interest has been paid or provided for.


                           MODIFICATION OF INDENTURE

     We and the debenture trustee may amend the indenture from time to time without the consent of any of the holders of the junior subordinated debentures:

     - to cure ambiguities, defects or inconsistencies, if such action does not materially adversely affect the interest of the holders of the junior subordinated debentures or the

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       holders of the preferred securities as long as they remain outstanding;
       or

     - to qualify or maintain the qualification of the indenture under the Trust Indenture Act.

     We and the debenture trustee may amend the indenture in other respects with the consent of holders representing not less than a majority in principal amount of the outstanding junior subordinated debentures. However, without the consent of each holder of the junior subordinated debentures so affected, no amendment may:

     - change the stated maturity of the junior subordinated debentures;

     - reduce the principal amount of the junior subordinated debentures;

     - reduce the rate or extend the time of payment of interest on the junior subordinated debentures, other than deferrals of the payments of interest as described above under "Option to Defer Payment of Interest;"

     - reduce the premiums payable upon the redemption of the junior subordinated debentures;

     - impair any right to institute suit for the enforcement of any payment on the junior subordinated debentures;

     - change the subordination provisions of the indenture;

     - change any right to convert any junior subordinated debentures in a manner adverse to the holders; or

     - reduce the percentage of principal amount of the junior subordinated debentures that is required to consent to any modification of the indenture.

     In addition, for so long as any of the preferred securities remain outstanding and any indebtedness remains outstanding under the junior subordinated debentures, none of the following actions may occur without the prior consent of the holders of at least a majority in aggregate liquidation preference of the preferred securities then outstanding:

     - no modification of the indenture may be made that adversely effects the holders of the preferred securities in any material respect;

     - no termination of the indenture may occur; or

     - no waiver of any debenture event of default or waiver of any covenant under the indenture may be effective.

     Finally, where a consent under the indenture would require the consent of each holder of junior subordinated debentures, the property trustee will not give this consent without the prior consent of each holder of the preferred securities.

                          DEBENTURE EVENTS OF DEFAULT

     Each of the following is an event of default with respect to the junior subordinated debentures:

     - our failure for 30 days to pay any interest on the junior subordinated debentures when due, except in the case of permitted deferrals of interest as described under "Option to Defer Payment of Interest;"

     - our failure to pay any principal of or premium, if any, on the junior subordinated debentures when due, whether at maturity, upon redemption by declaration, or at any other time;

     - our failure to deliver common shares upon an election by a holder of junior subordinated debentures to convert the debentures;

     - our continued failure for 90 days to observe or perform any other promise we made in the indenture after written notice of the default is given as provided in the indenture; or

     - certain events of bankruptcy, insolvency or reorganization relating to us.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures have the right to direct the time, method and place of conducting any proceeding

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

for any remedy available to the debenture trustee or exercising any trust or power conferred on the trustee consistent with the indenture. The debenture trustee or the holders of not less than 25% in aggregate principal amount of the junior subordinated debentures then outstanding may declare the principal due and payable immediately upon an event of default described above. If the debenture trustee or the holders of the junior subordinated debentures fail to make the declaration, the holders of at least 25% in aggregate liquidation preference of the preferred securities then outstanding will have that right. The holders of a majority in aggregate outstanding principal amount of the debentures may annul and rescind this declaration if the default (other than the non-payment of the principal of the debentures that has become due solely by acceleration) has been cured or waived and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee. If the holders of the debentures fail to annul and rescind the declaration, the holders of a majority in aggregate liquidation preference of the preferred securities then outstanding will have that right.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures affected may, on behalf of the holders of all the debentures, waive any past default, except:

     - a default in the payment of principal or interest, unless we have cured the default and deposited with the debenture trustee an amount sufficient to pay all matured installments of interest and principal due otherwise than by acceleration; or

     - a default under a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debenture.

     If the holders of the junior subordinated debentures fail to waive the default, the holders of a majority in aggregate liquidation preference of the preferred securities will have that right. We are required to file annually with the debenture trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

     If a debenture event of default exists, the property trustee has the right to declare the principal of and the interest on the debentures and any other amounts payable under the indenture to be immediately due and payable and to enforce its other rights as a creditor with respect to the junior subordinated debentures.

                             ENFORCEMENT OF RIGHTS
                       BY HOLDERS OF PREFERRED SECURITIES

     If a debenture event of default exists and the event is attributable to our failure to pay interest or principal on the junior subordinated debentures on the date interest or principal is due, a holder of preferred securities may institute a direct action for payment after the due date. We may not amend the indenture to remove the foregoing right to bring a direct action unless we have received the prior written consent of the holders of all of the preferred securities. Our payment to a holder of preferred securities in connection with a direct action will not affect our obligation to pay the principal of or interest on the junior subordinated debentures held by the trust or the property trustee. We will be subrogated to the rights of the holder of the preferred securities with respect to payments on the preferred securities to the extent of any payments made by us to the holder in any direct action.

                     CONSOLIDATION, MERGER, SALE OF ASSETS
                             AND OTHER TRANSACTIONS

     We may not merge, consolidate, transfer or lease our assets substantially as an entirety to any entity, and no entity may merge, consolidate or transfer or lease its assets substantially as an entirety to us, unless:

     - in case we consolidate with or merge into another entity or transfer our assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia and the successor expressly assumes our obligations under the junior subordinated debentures;

     - immediately after giving effect to the transaction, no debenture event of default, and no event that with notice or time would be a debenture event of default, will exist;

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

     - in the case of the junior subordinated debentures, the transaction is permitted under the trust agreement and guarantee relating to the preferred securities, and does not give rise to any breach or violation of the trust agreement or the guarantee; and

     - other conditions as prescribed in the indenture are met.

     The general provisions of the indenture do not afford holders of the junior subordinated debentures protection in the event of a highly leveraged or other transaction involving us that may adversely affect those holders.

                           SATISFACTION AND DISCHARGE

     The indenture will cease to be effective, with limited exceptions, and we will have satisfied and discharged the indenture, if sufficient funds are deposited in trust to pay all junior subordinated debentures not previously delivered to the debenture trustee for cancellation. We may make this deposit with respect to the debentures when they are due and payable, when they will become due and payable at their stated maturity within one year, or when they are to be properly called for redemption within one year.

                                 SUBORDINATION

     All junior subordinated debentures issued under the indenture will be subordinate and junior in right of payment to all our senior debt. Upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding, the holders of our senior debt first will be entitled to receive payment of the senior debt in full before the property trustee, on behalf of the holders of the junior subordinated debentures, will be entitled to receive or retain any payment on the debentures.

     If the maturity of the junior subordinated debentures is accelerated, the holders of all senior debt outstanding at the time of the acceleration first will be entitled to receive payment of all amounts due on the senior debt, including any amounts due upon its acceleration, in full before the holders of debentures will be entitled to receive or retain any payment on the debentures.

     No payments may be made on account of the junior subordinated debentures if a default in paying any senior debt exists or if an event of default with respect to any senior debt resulting in the acceleration of the maturity of the senior debt exists or if any judicial proceeding is pending with respect to any default.

                                 GOVERNING LAW

     The indenture and the junior subordinated debentures are governed by the laws of Ohio.

                           INFORMATION CONCERNING THE
                     JUNIOR SUBORDINATED DEBENTURE TRUSTEE

     The debenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of the debentures, unless offered reasonable indemnity against the costs, expenses and liabilities that it might incur by doing so. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

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

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
              THE JUNIOR SUBORDINATED DEBENTURES AND THE GUARANTEE

                        FULL AND UNCONDITIONAL GUARANTEE

     We irrevocably guarantee payment of distributions and other amounts due on the preferred securities to the extent that the trust has funds available for the payment of the distributions and as set forth under "DESCRIPTION OF THE GUARANTEE." Taken together, our obligations under the junior subordinated debentures, the securities resolution, the indenture, the trust agreement and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities.

     If and to the extent that we do not make payments on the junior subordinated debentures, the trust will not make distributions or pay other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay the distributions. In that event, the remedy for a holder of preferred securities is to institute a legal proceeding directly against us for enforcement of payment of the distributions to the holder. Our obligations under the guarantee are subordinate and junior in right of payment to all of our other liabilities and rank pari passu with most senior preferred shares, if any, we may issue and with any guarantee we may enter into within respect of any preferred shares of any of our affiliates.

                            SUFFICIENCY OF PAYMENTS

     As long as all payments are made when due on the junior subordinated debentures, those payments will be sufficient to cover distributions and other payments due on the preferred securities. This is primarily because:

     - the aggregate principal amount of the junior subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the preferred securities and related common securities;

     - the interest rate and interest and other payment dates on the junior subordinated debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

     - we have promised to pay any and all costs, expenses and liabilities of the trust other than the trust's obligations under its preferred and common securities; and

     - the trust agreement provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

     We have the right to set-off any payment we are otherwise required to make under the indenture if and to the extent we have already made, or are concurrently making, a payment under the guarantee agreement.

                            ENFORCEMENT OF RIGHTS OF
                        HOLDERS OF PREFERRED SECURITIES

     A holder of a preferred security may institute a legal proceeding directly against us to enforce the holder's rights under the guarantee agreement without first instituting a legal proceeding against the guarantee trustee, the trust or anyone else.

     A default by us under our senior debt would not necessarily constitute a trust agreement event of default. In the event of a payment default under, or acceleration of, our senior debt, the subordination provisions of the indenture provide that no payments may be made with respect to the junior subordinated debentures until the senior debt has been paid in full or the payment default under the senior debt has been cured or waived. For a description of our senior debt, see "DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES -- General." Our failure to make required payments on the junior subordinated debentures would constitute a trust agreement event of default.

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

                          LIMITED PURPOSE OF THE TRUST

     The trust's preferred securities evidence undivided beneficial ownership interests in the assets of the trust, and the trust exists for the sole purpose of issuing its preferred securities and common securities, investing the proceeds in junior subordinated debentures and engaging in only those other activities necessary, convenient or incidental to those purposes. A principal difference between the rights of a holder of a preferred security and a holder of a debenture is that a holder of a debenture is entitled to receive from us the principal amount of and interest accrued on junior subordinated debentures held, while a holder of preferred securities is entitled to receive distributions from the trust, or from us under the guarantee agreement, if and to the extent the trust has funds available for the payment of the distributions.

                            RIGHTS UPON LIQUIDATION

     Upon any voluntary or involuntary termination, winding-up or liquidation of the trust involving the liquidation of the junior subordinated debentures, the holders of the preferred securities will be entitled to receive the liquidation distribution in cash, out of the assets of the trust. See "DESCRIPTION OF THE PREFERRED SECURITIES -- Liquidation Distribution upon Dissolution." If we become subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debentures, would be one of our subordinated creditors. The property trustee would be subordinated in right of payment to all of our senior debt, but it would be entitled to receive payment in full of principal and interest before our shareholders receive payments or distributions. We are the guarantor under the guarantee agreement and pursuant to the indenture have agreed to pay all costs, expenses and liabilities of the trust, other than the trust's obligations to the holders of its preferred and common securities. Accordingly, in the event of our liquidation or bankruptcy, the positions of a holder of preferred securities and of a holder of junior subordinated debentures are expected to be substantially the same relative to our other creditors and to our shareholders.

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

                       DESCRIPTION OF OUR CAPITAL SHARES

     Our articles of incorporation provide that we may issue up to 22,005,850 common shares and 5,000,000 preferred shares. As of June 30, 1999, we had a total of 5,943,183 common shares outstanding, we held 19,017 common shares in our treasury and options to purchase 446,783 additional common shares were outstanding. None of our preferred shares are outstanding. The following description of our capital shares is intended to be a summary and does not describe all of the provisions of our articles of incorporation or regulations. For a more thorough understanding of the terms of our capital shares, you should refer to our articles of incorporation and regulations, which are filed with the SEC and included as exhibits to the registration statement of which this prospectus is a part. See "WHERE YOU CAN FIND MORE INFORMATION" below.

                                 COMMON SHARES

     Our outstanding common shares are listed on the New York Stock Exchange. The holders of the common shares are entitled to one vote per share on each matter on which the shareholders vote. Subject to the preferences of any outstanding preferred shares, the holders of the common shares are entitled to receive ratably any dividends declared by the Board of Directors. If we liquidate, are dissolved or our business is wound up, the holders of the common shares are entitled to share ratably in all assets remaining after payment of all liabilities and any liquidation preference of any outstanding preferred shares. All outstanding common shares are fully paid and non-assessable, and all common shares issued upon conversion of junior subordinated debentures will be fully paid and non-assessable when issued.

     The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company in New York, New York.

                                PREFERRED SHARES

     Our Board of Directors has the authority, without further action by the shareholders, to issue up to 5,000,000 preferred shares in one or more series and may designate the dividend rates, dividend payment dates, redemption rates, redemption prices, liquidation prices, sinking fund requirements, conversion rights, restrictions on the issuance of shares of the same series or of any other class or series and the like. The Board of Directors also has the authority to amend the terms of the preferred shares to fix the voting rights of the entire class at any time that there are no preferred shares outstanding. Accordingly, without shareholder approval, we can issue preferred shares with conversion, voting and other rights which might discourage or prevent a takeover or other change in control. We have no current plans to issue any of our preferred shares.

                           OHIO MERGER MORATORIUM ACT

     We are subject to Ohio's Merger Moratorium Act. This act prohibits us from engaging in specified business transactions, including mergers, asset sales, loans, liquidation and the like, with a beneficial owner of 10% or more of our outstanding common shares during the three-year period following the date the person became the owner of the 10% interest unless, prior to that date, the specified transaction or the person's acquisition of shares was approved by our directors. After the three-year moratorium, we can engage in a transaction with the beneficial owner of the 10% or greater interest only if:

     - the transaction is approved by the holders of two-thirds of all of our outstanding voting shares and by the holders of a majority of our voting shares held by persons other that the owner of the 10% or greater interest; or

     - the shareholders receive in the transaction an amount for their shares equal to the higher of the highest amount paid in the past by the owner of the 10% or greater interest or the amount that would be due to them if we were to dissolve.

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                             UNITED STATES TAXATION

     The following discussion summarizes certain of the material United States Federal income tax consequences of the purchase, ownership, disposition and conversion of the preferred securities and junior subordinated debentures. Unless otherwise stated, this summary deals with only preferred securities held as capital assets by holders who purchase the preferred securities upon original issuance. This summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, foreign taxpayers (except to the extent discussed under the heading "United States Alien Holders") or persons that will hold the preferred securities as a position in a straddle, as part of a synthetic security or hedge, as part of a conversion transaction or other integrated investment or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the United States dollar. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the preferred securities. The following discussion constitutes the opinion of Thompson Hine & Flory LLP, tax counsel for us and the trust. This summary is based on the Internal Revenue Code of 1986, legislative history, Treasury regulations, and administrative and judicial interpretations thereof, as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis. The authorities on which this discussion is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership and disposition of the preferred securities may differ from the treatment described below.

     We cannot assure you that the IRS will not challenge the positions discussed below with respect to the tax consequences associated with the preferred securities.

     YOU SHOULD CONSULT YOUR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                             CLASSIFICATION OF THE
                         JUNIOR SUBORDINATED DEBENTURES

     Based in part upon certain factual assumptions and upon certain factual representations made by us, which Thompson Hine & Flory LLP has relied upon and assumed to be true, correct and complete, the junior subordinated debentures will be classified for United States Federal income tax purposes as our indebtedness under current law. By accepting the preferred securities, each holder agrees to treat the junior subordinated debentures as indebtedness and the preferred securities as evidence of the holder's indirect beneficial ownership interest in the corresponding debentures. Because the junior subordinated debentures are treated as indebtedness and the preferred securities are treated as an indirect interest in the debentures, corporate holders of preferred securities will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the debentures.

     We are aware of several recent actions by the IRS concerning obligations that are similar to the junior subordinated debentures. First, in a case involving Enron Corporation now pending before the United States Tax Court, the IRS initially sought to disallow the deduction for interest expense on obligations that are similar to, although different in a number of respects from, the junior subordinated debentures. Those obligations were issued in 1993 and 1994 to partnerships which, in turn, issued "monthly income preferred securities" to investors. In a stipulation filed on December 28, 1998 in the United States Tax Court, the IRS conceded that Enron was entitled to deduct its interest expense on the obligations. Although the IRS apparently has conceded the interest deductibility issue in the Enron case, we cannot assure you that the IRS will not challenge the interest deductions of other taxpayers (such as us) that engage in similar arrangements.

     The IRS also recently issued a technical advice memorandum (PLR 1999-10-046) that addresses whether obligations that are similar to,

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

although different in a number of respects from, the junior subordinated debentures constituted debt or equity for federal income tax purposes. The IRS concluded that the instruments constituted debt. A technical advice memorandum is not binding on the IRS, but it does provide some indication of the views of the IRS National Office on the issues addressed in the memorandum.

     A successful IRS challenge to the classification of the junior subordinated debentures as debt would prevent us from deducting the interest paid or accrued on the debentures for United States Federal income tax purposes and would be a "tax event" that results in the exchange of the debentures for preferred securities or, in certain limited circumstances, the redemption of the debentures by us and the distribution of the resulting cash in redemption of the preferred securities (see "Redemption of Preferred Securities for Junior Subordinated Debentures or Cash" below), or a payment of additional amounts to holders of the preferred securities. Additionally, if the interest on the junior subordinated debentures is not deductible, it could adversely affect our ability to make payments on the junior subordinated debentures. The remainder of this discussion assumes that the junior subordinated debentures will be classified as our indebtedness for United States Federal income tax purposes.

                          CLASSIFICATION OF THE TRUST

     The trust will be classified as a grantor trust and will not be classified as an association taxable as a corporation or partnership for United States Federal income tax purposes. Accordingly, for United States Federal income tax purposes, each holder of preferred securities generally will be considered the owner of an undivided interest in the junior subordinated debentures held by the trust, and each holder of preferred securities will be required to include in the holder's gross income any interest with respect to the holder's allocable share of those junior subordinated debentures. In effect, the preferred securities are ignored for Federal income tax purposes, and each holder is treated as owning an allocable share of the junior subordinated debentures held by the trust.

                  INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     Under the indenture, we have the option to defer the payment of interest on the junior subordinated debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral so long as the deferral does not extend beyond the stated maturity of the debentures. Our option to defer the payment of interest on the junior subordinated debentures will cause the debentures to have original issue discount. Under Treasury regulations that apply to debt instruments issued on or after August 13, 1996, a debt instrument that provides terms and conditions that make the likelihood of late payment a remote contingency does not give rise to "original issue discount." If we exercise our option to defer interest, then we are not permitted to make certain distributions to our shareholders or make payments on any debt that has the same priority as, or is subordinated to, the junior subordinated debentures. The terms and conditions imposed on the junior subordinated debentures are not significant enough to prevent us from electing to defer interest payments because we do not have a history of paying dividends and we have little or no debt on a priority with or subordinated to the junior subordinated debentures.

     Regardless of a holder's regular method of accounting, a holder will recognize interest income (in the form of original issue discount) as it accrues daily on an economic accrual basis instead of on the dates the holder actually received the cash payments. The amount of original issue discount that will be recognized in any quarter (other than during a period in which we exercise our option to defer interest payments on the junior subordinated debentures) will equal approximately the amount of income that accrues on the junior subordinated debentures in that quarter at the stated interest rate. A holder will include interest (in the form of original issue discount) in the holder's gross income regardless of whether the holder receives cash with respect to the period to which the income is attributable. Thus, if we exercise the option to extend any interest payment period, each holder will be required to include original issue discount in gross income even though the holder will not receive any cash payments from the trust during that period.

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     The application of the original issue discount rules also may cause certain
United States federal income tax consequences when the holder sells the preferred securities. These tax consequences are discussed below under "Sale of Preferred Securities."

                        DEDUCTIBILITY OF INTEREST BY US

     Interest accrued on the junior subordinated debentures will be deductible by us for United States Federal income tax purposes.

     We have reviewed the following Federal income tax provisions in determining whether all or a portion of the interest or original issue discount deductions on the junior subordinated debentures is deductible:

     - Section 163(l) of the Internal Revenue Code disallows interest deductions on certain convertible debt instruments. According to its legislative history, this section does not apply where the conversion price of the debt instrument is significantly higher than the market price of the stock on the date of the debt issuance. The junior subordinated debentures are issued with a conversion price that is significantly higher than the market price of our common shares on the date the junior subordinated debentures are issued. Thus, Section 163(l) should not adversely affect our interest or original issue discount deduction with respect to the junior subordinated debentures.

     - Section 279 of the Internal Revenue Code disallows interest deductions on corporate acquisition indebtedness, which generally is defined as certain subordinated and convertible debt instruments issued to provide consideration for the stock or assets of another company. We will take the position that the junior subordinated debentures are not corporate acquisition indebtedness within the meaning of Section 279 of the Internal Revenue Code because:

       - the junior subordinated debentures are not issued to provide consideration for the stock or assets of another company within the meaning of Section
          279(b)(1) of the Internal Revenue Code, and

       - we anticipate that we will satisfy certain financial ratios under
         Section 279(b)(4) of the Internal Revenue Code at the end of this year.

     A successful IRS challenge to the deductibility of interest paid or accrued on the junior subordinated debentures could be a "tax event" that results in the exchange of the junior subordinated debentures for preferred securities or, in certain limited circumstances, the redemption of the junior subordinated debentures by us and the distribution of the resulting cash in redemption of the preferred securities (see "Redemption of Preferred Securities for Junior Subordinated Debentures or Cash" below), or a payment of additional amounts to holders of the preferred securities. For a description of the circumstances that could cause a tax event to occur, see "DESCRIPTION OF THE PREFERRED
SECURITIES -- Tax Event Exchange or Redemption." Additionally, if the interest on the junior subordinated debentures is not deductible, it could adversely affect our ability to make payments on the junior subordinated debentures.

                     REDEMPTION OF PREFERRED SECURITIES FOR
                     JUNIOR SUBORDINATED DEBENTURES OR CASH

     Under some circumstances, the junior subordinated debentures may be distributed to the holders of the preferred securities in exchange for their preferred securities. Upon the distribution, a holder will receive directly a proportional share of the junior subordinated debentures previously held indirectly through the trust. Assuming the treatment of the trust as a grantor trust is respected, a holder will not be taxed on the distribution of the junior subordinated debentures. In that case, a holder's holding period and aggregate tax basis in its junior subordinated debentures will be equal to the holding period and aggregate tax basis in the preferred securities before the distribution. If, however, the trust is treated as an association taxable as a corporation, the distribution likely would constitute a taxable event to the trust and holders of the preferred securities.

     Under certain circumstances, the junior subordinated debentures may be redeemed by us for

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cash and the proceeds of such redemption distributed to holders in redemption of their preferred securities (see "DESCRIPTION OF THE PREFERRED SECURITIES -- Tax Event Exchange or Redemption"). Under current law, such a redemption would constitute a taxable disposition of the redeemed preferred securities, and a holder would recognize gain or loss in the same manner as if it sold such redeemed preferred securities for cash (see "Sale of Preferred Securities" immediately below).

                          SALE OF PREFERRED SECURITIES

     A holder of preferred securities that sells preferred securities will recognize gain or loss equal to the difference between the amount realized on the sale of the preferred securities and the holder's adjusted tax basis in the preferred securities sold. The tax basis of a preferred security will be increased by the amount of any interest (in the form of original issue discount) that is included in income, and will be decreased by the amount of any payment we made on the junior subordinated debentures. In general, the gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the preferred securities have been held for more than one year at the time of sale. Long-term capital gain of an individual U.S. Holder is subject to a maximum United States Federal income tax rate of 20% for capital assets held for more than one year. Capital gain on the disposition of assets held for not more than one year is taxed at the rates applicable for ordinary income (i.e., up to 39.6% for individuals for United States Federal income tax purposes).

     The preferred securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying junior subordinated debentures (for example, if we exercise our option to defer interest payments on the debentures). A holder that disposes of its preferred securities before the record date for the payment of distributions will not receive payment of distributions for the period before the sale. The holder, however, will be required to include accrued original issue discount on the junior subordinated debentures through the date of the sale as ordinary income for U.S. federal income tax purposes. This accrued but unpaid original issue discount will increase the holder's adjusted tax basis in the preferred securities. This increase in the adjusted tax basis in the preferred securities will increase the amount of any capital loss or reduce the amount of any capital gain that the holder may have otherwise realized on the sale. In general, an individual U.S. taxpayer may use capital losses to offset capital gains plus up to $3,000 ($1,500 for married individuals filing separate returns) of ordinary income for United States Federal income tax purposes.

                       CONVERSION OF PREFERRED SECURITIES
                               INTO COMMON SHARES

     A holder of preferred securities may at any time elect to convert the preferred securities into our common shares. Upon exercising this election, the holder will exchange the preferred securities that are converted for a portion of the corresponding junior subordinated debentures held by the trust, and the junior subordinated debentures will be converted into common shares. Assuming the treatment of the trust as a grantor trust is respected, a holder of preferred securities will not recognize income, gain or loss upon the exchange of the preferred securities for the corresponding amount of junior subordinated debentures, and then converted into common shares. A holder of preferred securities will recognize gain, however, upon the receipt of cash in lieu of a fractional common share equal to the small amount of cash received less the holder's tax basis in the fractional share. The holder's tax basis in the common shares received upon conversion will be equal to such holder's tax basis in the preferred securities delivered to the conversion agent for exchange, which will include any accrued but unpaid original issue discount, less the basis allocated to any fractional share for which cash is received. The holder's holding period in the common shares received upon conversion begins on the date the holder acquired the preferred securities.

                         ADJUSTMENT OF CONVERSION PRICE

     A holder of preferred securities may at any time elect to convert the preferred securities into our common shares at an established conversion ratio. This conversion ratio is subject to an adjustment in certain events (see "DESCRIPTION OF THE PREFERRED SECURITIES -- Conversion Price Adjustments"). Under some circumstances, an increase in the conversion ratio (i.e., a reduction in the conversion price) for the junior subordinated debentures will be treated as a deemed distribution from us. The deemed distribution would be treated as dividend income to holders of the preferred securities to the extent of our current or accumulated earnings and profits. The holders of the preferred securities would be required to include this deemed distribution in gross income but would not receive any cash. Dividend income is taxed at the rates applicable for ordinary income (i.e., up to 39.6% for an individual for United States Federal income tax purposes). A holder's tax basis in the preferred securities will be increased by the amount of the deemed dividend.

                          UNITED STATES ALIEN HOLDERS

     For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership, or a foreign estate or trust.

     Payments by the trust or any of its paying agents to any holder of a preferred security who or which is a United States Alien Holder will not be subject to United States Federal withholding tax; provided, that:

     - the beneficial owner of the preferred security does not actually or constructively own 10% or more of the total combined voting power of all classes of our shares entitled to vote,

     - the beneficial owner of the preferred security is not a controlled foreign corporation that is related to us through stock ownership or a bank receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code, and either

       - the beneficial owner of the preferred security certifies its status as a United States Alien Holder to the trust or its agent, under penalties of perjury, and provides its name and address; or

       - a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, and holds the preferred security in this capacity on behalf of the beneficial owner, certifies to the trust or its agent, under penalties of perjury, that the statement described above has been received from the beneficial owner by it or by the financial institution holding the preferred security for the beneficial owner and furnishes the trust or its agent with a copy; or

       - with respect to payments after December 31, 2000, a "qualified intermediary," which includes certain foreign financial institutions, foreign clearing organizations or foreign branches of United States financial institutions or clearing organizations which have entered into withholding agreements with the Internal Revenue Service and have received appropriate certification from the beneficial owner, provides the trust or any of its paying agents with an intermediary withholding certificate.

     Dividends paid on our common shares to a United States Alien Holder generally will be subject to withholding of United States Federal income tax at a 30% rate, or a lower rate that is specified by an applicable income tax treaty, unless the dividend is effectively connected with the conduct of a trade or business of the United States Alien Holder within the United States and other certification requirements are satisfied, or if an income tax treaty applies, is attributable to a United States permanent establishment of the United States Alien Holder.

     Except to the extent that an applicable treaty otherwise provides, a United States Alien Holder generally will be taxed in the same manner as other holders with respect to interest, in the form of original issue discount, or dividends if the income is effectively connected with a United States trade or business of the United States Alien Holder. Effectively connected interest, in the form of original issue discount, or dividends received by a corporate United States Alien Holder, under certain circumstances, also may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A United States Alien Holder of a preferred security or our common shares generally will not be subject to United States federal income or withholding tax on any gain (other than that attributable to accrued but unpaid interest (in the form of original issue discount), which is taxable in the manner described above) realized upon the sale or other disposition of a preferred security or common shares (including the receipt of cash in lieu of fractional shares upon conversion of preferred securities into common shares), unless:

     - the gain is effectively connected with the conduct of a trade or business of the United States Alien Holder in the United States or if a tax treaty applies, the gain is attributable to a United States permanent establishment of the United States Alien Holder;

     - in the case of a United States Alien Holder who is an individual and holds the preferred securities or common shares as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met;

     - the United States Alien Holder is subject to tax pursuant to the provisions of United States Federal income tax laws applicable to some United States expatriates; or

     - we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes at any time during the five-year period ending on the date of disposition, or, if shorter, the period during which the United States Alien Holder held the preferred securities or common shares and the interest sold is not considered stock that is "regularly traded on an established securities market" at any time during the year of disposition or the United States Alien Holder meets certain minimum ownership requirements.

     Except to the extent that an applicable treaty otherwise provides, a United States Alien Holder generally will be taxed in the same manner as other holders with respect to gain on the sale or disposition of preferred securities or common shares if the gain is effectively connected with a United States trade or business of the United States Alien Holder. Effectively connected gain realized by a corporate United States Alien holder, under certain circumstances, also may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A United States Alien Holder who sells or otherwise disposes of preferred securities or common shares generally will recognize gain or loss that is subject to United States Federal income tax if:

     - we are or have been a "U.S. real property holding corporation" during the period described above, and

     - the interest sold is not considered stock that is "regularly traded on an established securities market" at any time during the calendar year of disposition or the United States Alien Holder meets certain minimum ownership requirements.

     We do not believe that we are a U.S. real property holding corporation as of the date of this prospectus, although we have not determined or established whether we will be a U.S. real property holding corporation in the future. A United States Alien Holder that sells or otherwise disposes of preferred securities or common shares may request a statement from us that we have not been a "U.S. real property holding corporation" during the period described above as of the date of the sale or disposition of his preferred securities or common shares. We will provide the requested statement if it would be accurate at the time given.

     Under current United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of such regulations, for purposes of determining the applicability of an income tax treaty rate. Recently published final Treasury Regulations (the "1997 Withholding Regulations"), generally effective for payments after December 31, 2000, provide certain presumptions which differ from the presumption described above. Under the 1997 Withholding Regulations, a United States Alien Holder of our common shares that wishes to claim the benefit of a treaty rate is required to satisfy applicable certification requirements. In addition, the 1997 Withholding Regulations provide that dividend payments are generally subject to infor-mation reporting and backup withholding unless applicable certification requirements are satisfied. The 1997 Withholding Regulations also require, in the case of interest or dividends with respect to preferred securities or our common shares held by a foreign partnership, that the certification requirements described above be provided by the partners rather than by the foreign partnership and the partnership provide certain information, which in some circumstances may include a United States taxpayer identification number. A "look-through" rule would apply in the case of tiered partnerships.

                        INFORMATION REPORTING TO HOLDERS

     Income on the preferred securities will be reported to non-corporate holders on Form 1099-OID. These forms will be mailed to holders of record of the preferred securities prior to January 31 following each calendar year.

                               BACKUP WITHHOLDING

     Payments made on, and proceeds from the sale of, preferred securities may be subject to a backup withholding tax of 31% if the holder:

     - failed to provide its social security or taxpayer identification number to its broker;

     - provided its broker with an incorrect social security or tax identification number;

     - failed to provide its broker with a certified statement that its social security or tax identification number is correct and that it is not subject to backup withholding; or

     - improperly reported interest and dividends on its tax return.

     Any withheld amounts will generally be allowed as a credit against the holder's United States Federal income tax, provided the required information is timely filed with the Internal Revenue Service.

                            POSSIBLE TAX LEGISLATION

     Legislation has been introduced in the United States Congress in the past that would, if enacted, deny an interest deduction to issuers of instruments such as the junior subordinated debentures. The proposed legislation has not been enacted as of the date of this prospectus. There can be no assurance, however, that similar legislation will not ultimately be enacted into law, or that other developments will not occur after the date hereof that would adversely affect the tax treatment of the junior subordinated debentures and could be a "tax event" and result in the exchange of the junior subordinated debentures for preferred securities or, in certain circumstances, the redemption of the junior subordinated debentures by us and the distribution of the resulting cash in redemption of the preferred securities, or a payment of additional amounts to holders of the preferred securities. See "DESCRIPTION OF THE PREFERRED SECURITIES -- Tax Event Exchange or Redemption."

     The Clinton Administration has recommended legislative changes this year that would defer the deduction for accrued stated interest and original issue discount on convertible debt (such as the junior subordinated debentures) until actual payment. This proposal, if enacted, could apply to the junior subordinated debentures. This could be a "tax event" and result in the exchange of the junior subordinated debentures for preferred securities or the redemption of the junior subordinated debentures by us and the distribution of the resulting cash in redemption of the preferred securities (see "Redemption of Preferred Securities For Junior Subordinated Debentures or Cash" above), or a payment of additional amounts to holders of the preferred securities.

                              BOOK-ENTRY ISSUANCE

     The preferred securities will be issued in the form of a global security that will be deposited with DTC. Unless and until it is exchanged for the individual securities that it represents, a book-entry security may not be transferred except as a whole to a nominee of the depositary or to a successor depositary or any nominee of the successor.

     DTC has advised us that DTC is

     - a limited purpose trust company organized under the New York banking law,

     - a "banking organization" within the meaning of the New York banking law,

     - a member of the Federal Reserve System,

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and

     - a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC holds securities that its participants deposit with DTC. It also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of book-entry securities within the DTC system must be made by or through direct participants, which will receive a credit for the book-entry securities on DTC's records. The ownership interest of each actual purchaser of each book-entry security (Beneficial Owner) is in turn to be recorded on the direct and indirect participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the Beneficial Owners purchased book-entry securities. Transfers of ownership interests in the book-entry securities are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in book-entry securities, except in the event that use of the book-entry system is discontinued.

     To facilitate subsequent transfers, all book-entry securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of book-entry securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the book-entry securities; DTC's records reflect only the identity of the direct participants to whose accounts such book-entry securities are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global certificate to pledge the interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of the interests, may be affected by the lack of a physical certificate evidencing the interests.

     Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to Beneficial Owners, and the voting rights of direct participants, indirect participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption and conversion notices will be sent to DTC. If less than all of the book-entry securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each direct participant to be redeemed. DTC will process all notices of conversion through its "conversions" program.

     Although voting with respect to the book-entry securities is limited to the holders of record of the book-entry securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to book-entry securities. Under its usual procedures, DTC would mail an omnibus proxy to the property trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co's consenting or voting rights to those direct participants to whose accounts the book-entry securities are credited on the record date (identified in a listing attached to the omnibus proxy).

     As long as the book-entry securities are held by Cede & Co., as nominee of DTC, and DTC continues to make its same-day funds settlement system available to us, all payments on the book-entry securities (other than distribution payments on the preferred securities) will be made by us in immediately available funds to Cede & Co. Distribution payments on the preferred securities will be made by the property trustee to Cede & Co. We and the trust have been advised that DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the property trustee, the trust or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Disbursement of payments to direct participants is the responsibility of Cede & Co., and disbursements of those payments to the Beneficial Owners is the responsibility of direct or indirect participants.

     DTC may discontinue providing its services as securities depository with respect to the book-entry securities at any time by giving reasonable notice to us and the property trustee. If a successor depository is not obtained, the trust will issue individual definitive preferred securities in exchange for the global security representing the preferred securities. In addition, the trust and we may at any time determine not to have the preferred securities represented by global securities and, in that event, the trust will issue individual definitive securities in exchange for the global securities. Finally, if an event of default has occurred under the indenture governing the junior subordinated debentures, the trust will issue individual definitive securities in exchange for the global securities.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we and the trust believe to be accurate, but we and the trust assume no responsibility for the accuracy of the information. Neither we nor the trust have any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement, we and the trust have agreed to sell to each of the underwriters named below the indicated number of preferred securities.


                                                                 NUMBER OF
                                                                 PREFERRED
                        UNDERWRITERS                            SECURITIES
- ------------------------------------------------------------    -----------
Robert W. Baird & Co. Incorporated..........................        531,250
Legg Mason Wood Walker Incorporated.........................        265,625
McDonald Investments Inc....................................        265,625
                                                                -----------
          Total.............................................      1,062,500
                                                                ===========


     The underwriters are obligated to take and pay for the total number of preferred securities that are being offered by this prospectus if any are purchased. The underwriting agreement provides that, if an underwriter defaults, in some instances the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

     The underwriting agreement provides that we and the trust will indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


     Since the proceeds of the sale of the preferred securities will be used by the trust to purchase our junior subordinated debentures, the underwriting agreement provides that we will compensate the underwriters $1.00 per preferred security for the accounts of the several underwriters ($1,062,500 in the aggregate).



     The underwriters propose to offer the preferred securities, in part, directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession of $0.60 per preferred security. The underwriters may allow, and those dealers may reallow, a concession of not more than $0.10 per preferred security to certain brokers and dealers. After the preferred securities are released for sale to the public, the offering price and other selling terms from time to time may be varied by the representatives of the underwriters.



     We have applied to list the preferred securities on the New York Stock Exchange, and the preferred securities have been approved for listing, subject to official notice of issuance. Trading on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the preferred securities. Prior to this offering, there has been no public market for the preferred securities. In order to meet one of the requirements for listing the preferred securities on the New York Stock Exchange, the underwriters will undertake to sell lots of 100 or more preferred securities to a minimum of 400 beneficial holders. The underwriters have advised us that they intend to make a market in the preferred securities prior to the commencement of trading on the New York Stock Exchange, but they are not obligated to do so and may discontinue market making at any time without notice. You cannot be assured of the liquidity of this trading market for the preferred securities.


     We and the trust have agreed, subject to certain limited exceptions, during the period of 90 days from the date of the underwriting agreement, not to sell, offer to sell, grant any option for the sale of, or otherwise dispose of any preferred securities, any security convertible into or exchangeable into or exercisable for preferred securities or the junior subordinated debentures or any debt securities substantially similar to the junior subordinated debentures or equity securities substantially similar to the preferred securities (except for the junior subordinated debentures and the preferred securities issued pursuant to the underwriting agreement), without the prior written consent of the representatives.

     In order to facilitate the offering of the preferred securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the preferred securities. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the preferred securities, and the underwriters may bid for and purchase the preferred securities in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the preferred securities in the offering, if the syndicate repurchases previously distributed preferred securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the preferred securities above an independent market level. The underwriters are not required to engage in these activities, and if commenced, may end any of these activities at any time.

     Certain of the underwriters and their affiliates have in the past provided, and may in the future provide, investment and/or commercial banking services to us and our affiliates in the ordinary course of business.

                                 LEGAL MATTERS

     Legal matters in connection with the preferred securities, the junior subordinated debentures, the guarantee and our common shares and federal income tax matters will be passed upon for us by Thompson Hine & Flory LLP, Dayton, Ohio, our legal counsel. Legal matters in connection with the validity of the preferred securities under Delaware law will be passed upon for the trust by Young Conaway Stargett and Taylor, LLP, special Delaware counsel to us and the trust. Legal matters relating to this offering will be passed upon for the Underwriters by Reinhart, Boerner, Van Deuren, Norris & Rieselbach, S.C., Milwaukee, Wisconsin.

                                    EXPERTS

     The audited financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their audit report and are included in this prospectus in reliance upon the authority of that firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago, as well as at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005, where our common shares are listed under the symbol "DSD." You can call the SEC at 1-800-732-0330 for further information about the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means we are assumed to have disclosed important information to you when we refer you to documents that are on file with the SEC. The information we have incorporated by reference is an important part of this prospectus, and information that we file later with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future documents we file with the SEC under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934 until we sell all of the preferred securities covered by this prospectus.

     - Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

     - Quarterly Report on Form 10-Q for the quarter ended April 2, 1999.

     - Quarterly Report on Form 10-Q for the quarter ended July 2, 1999.

     - Current Reports on Form 8-K dated January 7, 1999 and February 17, 1999.

     You may request a copy of these documents at no cost by writing to us at the following address:

DAYTON SUPERIOR CORPORATION
7777 WASHINGTON VILLAGE DRIVE
SUITE 130
DAYTON, OHIO 45459
ATTN: TREASURER
TELEPHONE: (937) 428-6360

     You should rely only on the information provided in or incorporated by reference (and not later changed) in this prospectus or any prospec-tus supplement. We have not authorized anyone else to provide you with additional or different information. We are not making an offer of any securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                         INDEX TO FINANCIAL STATEMENTS

                                   PAGE
                                   ----
Report of Independent Public
  Accountants..................     F-2
Consolidated Balance Sheets as
  of December 31, 1998 and
  1997.........................     F-3
Consolidated Statements of
  Income for the years ended
  December 31, 1998, 1997 and
  1996.........................     F-5
Consolidated Statements of
  Shareholders' Equity for the
  years ended December 31,
  1998, 1997 and 1996..........     F-6
Consolidated Statements of Cash
  Flows for the years ended
  December 31, 1998, 1997 and
  1996.........................     F-7
Consolidated Statements of
  Comprehensive Income for the
  years ended December 31,
  1998, 1997 and 1996..........     F-8


                                   PAGE
                                   ----
Notes to Consolidated Financial
  Statements...................     F-9
Consolidated Balance Sheets as
  of July 2, 1999 and December
  31, 1998 (unaudited).........    F-25
Consolidated Statements of
  Income for the three and six
  fiscal months ended July 2,
  1999 and July 3, 1998
  (unaudited)..................    F-26
Consolidated Statements of Cash
  Flows for the six fiscal
  months ended July 2, 1999 and
  July 3, 1998 (unaudited).....    F-27
Consolidated Statements of
  Comprehensive Income for the
  three and six fiscal months
  ended July 2, 1999 and July
  3, 1998 (unaudited)..........    F-28
Notes to Consolidated Financial
  Statements...................    F-29

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Dayton Superior Corporation:

     We have audited the accompanying consolidated balance sheets of Dayton Superior Corporation (an Ohio corporation) and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, cash flows, and comprehensive income for each of the three years in the period ended December 31, 1998. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dayton Superior Corporation and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

     Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed under Part IV, Item 14(a)(2) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                         ARTHUR ANDERSEN LLP

Dayton, Ohio
January 26, 1999 (except with respect to the matter discussed in Note 12, as to which the date is February 17, 1999)

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                               AS OF DECEMBER 31
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                1998        1997
                                                              --------    --------
ASSETS (Note 5)
Current assets
  Cash......................................................  $    560    $     --
  Accounts receivable, net of allowances for doubtful
     accounts and sales returns and allowances of $4,432 and
     $5,015.................................................    42,996      35,054
  Inventories (Note 3)......................................    36,058      32,873
  Prepaid expenses and other current assets.................     4,396       3,047
  Prepaid income taxes......................................       828       2,087
  Future income tax benefits (Notes 3 and 8)................     3,521       3,657
                                                              --------    --------
     Total current assets...................................    88,359      76,718
                                                              --------    --------
Rental equipment, net (Note 3)..............................    52,586      38,327
                                                              --------    --------
Property, plant and equipment (Note 3)
  Land and improvements.....................................     5,481       5,577
  Building and improvements.................................    20,030      19,330
  Machinery and equipment...................................    38,339      33,156
                                                              --------    --------
                                                                63,850      58,063
  Less accumulated depreciation.............................   (22,069)    (16,711)
                                                              --------    --------
     Net property, plant and equipment......................    41,781      41,352
                                                              --------    --------
Goodwill and intangible assets, net of accumulated
  amortization (Note 3).....................................    70,130      68,590
Other assets................................................       764       1,943
                                                              --------    --------
       Total assets.........................................  $253,620    $226,930
                                                              ========    ========

The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                               AS OF DECEMBER 31
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                1998        1997
                                                              --------    --------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt (Note 5)................  $     32    $     32
  Accounts payable..........................................    20,749      15,753
  Accrued compensation and benefits.........................    12,443       7,480
  Other accrued liabilities.................................    10,408       8,088
                                                              --------    --------
     Total current liabilities..............................    43,632      31,353
Long-term debt (Note 5).....................................   118,173     120,204
Deferred income taxes (Notes 3 and 8).......................    11,544       8,079
Other long-term liabilities (Note 7)........................     5,683       6,765
                                                              --------    --------
     Total liabilities......................................   179,032     166,401
                                                              --------    --------
Shareholders' equity (Note 6)
  Class A common shares; no par value; 20,539,500 shares
     authorized; 5,200,472 and 4,261,806 shares issued and
     5,193,174 and 4,261,806 shares outstanding; 1 vote per
     share..................................................    42,316      33,386
  Class B common shares; no par value; 757,569 and 1,466,350 shares authorized, issued, and outstanding; 10 votes
     per share..............................................     5,037       9,749
  Class A treasury shares, at cost, 7,298 and 0 shares......      (145)         --
  Cumulative other comprehensive income.....................      (281)       (191)
  Retained earnings.........................................    27,661      17,585
                                                              --------    --------
     Total shareholders' equity.............................    74,588      60,529
                                                              --------    --------
       Total liabilities and shareholders' equity...........  $253,620    $226,930
                                                              ========    ========

The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                            YEARS ENDED DECEMBER 31
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                          1998          1997          1996
                                                       ----------    ----------    ----------
Net sales (Note 3)...................................  $  282,849    $  167,412    $  124,486
Cost of sales........................................     177,094       111,044        86,021
                                                       ----------    ----------    ----------
  Gross profit.......................................     105,755        56,368        38,465
Selling, general and administrative expenses.........      73,721        36,761        23,637
Amortization of goodwill and intangibles.............       2,213         1,885         1,749
                                                       ----------    ----------    ----------
  Income from operations.............................      29,821        17,722        13,079
Other expenses
  Interest expense, net..............................      11,703         5,556         4,829
  Other expense (income), net........................        (202)          (64)           96
                                                       ----------    ----------    ----------
  Income before income taxes and extraordinary
     item............................................      18,320        12,230         8,154
Provision for income taxes (Note 8)..................       8,244         5,277         3,538
                                                       ----------    ----------    ----------
  Income before extraordinary item...................      10,076         6,953         4,616
Extraordinary item (Note 4)
  Loss on extinguishment of debt,
  net of income tax effect of $1,419.................          --            --        (2,314)
                                                       ----------    ----------    ----------
Net income...........................................  $   10,076    $    6,953    $    2,302
                                                       ==========    ==========    ==========
Basic income per share before extraordinary item.....  $     1.72    $     1.22    $     1.02
Basic extraordinary item per share...................          --            --         (0.51)
                                                       ----------    ----------    ----------
Basic net income per share...........................  $     1.72    $     1.22    $     0.51
                                                       ==========    ==========    ==========
Weighted average common shares outstanding...........   5,867,338     5,703,601     4,547,527
                                                       ==========    ==========    ==========
Diluted income per share before extraordinary item...  $     1.65    $     1.17    $     0.94
Diluted extraordinary item per share.................          --            --         (0.47)
                                                       ----------    ----------    ----------
Diluted net income per share.........................  $     1.65    $     1.17    $     0.47
                                                       ==========    ==========    ==========
Weighted average common and common share equivalents
  outstanding........................................   6,098,205     5,933,244     4,925,464
                                                       ==========    ==========    ==========


The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                  (AMOUNTS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                              CUMULATIVE
                                                      CLASS A               CLASS B             CLASS A         FOREIGN
                                                   COMMON SHARES         COMMON SHARES      TREASURY SHARES    CURRENCY
                                                --------------------   ------------------   ---------------   TRANSLATION
                                                  SHARES     AMOUNT     SHARES     AMOUNT   SHARES   AMOUNT   ADJUSTMENT
                                                ----------   -------   ---------   ------   ------   ------   -----------
Balances at December 31, 1995.................   2,804,500   $17,483     485,500   $1,942   2,000    $ (81)      $(139)
Net income....................................
Foreign currency translation adjustment.......                                                                      (6)
Excess pension liability adjustment...........
Exercise of warrants..........................     346,600       --
Conversion of Class B common shares into Class
  A common shares.............................     541,700    2,316     (541,700)  (2,316)
Conversion of Class A common shares into Class
  B common shares.............................  (1,522,550)  (10,123)  1,522,550   10,123
Retirement of Class A treasury shares.........      (2,000)     (81)                        (2,000)     81
Issuance of common shares for cash, net of
  issuance costs (Note 6(b))..................   2,030,950   23,041
                                                ----------   -------   ---------   ------   ------   -----       -----
Balances at December 31, 1996.................   4,199,200   32,636    1,466,350   9,749       --       --        (145)
Net income....................................
Foreign currency translation adjustment.......                                                                     (46)
Issuance of common stock in lieu of directors'
  fees........................................       8,258      104
Issuance of common shares in conjunction with
  acquisition (Note 2)........................      26,254      346
Exercise of stock options, net................      28,094      300
                                                ----------   -------   ---------   ------   ------   -----       -----
Balances at December 31, 1997.................   4,261,806   33,386    1,466,350   9,749       --       --        (191)
Net income....................................
Foreign currency translation adjustment.......                                                                     (75)
Excess pension liability adjustment...........
Issuance of common stock in lieu of directors'
  fees........................................       6,363      124
Issuance of common shares in conjunction with
  acquisition (Note 2)........................     222,496    4,078
Exercise of stock options, net................       1,026       16
Conversion of Class B common shares into Class
  A common shares.............................     708,781    4,712     (708,781)  (4,712)
Purchase of Class A treasury shares...........                                              7,298     (145)
                                                ----------   -------   ---------   ------   ------   -----       -----
Balances at December 31, 1998.................   5,200,472   $42,316     757,569   $5,037   7,298    $(145)      $(266)
                                                ==========   =======   =========   ======   ======   =====       =====


                                                 EXCESS
                                                 PENSION    RETAINED
                                                LIABILITY   EARNINGS    TOTAL
                                                ---------   --------   -------
Balances at December 31, 1995.................    $(50)     $ 8,330    $27,485
Net income....................................                2,302      2,302
Foreign currency translation adjustment.......                              (6)
Excess pension liability adjustment...........      50                      50
Exercise of warrants..........................                              --
Conversion of Class B common shares into Class
  A common shares.............................                              --
Conversion of Class A common shares into Class
  B common shares.............................                              --
Retirement of Class A treasury shares.........                              --
Issuance of common shares for cash, net of
  issuance costs (Note 6(b))..................                          23,041
                                                  ----      -------    -------
Balances at December 31, 1996.................      --       10,632     52,872
Net income....................................                6,953      6,953
Foreign currency translation adjustment.......                             (46)
Issuance of common stock in lieu of directors'
  fees........................................                             104
Issuance of common shares in conjunction with
  acquisition (Note 2)........................                             346
Exercise of stock options, net................                             300
                                                  ----      -------    -------
Balances at December 31, 1997.................      --       17,585     60,529
Net income....................................               10,076     10,076
Foreign currency translation adjustment.......                             (75)
Excess pension liability adjustment...........     (15)                    (15)
Issuance of common stock in lieu of directors'
  fees........................................                             124
Issuance of common shares in conjunction with
  acquisition (Note 2)........................                           4,078
Exercise of stock options, net................                              16
Conversion of Class B common shares into Class
  A common shares.............................                              --
Purchase of Class A treasury shares...........                            (145)
                                                  ----      -------    -------
Balances at December 31, 1998.................    $(15)     $27,661    $74,588
                                                  ====      =======    =======

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            YEARS ENDED DECEMBER 31
                             (AMOUNTS IN THOUSANDS)

                                                               1998       1997       1996
                                                              -------    -------    -------
Cash Flows From Operating Activities:
  Net income................................................  $10,076    $ 6,953    $ 2,302
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Extraordinary loss.....................................       --         --      2,314
     Depreciation...........................................   10,076      5,131      4,304
     Amortization of goodwill and intangibles...............    2,213      1,885      1,749
     Deferred income taxes..................................    1,792      1,017        320
     Amortization of debt discount and deferred financing
       costs................................................      821        565        235
     Gain on sales of rental equipment and property, plant
       and equipment........................................   (8,236)    (2,871)    (1,095)
  Change in assets and liabilities, net of effects of
     acquisitions:
     Accounts receivable....................................   (4,830)     3,111      1,610
     Inventories............................................   (2,110)       527       (884)
     Prepaid income taxes...................................    1,259       (865)       633
     Accounts payable.......................................    3,991     (2,136)      (740)
     Accrued liabilities and other long-term liabilities....    5,487     (2,690)    (2,368)
     Other, net.............................................     (938)      (260)      (614)
                                                              -------    -------    -------
       Net cash provided by operating activities............   19,601     10,367      7,766
                                                              -------    -------    -------
Cash Flows From Investing Activities:
  Property, plant and equipment additions...................   (7,215)    (4,410)    (3,198)
  Proceeds from sale of fixed assets........................    1,097         --         --
  Rental equipment additions................................  (18,081)    (4,875)    (1,632)
  Proceeds from sales of rental equipment...................   11,298      3,628      1,098
  Acquisitions, net of cash acquired (Note 2)...............   (1,784)   (33,467)    (4,845)
  Other investing activities................................       --        (15)       (69)
                                                              -------    -------    -------
       Net cash used in investing activities................  (14,685)   (39,139)    (8,646)
                                                              -------    -------    -------

Cash Flows From Financing Activities:
  Repayments of long-term debt..............................   (4,276)   (67,203)   (41,656)
  Issuance of long-term debt................................       --    100,000     22,819
  Prepayment premium on extinguishment of long-term debt....       --         --     (2,400)
  Issuance of common shares.................................      140        404     23,041
  Financing costs and fees..................................       --     (4,586)      (358)
  Purchase of treasury shares...............................     (145)        --         --
  Payments to former shareholder for acquisition of common
     shares.................................................       --         --     (1,000)
                                                              -------    -------    -------
       Net cash provided by (used in) financing
          activities........................................   (4,281)    28,615        446
                                                              -------    -------    -------
Effect of Exchange Rate Changes on Cash.....................      (75)       (46)        (6)
                                                              -------    -------    -------
       Net increase (decrease) in cash......................      560       (203)      (440)
Cash, beginning of year.....................................       --        203        643
                                                              -------    -------    -------
Cash, end of year...........................................  $   560    $    --    $   203
                                                              =======    =======    =======
Supplemental Disclosures:
  Cash paid for income taxes................................  $ 5,055    $ 4,919    $ 2,345
  Cash paid for interest....................................   10,763      4,736      6,582
  Issuance of long-term debt to seller in conjunction with
     acquisition............................................       --      5,000         --
  Issuance of Class A common shares in conjunction with
     acquisition............................................    4,078        346         --

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                            YEARS ENDED DECEMBER 31
                             (AMOUNTS IN THOUSANDS)

                                                               1998       1997      1996
                                                              -------    ------    ------
Net income..................................................  $10,076    $6,953    $2,302
Other comprehensive income
  Foreign currency translation adjustment...................      (75)      (46)       (6)
  Excess pension liability adjustment.......................      (15)       --        50
                                                              -------    ------    ------
Comprehensive income........................................  $ 9,986    $6,907    $2,346
                                                              =======    ======    ======

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996
       (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

(1)  THE COMPANY

     The accompanying consolidated financial statements include the accounts of Dayton Superior Corporation and its wholly owned subsidiaries, Dayton Superior Canada Ltd., Dur-O-Wal, Inc., Dur-O-Wal, Ltd., and commencing September 29, 1997, Symons Corporation ("Symons") (collectively referred to as the "Company"). All significant intercompany transactions have been eliminated.

     The Company is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and of metal accessories used in masonry construction. As of December 31, 1998, the Company has a distribution system consisting of a network of 10 manufacturing/distribution plants and 47 service/distribution centers in the United States and Canada and over 4,000 dealers. The Company employs 749 salaried and 1,326 hourly personnel, of whom approximately 1,000 of the hourly personnel and six of the salaried personnel are represented by labor unions. One collective bargaining agreement expiring in 1999 covers 25 hourly employees at the Company's Des Plaines, IL facility. In 1998, hourly employees (45 as of December 31, 1998) at the Company's Kankakee, IL facility voted to be represented by a labor union. As of December 31, 1998, no collective bargaining agreement was in place.

     The only significant difference between the Company's Class A Common Shares (1 vote per share) and its Class B Common Shares (10 votes per share) are the number of votes per share. The Company's Class B Common Shares are owned by Ripplewood Holdings L.L.C. ("Ripplewood"). Ripplewood holds 13% of the Common Shares of the Company, which represents 59% of the voting rights as of December 31, 1998. See Note 12 for subsequent event.

(2)  ACQUISITIONS

     (a) Symons Corporation- On September 29, 1997, the Company purchased the stock of Symons. Symons was a private company, which owned two businesses. The first business, the Symons division, is a leading manufacturer of prefabricated concrete forming systems. The second business, Richmond Screw Anchor, manufactures and sells concrete accessories. The addition of these two businesses provides the Company with both a complementary fourth business platform, concrete forming systems, and expansion in the concrete accessories market. The Symons division is being operated on a stand alone basis while the Richmond Screw Anchor business has been blended with the Company's existing concrete accessories division. The Company paid $34,000 (plus acquisition costs of $3,349) for the Common Stock of Symons, of which $32,349 was paid in cash and $5,000 was paid by delivery of a seven year unsecured note. The Company also assumed $47,670 of long-term debt. The purchase agreement between the Company and the former stockholders of Symons (the "Former Stockholders") relating to the Acquisition (the "Purchase Agreement") provides for an adjustment to the purchase price under certain circumstances. The Company has advised the Former Stockholders that it believes it is entitled to a purchase price adjustment in its favor, and the Former Stockholders similarly advised the Company that they believe they are entitled to a purchase price adjustment in their favor. If the Company and the Former Stockholders are unable to resolve these differences, the dispute will be referred to a mutually satisfactory accounting firm, which is expected to resolve such differences, in accordance with the terms of the Purchase Agreement. On June 12, 1998, the Former Stockholders filed a lawsuit in Delaware Chancery Court seeking a determination with respect to a limited number of issues involved in the dispute, which the Company believes can be resolved only through arbitration. On October 28, 1998, the Court granted the Company's

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         motion to dismiss with respect to certain of these issues. On December 28, 1998, the Court stayed the proceeding with respect to the issues as to which it had retained jurisdiction, pending the outcome of arbitration commenced by the parties with respect to the purchase price adjustment. Either party may seek to reopen the proceedings following the arbitration. The Company intends to vigorously pursue its rights under the Purchase Agreement.

         The cash portion of the purchase price was paid from the proceeds of the Company's credit agreement (Note 5). The allocation of the purchase price to the net assets acquired is as follows:

Current assets..............................................    $49,758
Rental equipment and property, plant and equipment..........     55,283
Goodwill and intangible assets..............................      8,607
Other non-current assets....................................      1,597
Current liabilities.........................................    (26,548)
Long-term debt..............................................    (47,670)
Other long-term liabilities.................................     (3,678)
                                                                -------
                                                                $37,349
                                                                =======

         The unaudited pro forma statements of income as though Symons had been acquired as of the beginning of 1996 are as follows:

                                                           1997        1996
                                                         --------    --------
Net sales..............................................  $252,326    $228,974
Gross profit...........................................    89,109      74,535
Income before extraordinary item.......................     6,867       5,406
Basic income per share before extraordinary item.......      1.20        0.95
Diluted income per share before extraordinary item.....      1.16        0.92

         The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the operating results that would have occurred had the Symons acquisition been consummated as of the above date, nor are they necessarily indicative of future operating results.

     (b) Cempro, Inc.- Effective January 1, 1999, the Company acquired substantially all of the assets and assumed certain of the liabilities of Cempro, Inc. for $5,400 in cash. The business is being operated as a part of the Company's construction chemicals business, which was established in early 1999.

     (c) Secure, Inc.- In June 1998, the Company purchased substantially all of the assets of Secure, Inc., a subsidiary of The Lofland Company, for $654 in cash, including acquisition costs of $50. This business is being operated as a part of the Company's paving products division.

         The acquisition has been accounted for as a purchase, and the results of Secure have been included in the accompanying consolidated financial statements since the date of acquisition. The purchase price has been allocated based on the estimated fair values of the assets including goodwill of $50. Certain appraisals and evaluations are preliminary and may change. Pro forma financial information is not required.

     (d) Symons Concrete Forms, Inc.- In May 1998, the Company purchased all of the stock of Symons Concrete Forms, Inc. (formerly known as CAI). The purchase price was $6,744, including acquisition costs of $240, and was paid in cash of $421, assumption of long-term debt of $2,245,

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         and delivery of 222,496 Class A Common Shares valued at $4,078. CAI is being operated as a part of the Company's concrete forming systems division.

         The acquisition has been accounted for as a purchase, and the results of CAI have been included in the accompanying consolidated financial statements since the date of acquisition. The purchase price has been allocated based on the estimated fair values of the assets acquired of $8,080, including goodwill of $2,155, and assumed liabilities other than long-term debt of $1,336. Certain appraisals and evaluations are preliminary and may change. Pro forma financial information is not required.

     (e) Northwoods- In May 1998, the Company purchased the assets of the Northwoods branches of Concrete Forming, Inc. for $750 in cash. The Northwoods branches are being operated as a part of the Company's concrete forming systems division.

         The acquisition has been accounted for as a purchase, and the results of the Northwoods branches have been included in the accompanying consolidated financial statements since the date of acquisition. The purchase price has been allocated based on the estimated fair values of the assets acquired including goodwill of $450. Certain appraisals and evaluations are preliminary and may change. Pro forma financial information is not required.

     (f) Ironco Manufacturing Co., Inc.- In February 1997, the Company acquired certain of the assets and assumed certain of the liabilities of Ironco Manufacturing Co., Inc. and Birmingham Bar Coating, Inc. The purchase price, including acquisition costs, was $1,493 and was paid in cash of $1,147 and 26,254 Class A Common Shares.

         The acquisition was accounted for as a purchase and the results of the companies have been included in the accompanying consolidated financial statements since the date of acquisition. This purchase price has been allocated based on the fair value of the assets acquired of $1,705, including goodwill of $504, and liabilities assumed of $212. Pro forma financial information is not required.

     (g) Steel Structures, Inc.- In April 1996, the Company purchased certain of the assets and assumed certain of the liabilities of Steel Structures, Inc., for $5,601 in cash. The business is being operated as a part of the Company's paving products business.

         The acquisition was accounted for as a purchase and the results have been included in the accompanying consolidated financial statements since the date of acquisition. This purchase price has been allocated on the basis of the appraised fair value of the assets acquired of $6,113, including goodwill of $1,374, and liabilities assumed of $512. Pro forma financial information is not required.

(3)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Inventories- Substantially all inventories of the domestic concrete accessories, paving products and masonry products operations are stated at the lower of last-in, first-out ("LIFO") cost (which approximates current cost) or market. All other inventories of the Company are stated at the lower of first-in, first-out ("FIFO") cost or market. The Company provides net realizable value reserves which reflect the Company's best estimate of the excess of the cost of potential obsolete and slow moving inventory over the expected net realizable value. The Company's inventories consist of raw materials of $7,659 and $6,957, and finished goods of $30,022 and $26,792 as of December 31, 1998 and 1997, net of net realizable value reserves of $1,623 and $876, respectively. The Company has no LIFO reserve as of December 31, 1998 and 1997.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (b) Rental Equipment- Rental equipment is manufactured by the Company for resale and for rent to others on a short-term basis. Rental equipment is recorded at the lower of FIFO cost or market and is depreciated over the estimated useful life of the equipment, twelve to fifteen years, on a straight-line method. The balances as of December 31, 1998 and 1997 are net of accumulated depreciation of $6,796 and $2,496, respectively. Rental revenues were $44,242, $11,336 and $3,095 for the years ended December 31, 1998, 1997, and 1996, respectively. Cost of sales associated with rental revenues were $4,443, $1,475 and $1,175 for 1998, 1997 and 1996, respectively.

     (c) Property, Plant and Equipment- Property, plant and equipment are valued at cost and depreciated using straight-line and accelerated methods over their estimated useful lives of 10-30 years for buildings and improvements and 3-10 years for machinery and equipment.

         Leasehold improvements are amortized over the lesser of the term of the lease or the estimated useful life of the improvement. Improvements and replacements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred.

     (d) Goodwill and Intangible Assets- Goodwill and intangible assets are recorded at the date of acquisition at their allocated cost. Amortization is provided over the estimated useful lives of 40 years for goodwill, the term of the loan (5 to 8 years) for deferred financing costs and the term of the agreement (1 to 5 years) for license agreements. Accumulated amortization as of December 31, 1998 and 1997 was $16,867 and $14,087, respectively.

         In accordance with Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), the carrying value of goodwill and other long-lived assets is assessed for recoverability by management when changes in circumstances indicate that the carrying amount may not be recoverable, based on an analysis of undiscounted future expected cash flows from the use and ultimate disposition of the asset.

     (e) Income Taxes- Deferred income taxes are determined by applying current statutory tax rates to the cumulative temporary differences between the carrying value of assets and liabilities for financial reporting and tax purposes.

     (f) Environmental Remediation Liabilities- Effective January 1, 1997, the Company accounts for environmental remediation liabilities in accordance with the American Institute of Certified Public Accountants issued Statement of Position 96-1, "Environmental Remediation Liabilities," ("SOP 96-1"). Adoption of SOP 96-1 did not have a material impact on the Company's consolidated financial statements.

     (g) Foreign Currency Translation Adjustment- The financial statements of foreign subsidiaries and branches are maintained in their functional currency (Canadian dollars) and are then translated into U.S. dollars. The balance sheets are translated at end of year rates while revenues, expenses and cash flows are translated at weighted average rates throughout the year. Translation adjustments, which result from changes in exchange rates from period to period, are accumulated in a separate component of shareholders' equity. Transactions in foreign currencies are translated into U.S. dollars at the rate in effect on the date of the transaction. Changes in foreign exchange rates from the date of the transaction to the date of the settlement of the asset or liability is recorded as income or expense.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     (h) Net Income Per Share- Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding (adjusted for the stock split discussed in Note 6a) during the year.

         Diluted net income per share is computed by dividing net income available to common shareholders by the weighted average number of common and common share equivalents outstanding (adjusted for the stock split discussed in Note 6a) during the year. Common share equivalents include the number of shares issuable upon the exercise of outstanding options and warrants, less the shares that could be purchased with the proceeds from the exercise of the options and warrants, based on the Company's average trading price.

                                                                1998
                                                  ---------------------------------
                                                  INCOME      SHARES      PER SHARE
                                                  -------    ---------    ---------
Basic net income per share......................  $10,076    5,867,338      $1.72
                                                                            =====
Effect of stock options (Note 6(c)).............      --       230,867
                                                  -------    ---------
Diluted net income per share....................  $10,076    6,098,205      $1.65
                                                  =======    =========      =====

                                                                1997
                                                  --------------------------------
                                                  INCOME     SHARES      PER SHARE
                                                  ------    ---------    ---------
Basic net income per share......................  $6,953    5,703,601      $1.22
                                                                           =====
Effect of stock options (Note 6(c)).............     --       229,643
                                                  ------    ---------
Diluted net income per share....................  $6,953    5,933,244      $1.17
                                                  ======    =========      =====

                                                                1996
                                                  --------------------------------
                                                  INCOME     SHARES      PER SHARE
                                                  ------    ---------    ---------
Basic net income per share......................  $2,302    4,547,527      $0.51
                                                                           =====
Effect of stock options and warrants (Notes 6(b)
  and 6(c)).....................................     --       377,937
                                                  ------    ---------
Diluted net income per share....................  $2,302    4,925,464      $0.47
                                                  ======    =========      =====

     (i) Financial Instruments- The Company uses interest rate swaps to manage interest rate risk associated with its floating rate borrowings. The swap agreements are contracts to exchange floating rate for fixed rate interest payments periodically over the life of the agreements without the exchange of the underlying amounts. The differential paid or received on the interest rate swap agreements is recognized as an adjustment to interest expense.

     (j) Revenue Recognition- The Company recognizes revenue on product and rental equipment sales on the date of shipment. Rental revenues are recognized ratably over the terms of the rental agreements.

     (k) Use of Estimates- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates. Examples of accounts in which estimates are used include the reserve for excess and obsolete inventory, the allowance for doubtful accounts and sales returns and allowances, the accrual for self-insured employee medical claims, the self-insured product and general liability accrual, the

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         self-insured workers' compensation accrual, accruals for litigation losses, the valuation allowance for deferred tax assets, actuarial assumptions used in determining pension benefits, and actuarial assumptions used in determining other post-retirement benefits.

     (l) Reclassifications- Certain reclassifications have been made to prior years' amounts to conform to their 1998 classification.

(4)  EXTRAORDINARY ITEM

     During June 1996, the Company prepaid its $40,000 unsecured senior promissory notes. In conjunction therewith, the Company paid a prepayment premium of $2,400 and expensed unamortized financing costs and debt discount of $795 and $538, respectively. The Company recorded an extraordinary loss of $2,314, net of an income tax effect of $1,419. The Company funded this repayment with $22,358 in proceeds from its public stock offering (Note 6(b)) and $20,042 from its 1996 credit facility.

(5)  CREDIT ARRANGEMENTS

     The Company has a Credit Agreement to provide for a term loan and revolving credit facility, each of which is secured by substantially all of the assets of the Company. The Company used the proceeds of the Credit Agreement to fund the acquisition of all outstanding shares of Symons and to repay all amounts outstanding on the existing term and revolving loans of both the Company and Symons. As a result, deferred financing costs of $255 related to the Company's term and revolving loans were expensed and reflected as interest expense in the accompanying 1997 statement of income.

     The $100,000 Term Loan requires quarterly interest payments, with principal amount due in 2005. The Term Loan permits the Company to choose from various interest rate options and has a weighted average interest rate of 8.15% at December 31, 1998.

     Amounts available under the Revolving Credit Facility are equal to the lesser of (i) $40,000 or (ii) the sum of (x) 85% of eligible accounts receivable, and (y) 60% of eligible inventories. The amount available under the Revolving Credit Facility was $40,000 at December 31, 1998. The Revolving Credit Facility will terminate in 2002, and has interest options based on (a) Bank One, Dayton, NA's prime rate (7.75% at December 31, 1998) plus an amount between 0% and 1% depending on the level of certain financial ratios (0.5% at December 31, 1998), or (b) LIBOR plus an amount between 0.75% and 2.00% depending on the level of certain financial ratios (1.50% at December 31, 1998). The weighted average interest rate at December 31, 1998 was 7.3%. A commitment fee of between 0.125% and 0.400% per annum will be payable on the average unused amount depending on the level of certain financial ratios (0.25% at December 31, 1998).

     Average borrowings under the Revolving Credit Facility and its predecessors were $19,679, $25,266 and $21,400, during 1998, 1997 and 1996, respectively, at an approximate weighted average interest rate of 7.7%, 7.6% and 8.2%, respectively. The maximum borrowings outstanding during 1998, 1997 and 1996 were $26,620, $32,403 and $28,180, respectively.

     To manage its interest rate risk, the Company entered into two interest rate swap agreements on a total of $50,000 of long-term debt that fixed the LIBOR-based component of the interest rate formula. The swaps have a fixed ninety-day LIBOR component of 6.30% and 6.33%, and expire on November 1, 2000. The ninety-day LIBOR as of December 31, 1998 was 5.07%. All fluctuations in rate resulting from the swaps are accounted for as interest expense. These swaps are required by the Company's Credit Agreement and are contracts to exchange floating rate for fixed rate interest payments without the exchange of underlying amounts.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Credit Agreement contains certain restrictive covenants, which require that, among other things, the Company maintain a minimum leverage ratio, a minimum fixed charge coverage ratio and limit its ability to pay dividends on Common Shares. The Company was in compliance with its loan covenants as of December 31, 1998.

     In conjunction with the acquisition of Symons, the Company issued a $5,000, seven-year unsecured note to one of the Former Stockholders. The note requires monthly interest payments, with principal due in September 2004. The note bears interest at a fixed rate of 10.5%.

     The Company has an Economic Development Loan from the city of Parsons, Kansas. The loan bears interest at 7.0% and is payable in quarterly installments of $8 through July 2005. The loan is secured by real estate in Parsons.

     Following is a summary of the Company's long-term debt as of December 31, 1998 and 1997:

                                                                1998        1997
                                                              --------    --------
Revolving lines of credit...................................  $ 13,000    $ 15,000
1997 Term Loan..............................................   100,000     100,000
Note payable to one of the Former Shareholders..............     5,000       5,000
City of Parsons, Kansas Economic Development Loan...........       205         236
                                                              --------    --------
Total long-term debt........................................   118,205     120,236
Less current portion........................................       (32)        (32)
                                                              --------    --------
Long-term portion...........................................  $118,173    $120,204
                                                              ========    ========

     Scheduled maturities of long-term debt are $32, $32, $32, $13,032, $32 and $105,045 for 1999, 2000, 2001, 2002, 2003 and thereafter, respectively.

     The fair market value of the Company's fixed rate long-term debt is estimated using discounted cash flow analyses based on current incremental borrowing rates for similar types of borrowing arrangements. At December 31, 1998, the estimated fair value of the Note payable to Former Shareholder of Symons is $5,782. The estimated fair value of the City of Parsons, Kansas Economic Development Loan is $203. The estimated fair values of the Term Loan and Revolving Credit Facility approximate their face values, as these facilities have variable interest rates tied to market rates. The estimated fair value of the interest rate swap agreements is a liability of $1,242.

(6)  COMMON AND REDEEMABLE PREFERRED SHARES

     (a) Stock Split- In June 1996, the Company authorized a 50-for-1 stock split for Class A and B Common Shares. All references in the financial statements to number of shares or share prices have been restated to reflect the split.

     (b) Public Offering of Company Shares- In June 1996, the Company completed an initial public offering of 1,974,750 shares of Class A Common Shares and received proceeds of $22,358, net of expenses. The proceeds from the offering were used to prepay long-term debt.

         In July 1996, the underwriters of the Company's initial public offering of Class A Common Shares exercised a portion of their over-allotment option pursuant to which the Company issued 56,200 shares of Class A Common Shares and Ripplewood Holdings L.L.C. converted 56,200 shares of its Class B Common Shares into Class A Common Shares and sold those shares. The Company's proceeds of $683 from the issuance of those shares were used to reduce the outstanding balance of the existing revolving line of credit.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         If the offering, the amendment of the Company's credit facility and the prepayment of the long-term debt had occurred on January 1, 1996, income before extraordinary item for the year ended December 31, 1996, would have been $5,561 and income per share before extraordinary item would have been $0.94.

     (c) Stock Option Plans- The Company has five stock option plans, the 1994 Stock Option Plan ("the 1994 Plan"), the 1995 Stock Option Plan ("the 1995 Plan"), the 1996 Stock Option Plan ("the 1996 Plan"), the 1997 Stock Option and Restricted Stock Plan ("the 1997 Restricted Plan") and the 1997 Non-employee Director Stock Option Plan ("the 1997 Director Plan"). Under all Plans, the option exercise price equals the stock's market price on date of grant. The Company accounts for these plans under APB Opinion No. 25, under which no compensation costs have been recognized. Had compensation cost for these plans been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                    1998       1997      1996
                                                   -------    ------    ------
Income before extraordinary item
  available to common
  shareholders:...................  As Reported    $10,076    $6,953    $4,616
                                    Pro Forma        9,835     6,857     4,561
Basic income per share before
  extraordinary item:.............  As Reported       1.72      1.22      1.02
                                    Pro Forma         1.68      1.20      1.00
Diluted income per share before
  extraordinary item:.............  As Reported       1.65      1.17      0.94
                                    Pro Forma         1.62      1.16      0.92

         Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

         As of December 31, 1998, the Company may grant options for up to 228,000 and 24,667 shares under the 1997 Restricted Plan and the 1997 Director Plan, respectively. No further options may be granted under the 1994, 1995 and 1996 Plans. The Company granted 83,833 options during 1998, of which, 9,333 vested immediately, and the other 74,500 vest ratably over three years. All options expire ten years after the date of grant.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         A summary of the status of the Company's stock option plans at December 31, 1998, 1997 and 1996 and changes during the years then ended is presented in the table and narrative below:

                                   NUMBER OF        WEIGHTED AVERAGE
                                    SHARES      EXERCISE PRICE PER SHARE
                                   ---------    ------------------------
Outstanding at December 31,
  1995...........................   272,750              $ 2.44
Granted at a fair value of
  $4.26..........................    25,000               10.38
                                    -------              ------
Outstanding at December 31,
  1996...........................   297,750                3.11
Granted at a weighted average
  fair value of $5.25............    31,000               12.52
Exercised........................   (40,000)               4.17
Canceled.........................   (12,500)              10.38
                                    -------              ------
Outstanding at December 31,
  1997...........................   276,250                3.57
Granted at a weighted average
  fair value of $6.83............    83,833               17.11
Exercised........................    (2,050)               2.46
                                    -------              ------
Outstanding at December 31,
  1998...........................   358,033              $ 6.75
                                    =======              ======

         Price ranges and other information for stock options outstanding at December 31, 1998 are as follows:

                                          OUTSTANDING                   EXERCISABLE
                                --------------------------------    -------------------
                                           WEIGHTED    WEIGHTED                WEIGHTED
                                           AVERAGE      AVERAGE                AVERAGE
           RANGE OF EXERCISE               EXERCISE    REMAINING               EXERCISE
                PRICES          SHARES      PRICE        LIFE       SHARES      PRICE
         ---------------------  -------    --------    ---------    -------    --------
         $ 1.96 - $ 4.00......  243,200     $ 2.44     5.6 years    243,200     $ 2.44
         $12.50 - $12.63......   31,000      12.52     8.5           24,750      12.53
         $16.81 - $19.91......   83,833      17.11     9.2            9,333      19.46
                                -------     ------     ---------    -------     ------
                                                        6.7
                                358,033     $ 6.75      years       277,283     $ 3.92
                                =======     ======     =========    =======     ======

         The fair value of each option grant is estimated on the date of grant using the Black Scholes options pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996, respectively: risk-free interest rates of 5.67% to 5.70%, 6.17% to 6.56% and 6.11%; expected dividend yield of 0%; expected lives of 6 years; and expected volatility of 27.87%, 28.50% and 27.96%.

     (d) Treasury Shares- The Company has agreed to repurchase Class A Common Shares issued to the former shareholders of CAI. Under certain circumstances, the former shareholders may require the Company to purchase Class A Common Shares at the previous day's closing price per share. The aggregate value of the purchases is limited to $250 during each three-month period beginning December 1, 1998 and ending May 22, 1999. As of December 31, 1998, 7,298 Class A Common Shares had been repurchased for $145 under such agreement.

(7)  RETIREMENT PLANS

     (a) Company-Sponsored Pension Plans- The pension plans cover virtually all salaried and hourly employees not covered by multi-employer pension plans and provide benefits of stated amounts for each year of credited service. The Company funds such plans at a rate that meets or exceeds

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         the minimum amounts required by applicable regulations. The plans' assets are primarily invested in mutual funds comprised primarily of common stocks and corporate and U.S. government obligations.

         Postretirement Benefits- The Company provides postretirement health care benefits on a contributory basis and life insurance benefits for Symons salaried and hourly employees that retired prior to May 1, 1995.

                                 PENSION     PENSION      OTHER       OTHER
                                 BENEFITS    BENEFITS    BENEFITS    BENEFITS
                                   1998        1997        1998        1997
                                 --------    --------    --------    --------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning
  of year......................  $29,169     $ 6,796      $ 681       $  --
Service cost...................      619         794         --          --
Interest cost..................    1,630         845         71          --
Acquisition....................       --      21,194         --         694
Amendments.....................     (360)         --        312          --
Actuarial loss (gain)..........      135          (1)      (128)         --
Benefits paid..................     (712)       (459)       (61)        (13)
                                 -------     -------      -----       -----
Benefit obligation at end of
  year.........................  $30,481     $29,169      $ 875       $ 681
                                 =======     =======      =====       =====
CHANGE IN PLAN ASSETS
Fair value of plan assets at
  beginning of year............  $27,249     $ 6,219      $  --       $  --
Actual return on plan assets...    2,402       1,085         --          --
Acquisition....................       --      19,707         --          --
Employer contribution..........      216         697         61          13
Benefits paid..................     (712)       (459)       (61)        (13)
                                 -------     -------      -----       -----
Fair value of plan assets at
  end of year..................  $29,155     $27,249      $  --       $  --
                                 =======     =======      =====       =====
FUNDED STATUS..................  $(1,326)    $(1,920)     $(875)      $(681)
Unrecognized prior service
  cost.........................     (155)        202        288          --
Unrecognized net gain..........     (759)       (150)      (125)         --
                                 -------     -------      -----       -----
Net amount recognized..........  $(2,240)    $(1,868)     $(712)      $(681)
                                 =======     =======      =====       =====
AMOUNTS RECOGNIZED IN THE
  STATEMENT OF FINANCIAL
  POSITION CONSIST OF:
  Accrued benefit liability....  $(2,440)    $(1,868)     $(875)      $(681)
  Intangible asset.............      185          --        163          --
  Accumulated other
     comprehensive income......       15          --         --          --
                                 -------     -------      -----       -----
Net amount recognized..........  $(2,240)    $(1,868)     $(712)      $(681)
                                 =======     =======      =====       =====

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                 PENSION     PENSION      OTHER       OTHER
                                 BENEFITS    BENEFITS    BENEFITS    BENEFITS
                                   1998        1997        1998        1997
                                 --------    --------    --------    --------
ASSUMPTIONS AS OF DECEMBER 31
Discount rate..................     6.75%          7%      6.75%       8.25%
Expected return on plan
  assets.......................        8%          8%       N/A         N/A
Rate of compensation
  increase.....................        4%          4%       N/A         N/A
COMPONENTS OF NET PERIODIC
  BENEFIT COST
Service cost...................  $   619     $   794      $  --       $  --
Interest cost..................    1,630         845         70          --
Expected return on plan
  assets.......................   (1,655)       (898)        (4)         --
Amortization of prior service
  cost.........................       (3)         17         24          --
Recognized actuarial gain......       (3)         --         --          --
                                 -------     -------      -----       -----
Net periodic cost..............  $   588     $   758      $  90       $  --
                                 =======     =======      =====       =====

         The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets were $2,893, $2,855 and $2,692, respectively, as of December 31, 1998 and $1,200, $1,200 and $1,060, respectively as of December 31, 1997.

         Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one percentage point change in assumed health care cost trend rates would have the following effects:


                                            1 PERCENTAGE      1 PERCENTAGE
                                           POINT INCREASE    POINT DECREASE
                                           --------------    --------------
Effect on total of service and interest
  cost components........................       $ 3               $ (3)
Effect on the postretirement benefit
  obligation.............................        46                (43)


     (b) Multi-Employer Pension Plan- Approximately 12% of the Company's employees are currently covered by collectively bargained, multi-employer pension plans. Contributions are determined in accordance with the provisions of negotiated union contracts and generally are based on the number of hours worked. The Company does not have the information available to determine its share of the accumulated plan benefits or net assets available for benefits under the multi-employer pension plans. The aggregate amount charged to expense under these plans was $287, $157 and $89, for the years ended December 31, 1998, 1997 and 1996, respectively.

     (c) 401(k) Savings Plan- Most employees are eligible to participate in Company sponsored 401(k) savings plans. Company matching contributions vary from 0% to 50% (on the first 2%) according to terms of the individual plans and collective bargaining agreements. The aggregate amount charged to expense under these plans was $531, $345 and $295, for the years ended December 31, 1998, 1997 and 1996, respectively.

     (d) Retirement Contribution Account- During 1998, the Company implemented a defined contribution plan for substantially all salaried employees. No contributions are permitted by the employees, and the Company contributes 1.5% to 6.0% of eligible compensation, depending on the age of the employee. The amount expensed for the year ended December 31, 1998 was $1,167.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(8)  INCOME TAXES

     The following is a summary of the components of the Company's income tax provision for the years ended December 31, 1998, 1997 and 1996:

                                                           1998      1997      1996
                                                          ------    ------    ------
Currently payable:
  Federal...............................................  $5,312    $3,521    $2,201
  State and local.......................................   1,398       704       420
Deferred................................................   1,534     1,052       917
                                                          ------    ------    ------
Total provision.........................................  $8,244    $5,277    $3,538
                                                          ======    ======    ======

     The effective income tax rate differs from the statutory federal income tax rate for the years ended December 31, 1998, 1997 and 1996 for the following reasons:

                                                             1998    1997    1996
                                                             ----    ----    ----
Statutory income tax rate..................................  35.0%   34.0%   34.0%
State income taxes (net of federal tax benefit)............   4.8     4.0     2.6
Nondeductible goodwill amortization and other permanent
  differences..............................................   5.2     5.1     7.0
Other, net.................................................   --      --     (0.2)
                                                             ----    ----    ----
Effective income tax rate..................................  45.0%   43.1%   43.4%
                                                             ====    ====    ====

     The components of the Company's future income tax benefits and deferred tax liabilities as of December 31, 1998 and 1997 are as follows:

                                                                1998       1997
                                                              --------    -------
Current deferred taxes:
  Inventory reserves........................................  $     50    $  (657)
  Accounts receivable reserves..............................     1,712      1,623
  Alternative minimum tax credit carryforwards..............        --        549
  Accrued liabilities.......................................     2,280      2,218
  Other.....................................................      (521)       (76)
                                                              --------    -------
     Total..................................................     3,521      3,657
                                                              --------    -------
Long-term deferred taxes:
  Accelerated depreciation..................................   (13,034)   (10,922)
  Other long-term liabilities...............................     2,428      2,855
  Other.....................................................      (938)       (12)
                                                              --------    -------
     Total..................................................   (11,544)    (8,079)
                                                              --------    -------
     Net deferred taxes.....................................  $ (8,023)   $(4,422)
                                                              ========    =======

(9)  SEGMENT REPORTING

     The Company operates in four segments, each with a general manager: concrete accessories (Dayton/Richmond(R)), concrete forming systems (Symons(R)), paving products (American Highway Technology(R)) and masonry products (Dur-O-Wal(R)). The segments are differentiated by their products and services, all of which serve the construction industry.

     Sales between segments for the year ended December 31, 1998 are recorded at normal selling price by the selling division and at cost for the buying division, with the profit recorded as an intersegment

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

elimination. For the years ended December 31, 1997 and 1996, intersegment sales were not significant. Segment assets include accounts receivable; inventories; property, plant, and equipment; rental equipment; and an allocation of goodwill. Corporate and unallocated assets include cash, prepaid income taxes, future tax benefits, and financing costs. Export sales and sales by non-U.S. affiliates are not significant. Information about the profit (loss) of each segment and the reconciliations to the consolidated amounts for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                      1998        1997        1996
                                                    --------    --------    --------
Concrete Accessories..............................  $128,119    $ 92,251    $ 76,637
Concrete Forming Systems..........................    99,471      21,066          --
Paving Products...................................    30,967      29,177      21,930
Masonry Products..................................    24,292      24,918      25,919
                                                    --------    --------    --------
Net sales to external customers...................  $282,849    $167,412    $124,486
                                                    ========    ========    ========

Concrete Accessories..............................  $  3,348    $     --    $     --
Concrete Forming Systems..........................     5,240          --          --
                                                    --------    --------    --------
Net sales to other segments.......................  $  8,588    $     --    $     --
                                                    ========    ========    ========

Concrete Accessories..............................  $  4,053    $  2,744    $  3,735
Concrete Forming Systems..........................     6,543       1,903          --
Paving Products...................................       567         466         415
Masonry Products..................................       540         443         679
                                                    --------    --------    --------
Interest expense..................................  $ 11,703    $  5,556    $  4,829
                                                    ========    ========    ========

Concrete Accessories..............................  $ 19,387    $ 13,723    $  9,477
Concrete Forming Systems..........................     6,133         364          --
Paving Products...................................     1,677       1,377         906
Masonry Products..................................       487           5         601
Intersegment Eliminations.........................    (4,153)         --          --
Corporate.........................................    (5,211)     (3,239)     (2,830)
                                                    --------    --------    --------
Income before income taxes........................  $ 18,320    $ 12,230    $  8,154
                                                    ========    ========    ========

Concrete Accessories..............................  $  3,028    $  2,283    $  2,522
Concrete Forming Systems..........................     4,992         891          --
Paving Products...................................       734         646         512
Masonry Products..................................     1,279       1,264       1,216
Corporate.........................................        43          47          54
                                                    --------    --------    --------
Depreciation......................................  $ 10,076    $  5,131    $  4,304
                                                    ========    ========    ========

Concrete Accessories..............................  $  1,265    $  1,225    $  1,188
Concrete Forming Systems..........................       341          24          --
Paving Products...................................       177         206         131
Masonry Products..................................       430         430         430
                                                    --------    --------    --------
Amortization of goodwill and intangibles..........  $  2,213    $  1,885    $  1,749
                                                    ========    ========    ========

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Information regarding each segment's assets and the reconciliation to the consolidated amounts as of December 31, 1998 and 1997 is as follows:

                                                                1998        1997
                                                              --------    --------
Concrete Accessories........................................  $ 93,898    $ 91,952
Concrete Forming Systems....................................   116,064      90,796
Paving Products.............................................     9,445       9,134
Masonry Products............................................    26,115      25,316
Corporate and Unallocated...................................     8,098       9,732
                                                              --------    --------
Total Assets................................................  $253,620    $226,930
                                                              ========    ========

     Information regarding capital expenditures by segment and the reconciliation to the consolidated amounts for the years ended December 31, 1998, 1997 and 1996 is as follows:

                                                          1998       1997      1996
                                                         -------    ------    ------
Concrete Accessories...................................  $ 3,348    $2,449    $2,335
Concrete Forming Systems...............................    2,044     1,231        --
Paving Products........................................    1,200       401       379
Masonry Products.......................................      439       320       480
Corporate..............................................      184         9         4
                                                         -------    ------    ------
Property, Plant, and Equipment Additions...............  $ 7,215    $4,410    $3,198
                                                         =======    ======    ======
Concrete Accessories...................................  $ 2,860    $1,966    $1,632
Concrete Forming Systems...............................   15,221     2,909        --
                                                         -------    ------    ------
Rental Equipment Additions.............................  $18,081    $4,875    $1,632
                                                         =======    ======    ======

(10)  COMMITMENTS AND CONTINGENCIES

     (a) Operating Leases- Rental expense for property, plant and equipment (principally office and warehouse facilities and office equipment) was $4,233, $2,758, and $1,899, for the years ended December 31, 1998, 1997 and 1996, respectively. Terms generally range from one to ten years and some contain renewal options. The approximate aggregate minimum annual rental commitments under non-cancelable operating leases are $4,117, $3,321, $1,951, $1,637, $910, and $1,547 for 1999, 2000, 2001, 2002,
         2003, and thereafter, respectively.

     (b) Litigation- Symons is currently a defendant involved in a civil suit brought by EFCO Corp., a competitor of Symons in one portion of their business. EFCO Corp. alleged that Symons engaged in false advertising, misappropriation of trade secrets, intentional interference with contractual relations, and certain other activities. After a jury trial, preliminary damages of approximately $14,000 were awarded against Symons in January 1999. The Company believes that there is no merit to these allegations, remains committed to vigorously pursuing post-trial motions and appeals, and is seeking to vacate the judgments in their entirety. The Company believes that, in the event the judgments against it are not completely set aside, it has grounds for a successful appeal and intends to vigorously pursue its appellate rights. A successful appeal could result in judgment for Symons or a new trial. Symons' liability, if any, cannot finally be determined until such time as all rights of the parties have been exhausted or have expired by lapse of time. The Company considers the ultimate outcome of this litigation to be not estimable. Accordingly, the Company has not recorded any liability for the resolution of this suit. In the event the Company is unsuccessful in its post-trial motions and appeals, it may have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

         Additionally, the Company is a defendant in other various legal proceedings arising out of the conduct of its business. While the ultimate outcome of these lawsuits cannot be determined at this time, management is of the opinion that any liability, notwithstanding recoveries from insurance, would not have a material adverse effect on the Company's consolidated financial position, results of operations, or cash flows.

     (c) Self-Insurance- The Company is self-insured for certain of its group medical, workers' compensation and product and general liability claims. The Company has stop loss insurance coverage at various per occurrence and per annum levels depending on type of claim. The Company consults with third party administrators to estimate the reserves required for these claims. No material revisions were made to the estimates for the years ended December 31, 1998, 1997 and 1996. The Company has reserved $4,737 and $4,578 as of December 31, 1998 and 1997, respectively.

(11)  RELATED PARTY TRANSACTIONS

     During 1997, the Company paid Ripplewood a fee of $400 for financial advisory services in connection with the acquisition of Symons Corporation and related financing transactions.

     During 1996, the Company paid Ripplewood a management fee of $125. This fee was not charged after the initial public offering. The Company paid Ripplewood a fee of $600 at the time the initial public offering was completed for additional services provided in connection with the offering and related transactions. In addition, prior to 1997, the Company reimbursed Ripplewood for the allocable costs of certain insurance policies purchased by Ripplewood which covered both the Company and Ripplewood.

(12)  SUBSEQUENT EVENT (UNAUDITED)

     On February 17, 1999, Ripplewood informed the Company that it was converting all 757,569 Class B Common Shares held by it into an equal number of Class A Common Shares and sold those Class A Common Shares. As a result of the conversion, no Class B Common Shares remain outstanding.

(13)  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                                        1998
                                          ----------------------------------------------------------------
                                           FIRST         SECOND        THIRD         FOURTH         FULL
        QUARTERLY OPERATING DATA          QUARTER       QUARTER       QUARTER       QUARTER         YEAR
- ----------------------------------------  --------      --------      --------      --------      --------
Net sales...............................  $59,227       $76,754       $82,809       $64,059       $282,849
Gross profit............................   20,254        28,441        34,174        25,557        108,426
Net income (loss).......................   (1,009)        3,731         6,226         1,128         10,076
Basic net income (loss) per share (a)...  $ (0.18)      $  0.64       $  1.05       $  0.19       $   1.72
Diluted net income (loss) per share
  (a)...................................  $ (0.18)      $  0.61       $  1.01       $  0.18       $   1.65
Stock Price:
  High..................................  $20.375       $22.125       $21.375       $20.875       $ 22.125
  Low...................................  $15.875       $16.500       $16.625       $14.375       $ 14.375

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                      1997
                                          ------------------------------------------------------------
                                           FIRST        SECOND       THIRD        FOURTH        FULL
        QUARTERLY OPERATING DATA          QUARTER      QUARTER      QUARTER      QUARTER        YEAR
- ----------------------------------------  --------     --------     --------     --------     --------
Net sales...............................  $25,980      $39,839      $42,592      $59,001      $167,412
Gross profit............................    7,708       12,933       14,381       21,862        56,884
Net income..............................      160        2,951        3,393          449         6,953
Basic net income per share (a)..........  $  0.03      $  0.52      $  0.60      $  0.08      $   1.22
Diluted net income per share (a)........  $  0.03      $  0.51      $  0.58      $  0.08      $   1.17
Stock Price:
  High..................................  $13.500      $13.250      $19.438      $19.000      $ 19.438
  Low...................................  $11.250      $ 9.750      $12.500      $14.813      $  9.750

     (a) The total of the quarterly income (loss) per share before extraordinary item does not equal the annual income per share before extraordinary item due to the timing of the issuance of the Company's Common Shares and the omission of common share equivalents in quarters with net losses for 1998 and due to rounding and to fluctuations in the Company's stock price for 1997.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                    AS OF JULY 2, 1999 AND DECEMBER 31, 1998
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)


                                                                JULY 2,    DECEMBER 31,
                                                                  1999         1998
                                                                --------   ------------
ASSETS
Current assets
  Cash......................................................    $  1,647     $    560
  Accounts receivable, net of allowances for doubtful
     accounts and sales returns and allowances of $5,408 and
     $4,432.................................................      56,304       42,996
  Inventories (Note 3)......................................      38,341       36,058
  Prepaid expenses and other current assets.................       2,851        4,396
  Prepaid income taxes......................................       1,181          828
  Future income tax benefits................................       3,458        3,521
                                                                --------     --------
          Total current assets..............................     103,782       88,359
                                                                --------     --------
Rental equipment, net (Note 3)..............................      58,028       52,586
                                                                --------     --------
Property, plant and equipment...............................      67,432       63,850
  Less accumulated depreciation.............................     (25,683)     (22,069)
                                                                --------     --------
     Net property, plant and equipment......................      41,749       41,781
                                                                --------     --------
Goodwill and intangible assets, net of accumulated
  amortization..............................................      71,824       70,130
Other assets................................................         394          764
                                                                --------     --------
          Total assets......................................    $275,777     $253,620
                                                                ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt (Note 4)................    $     32     $     32
  Accounts payable..........................................      23,550       20,749
  Accrued compensation and benefits.........................      10,444       12,443
  Other accrued liabilities.................................       7,547       10,408
                                                                --------     --------
          Total current liabilities.........................      41,573       43,632
Long-term debt (Note 4).....................................     137,717      118,173
Deferred income taxes.......................................      11,585       11,544
Other long-term liabilities.................................       5,514        5,683
                                                                --------     --------
          Total liabilities.................................     196,389      179,032
                                                                --------     --------
Shareholders' equity
  Class A common shares.....................................      47,417       42,316
  Class B common shares.....................................          --        5,037
  Class A treasury shares...................................        (387)        (145)
  Cumulative other comprehensive income.....................        (219)        (281)
  Retained earnings.........................................      32,577       27,661
                                                                --------     --------
          Total shareholders' equity........................      79,388       74,588
                                                                --------     --------
          Total liabilities and shareholders' equity........    $275,777     $253,620
                                                                ========     ========


The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
    FOR THE THREE AND SIX FISCAL MONTHS ENDED JULY 2, 1999 AND JULY 3, 1998
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                THREE FISCAL             SIX FISCAL MONTHS
                                                MONTHS ENDED                   ENDED
                                          ------------------------    ------------------------
                                           JULY 2,       JULY 3,       JULY 2,       JULY 3,
                                             1999          1998          1999          1998
                                          ----------    ----------    ----------    ----------
Net sales...............................  $   88,636    $   76,754    $  156,832    $  135,981
Cost of sales...........................      55,753        48,971       100,524        88,481
                                          ----------    ----------    ----------    ----------
  Gross profit..........................      32,883        27,783        56,308        47,500
Selling, general and administrative
  expenses..............................      19,628        17,741        40,077        35,706
Amortization of goodwill and
  intangibles...........................         536           537         1,183         1,032
                                          ----------    ----------    ----------    ----------
  Income from operations................      12,719         9,505        15,048        10,762
Other expenses
  Interest expense, net.................       3,049         2,821         6,024         5,814
  Other expense, net....................          85            (5)           85            (1)
                                          ----------    ----------    ----------    ----------
  Income before provision for income
     taxes..............................       9,585         6,689         8,939         4,949
Provision for income taxes..............       4,314         2,958         4,023         2,227
                                          ----------    ----------    ----------    ----------
Net income..............................  $    5,271    $    3,731    $    4,916    $    2,722
                                          ==========    ==========    ==========    ==========
Basic net income per share..............  $     0.89    $     0.64    $     0.83    $     0.47
                                          ==========    ==========    ==========    ==========
Basic weighted average common shares
  outstanding...........................   5,944,756     5,873,779     5,946,144     5,782,528
                                          ==========    ==========    ==========    ==========
Diluted net income per share............  $     0.85    $     0.61    $     0.79    $     0.45
                                          ==========    ==========    ==========    ==========
Diluted weighted average common and
  common equivalents shares
  outstanding...........................   6,170,337     6,070,936     6,185,426     6,011,089
                                          ==========    ==========    ==========    ==========

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
         FOR THE SIX FISCAL MONTHS ENDED JULY 2, 1999 AND JULY 3, 1998
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)

                                                                   SIX FISCAL
                                                                  MONTHS ENDED
                                                              --------------------
                                                              JULY 2,     JULY 3,
                                                                1999        1998
                                                              --------    --------
Cash Flows From Operating Activities:
  Net income................................................  $  4,916    $  2,722
  Adjustments to reconcile net income to net cash used in
     operating activities:
     Depreciation...........................................     5,948       5,055
     Amortization of goodwill and intangibles...............     1,183       1,032
     Deferred income taxes..................................      (640)        201
     Amortization of debt discount and deferred financing
      costs.................................................       419         388
     Gain on sales of rental equipment and property, plant
      and equipment.........................................    (3,345)     (3,509)
Changes in assets and liabilities, net of effects of
  acquisitions:
  Accounts receivable.......................................   (12,740)    (13,081)
  Inventories...............................................    (1,869)     (1,036)
  Prepaid income taxes......................................      (353)     (1,135)
  Accounts payable..........................................     2,695       6,651
  Accrued liabilities and other long-term liabilities.......    (3,538)        745
  Other, net................................................     1,558       1,071
                                                              --------    --------
          Net cash used in operating activities.............    (5,766)       (896)
                                                              --------    --------
Cash Flows From Investing Activities:
  Property, plant and equipment additions...................    (3,057)     (3,130)
  Proceeds from sale of fixed assets........................       232         759
  Rental equipment additions................................    (9,469)     (8,176)
  Proceeds from sales of rental equipment...................     5,177       4,929
  Acquisitions (Note 2).....................................    (5,575)     (1,267)
                                                              --------    --------
          Net cash used in investing activities.............   (12,692)     (6,885)
                                                              --------    --------
Cash Flows From Financing Activities:
  Issuance of long-term debt................................    19,544       7,990
  Purchase of treasury shares...............................      (242)         --
  Issuance of common stock..................................       181         126
                                                              --------    --------
          Net cash provided by financing activities.........    19,483       8,116
                                                              --------    --------
Effect of Exchange Rate Changes on Cash.....................        62         (26)
                                                              --------    --------
          Net increase in cash..............................     1,087         309
Cash, beginning of period...................................       560          --
                                                              --------    --------
Cash, end of period.........................................  $  1,647    $    309
                                                              ========    ========
Supplemental Disclosures:
  Cash paid for income taxes................................  $  5,139    $  3,043
  Cash paid for interest....................................     5,822       5,430
  Issuance of common stock in conjunction with acquisition
     (Note 2)...............................................      (117)      4,000

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
    FOR THE THREE AND SIX FISCAL MONTHS ENDED JULY 2, 1999 AND JULY 3, 1998
                             (AMOUNTS IN THOUSANDS)
                                  (UNAUDITED)


                                                           THREE FISCAL          SIX FISCAL
                                                           MONTHS ENDED         MONTHS ENDED
                                                        ------------------   ------------------
                                                        JULY 2,    JULY 3,   JULY 2,    JULY 3,
                                                         1999       1998      1999       1998
                                                        -------    -------   -------    -------
Net income............................................  $5,271     $3,731    $4,916     $2,722
Other comprehensive income:
  Foreign currency translation adjustment.............      44        (32)       62        (26)
                                                        ------     ------    ------     ------
Comprehensive income..................................  $5,315     $3,699    $4,978     $2,696
                                                        ======     ======    ======     ======


The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         JULY 2, 1999 AND JULY 3, 1998
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)
(1) CONSOLIDATED FINANCIAL STATEMENTS

     The interim consolidated financial statements included herein have been prepared by the Company, without audit, and include, in the opinion of management, all adjustments necessary to state fairly the information set forth therein. Any such adjustments were of a normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted, although the Company believes that the disclosures are adequate to make the information presented not misleading. It is suggested that these unaudited consolidated financial statements be read in conjunction with the consolidated financial statements and the notes thereto included in the Company's annual financial statements for the year ended December 31, 1998.

(2) ACQUISITIONS

    (a) Symons Corporation - On September 29, 1997, the Company purchased the stock of Symons Corporation ("Symons"). The purchase agreement between the Company and the former stockholders of Symons ("the Former Stockholders") relating to the Acquisition ("the Purchase Agreement") provides for an adjustment to the purchase price under certain circumstances. The Company has advised the Former Stockholders that it believes it is entitled to a purchase price adjustment in its favor, and the Former Stockholders similarly advised the Company that they believe they are entitled to a purchase price adjustment in their favor. The dispute has been referred to a mutually satisfactory accounting firm, which is expected to resolve such differences in accordance with the Purchase Agreement.

        On June 12, 1998, the Former Stockholders filed a lawsuit in Delaware Chancery Court seeking a determination with respect to a limited number of issues involved in the dispute, which the Company believes can be resolved only through arbitration. On October 28, 1998, the Court granted the Company's motion to dismiss with respect to certain of these issues (as to which the Company intends to proceed with arbitration) and retained jurisdiction with respect to the remainder of the issues. On December 28, 1998, the Court stayed the proceeding with respect to the issues as to which it had retained jurisdiction, pending the outcome of arbitration commenced by the parties with respect to the purchase price adjustment. Either party may seek to reopen the proceedings following the arbitration.

        At this time, the Company can make no determination as to the amount of the adjustment, if any, that will be made to the purchase price. The Company intends to vigorously pursue its rights under the Purchase Agreement.

    (b) Cempro, Inc. - Effective January 1, 1999, the Company acquired substantially all of the assets and assumed certain of the liabilities of Cempro, Inc. ("Cempro") for approximately $5,400 in cash, including acquisition costs of approximately $100 and a purchase price reduction of approximately $100 received in July 1999. The business is being operated as a part of the Company's concrete accessories business.

        The acquisition has been accounted for as a purchase, and the results of Cempro have been included in the accompanying consolidated financial statements since the date of acquisition. The purchase price has been allocated based on the estimated fair values of the assets acquired and

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES liabilities assumed. Certain appraisals and evaluations are preliminary and may change. Pro forma financial information is not required.

    (c) Secure, Inc. - In June 1998, the Company purchased substantially all of the assets of Secure, Inc., ("Secure") a subsidiary of The Lofland Company, for approximately $700 in cash, including acquisition costs of approximately $100. This business is being operated as a part of the Company's paving products business.

        The acquisition has been accounted for as a purchase, and the results of Secure have been included in the accompanying consolidated financial statements since the date of acquisition. The purchase price has been allocated based on the estimated fair values of the assets acquired. Pro forma financial information is not required.

    (d) Symons Concrete Forms, Inc. - In May 1998, the Company purchased Symons Concrete Forms, Inc. (formerly known as CAI). The purchase price was approximately $6,600, including acquisition costs of approximately $200, and was paid in cash of approximately $400, assumption of long-term debt of $2,200, and delivery of 216,040 Class A Common Shares valued at approximately $4,000, including a purchase price reduction of approximately $100 (6,456 Class A Common Shares) in the second quarter related to uncollected accounts receivable. The business is being operated as a part of the Company's concrete forming systems division.

        The acquisition has been accounted for as a purchase, and the results of Symons Concrete Forms have been included in the accompanying consolidated financial statements since the date of acquisition. The purchase price has been allocated based on the estimated fair values of the assets acquired and liabilities assumed. Pro forma financial information is not required.

    (e) Northwoods - In May 1998, the Company purchased the assets of the Northwoods branches of Concrete Forming, Inc. ("Northwoods") for approximately $800 in cash. The Northwoods branches are being operated as a part of the Company's concrete forming systems division.

        The acquisition has been accounted for as a purchase, and the results of the Northwoods branches have been included in the accompanying consolidated financial statements since the date of acquisition. The purchase price has been allocated based on the estimated fair values of the assets acquired. Pro forma financial information is not required.

(3) ACCOUNTING POLICIES

The interim consolidated financial statements have been prepared in accordance with the accounting policies described in the notes to the Company's consolidated financial statements for the year ended December 31, 1998. While management believes that the procedures followed in the preparation of interim financial information are reasonable, the accuracy of some estimated amounts is dependent upon facts that will exist or calculations that will be accomplished at year end. Examples of such estimates include changes in the LIFO reserve (based upon the Company's best estimate of inflation to date) and management bonuses. Any adjustments pursuant to such estimates during the fiscal quarter were of a normal recurring nature.

    (a) Fiscal Quarter - The Company's fiscal quarters are defined as the periods ending on the Friday nearest to the end of March, June and September.

    (b) Inventories - Substantially all inventories of the domestic Dayton Superior and Dur-O-Wal operations are stated at the lower of last in, first out (LIFO) cost or market (which approximates current cost). All other inventories are stated at the lower of first-in, first-out (FIFO) cost or market. The Company had no LIFO reserve as of July 2, 1999 and December 31, 1998.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

     Following is a summary of the components of inventories as of July 2, 1999 and December 31, 1998:



                                                    JULY 2,     DECEMBER 31,
                                                      1999          1998
                                                    --------    ------------
Raw materials.....................................  $ 6,684       $ 7,659
Finished goods and work in progress...............   34,574        30,022
                                                    -------       -------
                                                     41,258        37,681
Net realizable value reserve......................   (2,917)       (1,623)
                                                    -------       -------
                                                    $38,341       $36,058
                                                    =======       =======


    (c) Rental Equipment - Rental equipment is manufactured by the Company for resale and for rent to others on a short-term basis. Rental equipment is recorded at the lower of FIFO cost or market and is depreciated over the estimated useful life of the equipment, twelve to fifteen years, on a straight-line method. The balances as of July 2, 1999 and December 31, 1998 are net of accumulated depreciation of $8,676 and $6,796, respectively. Rental revenues and cost of sales associated with rental revenue are as follows:

                                             THREE FISCAL         SIX FISCAL
                                             MONTHS ENDED        MONTHS ENDED
                                          ------------------   -----------------
                                          JULY 2,    JULY 3,   JULY 2,   JULY 3,
                                           1999       1998      1999      1998
                                          -------    -------   -------   -------
Rental revenue..........................  $12,309    $9,442    $22,818   $18,462
Cost of sales...........................    2,093     1,781      3,993     3,552

    (d) Financial Instruments - The Company uses interest rate swaps to manage interest rate risk associated with its floating rate borrowing. The swap agreements are contracts to exchange floating rate for fixed interest payments periodically over the life of the agreements without the exchange of the underlying amounts. The differential paid or received on the interest rate agreements is recognized as an adjustment to interest expense. The fair value of the interest rate swaps in place at July 2, 1999 is a liability of $535.

    (e) Reclassifications - Certain reclassifications have been made to the 1998 amounts to conform to their 1999 classifications.

(4) CREDIT ARRANGEMENTS

     Following is a summary of the Company's long-term debt as of July 2, 1999 and December 31, 1998:

                                                   JULY 2,     DECEMBER 31,
                                                     1999          1998
                                                   --------    ------------
Revolving lines of credit, weighted average
  interest rate of 6.6%..........................  $ 32,560      $ 13,000
Term Loan, weighted average interest rate of
  8.4%...........................................   100,000       100,000
Note payable to one of the Former Stockholders,
  10.5%..........................................     5,000         5,000
City of Parsons, Kansas Economic Development
  Loan, 7.0%.....................................       189           205
                                                   --------      --------
Total long-term debt.............................   137,749       118,205
Less current portion.............................       (32)          (32)
                                                   --------      --------
Long-term portion................................  $137,717      $118,173
                                                   ========      ========

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

During May 1999, the Revolving Credit Facility was increased from $40,000 to $50,000. At July 2, 1999, $50,000 of the $50,000 Revolving Credit Facility was available, of which $32,560 of borrowings was outstanding. The average borrowing, maximum borrowing, and weighted average interest rate for the periods indicated are as follows:

                                                      THREE FISCAL       SIX FISCAL MONTHS
                                                      MONTHS ENDED             ENDED
                                                   ------------------    ------------------
                                                   JULY 2,    JULY 3,    JULY 2,    JULY 3,
                                                    1999       1998       1999       1998
                                                   -------    -------    -------    -------
Average borrowing................................  $32,356    $22,004    $27,674    $19,825
Maximum borrowing................................   37,140     26,620     37,140     26,620
Weighted average interest rate...................      6.6%       7.5%       6.8%       7.8%

The Credit Agreement contains certain restrictive covenants which, among other things, require that the Company maintain a minimum fixed charge coverage ratio, not exceed a certain leverage ratio and prohibit the payment of dividends on Common Shares. The Company was in compliance with its loan covenants as of July 2, 1999.

(5) STOCK OPTION PLANS

The Company has five stock option plans all of which provide for an option exercise price equal to the stock's market price on the date of grant and all of which are accounted for under APB Opinion No. 25, under which no compensation costs have been recognized. Had compensation cost for these plans been determined consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company's net income and net income per share for the three and six fiscal months ended July 2, 1999 and July 3, 1998 would have been reduced to the following pro forma amounts:

                                                         THREE FISCAL           SIX FISCAL
                                                         MONTHS ENDED          MONTHS ENDED
                                                      ------------------    ------------------
                                                      JULY 2,    JULY 3,    JULY 2,    JULY 3,
                                                       1999       1998       1999       1998
                                                      -------    -------    -------    -------
Net income...........................  As Reported    $5,271     $3,731     $4,916     $2,722
                                       Pro Forma       5,191      3,631      4,836      2,588
Basic net income per share...........  As Reported      0.89       0.64       0.83       0.47
                                       Pro Forma        0.87       0.62       0.81       0.45
Diluted net income per share.........  As Reported      0.85       0.61       0.79       0.45
                                       Pro Forma        0.85       0.60       0.79       0.43

Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

A summary of the activity of the Company's stock option plans for the six fiscal months ended July 2, 1999 is presented in the table below:

                                                                WEIGHTED AVERAGE
                                                   NUMBER OF     EXERCISE PRICE
                                                    SHARES         PER SHARE
                                                   ---------    ----------------
Outstanding at December 31, 1998.................   358,033          $ 6.75
Granted at a weighed average fair value of
  $8.27..........................................    92,600           19.44
Exercised........................................    (2,984)           8.38
Cancelled........................................      (866)          16.81
                                                    -------          ------
Outstanding at July 2, 1999......................   446,783          $ 9.35
                                                    =======          ======

(6) RETIREMENT PLANS

The Company terminated and merged various defined benefit plans. As a result, the company recorded a $0.7 million non-recurring pension plan termination gain which is included in the selling, general, and administrative expenses.

(7) SEGMENT REPORTING

The Company operates in four segments, each with a general manager: concrete accessories, concrete forming systems, paving products, and masonry. The segments are differentiated by their products and services, all of which serve the construction industry.

Sales between segments are recorded at normal selling price by the selling division and at cost for the buying division, with the profit recorded as an intersegment elimination. Segment assets include accounts receivable; inventories; property, plant, and equipment; rental equipment; and an allocation of goodwill. Corporate and unallocated assets include cash, prepaid income taxes, future tax benefits, and financing costs. Export sales and sales by non-U.S. affiliates are not significant.

Information about the profit (loss) of each segment and the reconciliations to the consolidated amounts for the three and six fiscal months ended July 2, 1999 and July 3, 1998 is as follows:

                                                     THREE FISCAL        SIX FISCAL MONTHS
                                                     MONTHS ENDED              ENDED
                                                  ------------------    --------------------
                                                  JULY 2,    JULY 3,    JULY 2,     JULY 3,
                                                   1999       1998        1999        1998
                                                  -------    -------    --------    --------
Concrete Accessories............................  $39,730    $34,148    $ 70,411    $ 61,871
Concrete Forming Systems........................   30,665     26,495      55,541      46,933
Paving Products.................................   11,065     10,224      17,738      16,195
Masonry Products................................    7,176      5,887      13,142      10,982
                                                  -------    -------    --------    --------
Net sales to external customers.................  $88,636    $76,754    $156,832    $135,981
                                                  =======    =======    ========    ========

Concrete Accessories............................  $   970    $   916    $  2,127    $  2,265
Concrete Forming Systems........................    1,395      1,490       2,627       2,383
                                                  -------    -------    --------    --------
Net sales to other segments.....................  $ 2,365    $ 2,406    $  4,754    $  4,648
                                                  =======    =======    ========    ========

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

                                                     THREE FISCAL        SIX FISCAL MONTHS
                                                     MONTHS ENDED              ENDED
                                                  ------------------    --------------------
                                                  JULY 2,    JULY 3,    JULY 2,     JULY 3,
                                                   1999       1998        1999        1998
                                                  -------    -------    --------    --------
Concrete Accessories............................  $   918    $   962    $  1,893    $  1,983
Concrete Forming Systems........................    1,806      1,553       3,507       3,201
Paving Products.................................      181        178         363         366
Masonry Products................................      144        128         261         264
                                                  -------    -------    --------    --------
Interest expense................................  $ 3,049    $ 2,821    $  6,024    $  5,814
                                                  =======    =======    ========    ========

Concrete Accessories............................  $ 7,093    $ 5,410    $  9,608    $  7,320
Concrete Forming Systems........................    2,965      2,583       3,268       1,943
Paving Products.................................      950      1,135         451         893
Masonry Products................................      526         57         140        (469)
Intersegment Eliminations.......................   (1,217)    (1,164)     (2,398)     (2,248)
Corporate.......................................     (732)    (1,332)     (2,130)     (2,490)
                                                  -------    -------    --------    --------
Income before income taxes......................  $ 9,585    $ 6,689    $  8,939    $  4,949
                                                  =======    =======    ========    ========

Concrete Accessories............................  $ 1,027    $   741    $  2,148    $  1,569
Concrete Forming Systems........................    1,364      1,030       2,690       2,409
Paving Products.................................      200        192         423         388
Masonry Products................................      330        331         662         659
Corporate.......................................       12         16          25          30
                                                  -------    -------    --------    --------
Depreciation....................................  $ 2,933    $ 2,310    $  5,948    $  5,055
                                                  =======    =======    ========    ========
Concrete Accessories............................  $   353    $   322    $    720    $    641
Concrete Forming Systems........................       21         64         130          88
Paving Products.................................       54         44         118          88
Masonry Products................................      108        107         215         215
                                                  -------    -------    --------    --------
Amortization of goodwill and intangibles........  $   536    $   537    $  1,183    $  1,032
                                                  =======    =======    ========    ========

                  DAYTON SUPERIOR CORPORATION AND SUBSIDIARIES

Information regarding capital expenditures by segment and the reconciliation to the consolidated amounts for the six fiscal months ended July 2, 1999 and July 3, 1998 is as follows:

                                                 THREE FISCAL           SIX FISCAL
                                                 MONTHS ENDED          MONTHS ENDED
                                              ------------------    ------------------
                                              JULY 2,    JULY 3,    JULY 2,    JULY 3,
                                               1999       1998       1999       1998
                                              -------    -------    -------    -------
Concrete Accessories........................  $  569     $  804     $1,316     $1,145
Concrete Forming Systems....................     303        784        688      1,389
Paving Products.............................     186        288        461        469
Masonry Products............................     358         61        513         93
Corporate...................................      34         34         79         34
                                              ------     ------     ------     ------
Property, Plant, and Equipment Additions....  $1,450     $1,971     $3,057     $3,130
                                              ======     ======     ======     ======
Concrete Accessories........................  $  615     $  721     $  943     $1,264
Concrete Forming Systems....................   2,842      3,421      8,526      6,912
                                              ------     ------     ------     ------
Rental Equipment Additions..................  $3,457     $4,142     $9,469     $8,176
                                              ======     ======     ======     ======

There has been no material change in the relative assets employed by each segment since December 31, 1998.

(8) CONTINGENCIES

Symons is currently a defendant involved in a civil suit brought by EFCO Corp., a competitor of Symons in one portion of their business. EFCO Corp. alleged that Symons engaged in false advertising, misappropriation of trade secrets, intentional interference with contractual relations, and certain other activities. After a jury trial, preliminary damages of approximately $14,000 were awarded against Symons in January 1999. In ruling on post-trial motions in April 1999, the Judge dismissed EFCO's claim of intentional interference with contractual relations, but increased the damages awarded to EFCO by $100.

The Company believes that Symons has grounds for a successful appeal and remains committed to vigorously pursuing its appellate rights. A successful appeal could result in judgment for Symons or a new trial. Symons' liability, if any, cannot finally be determined until such time as all rights of the parties have been exhausted or have expired by lapse of time. The Company considers the ultimate outcome of this litigation to be not estimable. Accordingly, the Company has not recorded any liability for the resolution of this suit. In the event that Symons is unsuccessful in its post-trial motions and appeals, it may have a material adverse effect on its consolidated financial position, results of operations, or cash flows.

(9) SUBSEQUENT EVENT


The Company has filed a registration statement with the Securities and Exchange Commission for an underwritten public offering of convertible trust preferred securities. The securities would be issued by a limited purpose Delaware trust which would use the proceeds to purchase from the Company the same principal amount of the Company's convertible junior subordinated debentures. The net proceeds would be used by the Company to pay borrowings under its Revolving Credit Facility.

                        [Page Intentionally Left Blank]

                        [Page Intentionally Left Blank]

                        [Page Intentionally Left Blank]

                             [Inside of Back Cover]

                                    [Graphic]

               [Same graphic as Outside Front Cover of Fold-Out.]

SEPTEMBER 30, 1999


                              DAYTON SUPERIOR LOGO

                         DAYTON SUPERIOR CAPITAL TRUST


                         1,062,500 PREFERRED SECURITIES


                   10% Convertible Trust Preferred Securities


                     ($20 liquidation amount per Preferred

                 Security) Guaranteed, to the extent described
                 herein by, and convertible into Class A Common
                                   Shares of,
                          DAYTON SUPERIOR CORPORATION

                               ------------------
                                   PROSPECTUS
                               ------------------

                             ROBERT W. BAIRD & CO.
                                  INCORPORATED

                             LEGG MASON WOOD WALKER
                                  INCORPORATED

                           MCDONALD INVESTMENTS INC.

- --------------------------------------------------------------------------------

     You should only rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, these securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.
- --------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate (other than the Commission Registration Fee and the National Association of Securities Dealers, Inc. (the "NASD") Filing
Fee) of the fees and expenses, all of which are payable by the Company, in connection with the registration and sale of the securities being registered hereunder:

Commission Registration Fee.................................    $  9,591
NASD Filing Fee.............................................       3,950
NYSE Listing Fee............................................      20,355
Initial Trustees' Fees......................................      11,000
Blue Sky Fees and Expenses..................................       3,000
Legal Fees and Expenses.....................................     150,000
Accounting Fees and Expenses................................     100,000
Printing Expenses...........................................     150,000
Miscellaneous...............................................      52,104
                                                                --------
          Total.............................................    $500,000
                                                                ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Article Eighth of the Company's Amended Articles of Incorporation sets forth certain rights of directors and officers of the Company to indemnification. Such rights provide indemnification by the Company to the extent permitted by Ohio law. The liabilities against which a director and officer may be indemnified and factors employed to determine whether a director and officer is entitled to indemnification in a particular instance depend on whether the proceedings in which the claim for indemnification arises were brought (a) other than by and in the right of the Company ("Third-Party Actions") or (b) by and in the right of the Company ("Derivative Actions").

     In Third-Party Actions, the Company is required to indemnify each director and officer against expenses, including attorneys' fees, judgments, decrees, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened or actual proceeding in which such person may be involved by reason of having acted in such capacity, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any matter the subject of a criminal proceeding, such person had no reasonable cause to believe that such person's conduct was unlawful.

     In Derivative Actions, the Company is required to indemnify each director and officer against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with the defense or settlement of any such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification is permitted with respect to (1) any matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of such person's duty to the Company unless a court determines such person is entitled to indemnification and (2) any liability asserted in connection with unlawful loans, dividends, distribution, distributions of assets and repurchases of shares of the Company under Section 1701.95 of the Ohio Revised Code.

     Unless indemnification is ordered by a court, the determination as to whether or not a person has satisfied the applicable standards of conduct (and therefore may be indemnified) is made by the Board of Directors of the Company by a majority vote of a quorum consisting of directors of the Company who were not parties to the action; or if such a quorum is not obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or by shareholders of the Company.

     Article Eighth of the Amended Articles of Incorporation does not limit in any way other indemnification rights to which those seeking indemnification may be entitled.

     The Company maintains insurance policies which presently provide protection, within the maximum liability limits of the policies and subject to a deductible amount for each claim, to the Company under its indemnification obligations and to the directors and officers with respect to certain matters which are not covered by the Company's indemnification obligations.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:

     See Exhibit Index following the signature pages to this Registration Statement.

ITEM 17. UNDERTAKINGS

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio on the 30th day of September, 1999.


                                         DAYTON SUPERIOR CORPORATION

                                         By: /s/ John A. Ciccarelli
                                           -------------------------------------
                                           John A. Ciccarelli
                                           President and Chief Executive Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


              NAME                                 TITLE                         DATE
- ---------------------------------    ---------------------------------    ------------------
/s/ John A. Ciccarelli               President, Chief Executive           September 30, 1999
- ---------------------------------    Officer and Director (principal
John A. Ciccarelli                   executive officer)

/s/ Alan F. McIlroy                  Vice President and Chief             September 30, 1999
- ---------------------------------    Financial Officer (principal
Alan F. McIlroy                      financial officer)

/s/ Thomas W. Roehrig                Corporate Controller (principal      September 30, 1999
- ---------------------------------    accounting officer)
Thomas W. Roehrig

*                                    Non-Executive Chairman of the        September 30, 1999
- ---------------------------------    Board
Matthew O. Diggs, Jr.

*                                    Director                             September 30, 1999
- ---------------------------------
William F. Andrews

                                     Director
- ---------------------------------
Timothy C. Collins

*                                    Director                             September 30, 1999
- ---------------------------------
Daniel W. Duval

*                                    Director                             September 30, 1999
- ---------------------------------
Matthew M. Guerreiro

*                                    Director                             September 30, 1999
- ---------------------------------
Robert B. Holmes


* John A. Ciccarelli, by signing his name hereto, does hereby execute this Amendment to the Registration Statement on behalf of the directors of the Registrant indicated above by asterisks pursuant to a power of attorney duly executed by each such director and included in the original Registration Statement.

                                         By: /s/ John A. Ciccarelli
                                           -------------------------------------
                                           John A. Ciccarelli
                                           Attorney-in-fact

                                           September 30, 1999

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Dayton Superior Capital Trust has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on September 30, 1999.


                                         DAYTON SUPERIOR CAPITAL TRUST

                                         By DAYTON SUPERIOR CORPORATION

                                         By: /s/ John A. Ciccarelli
                                           -------------------------------------
                                           John A. Ciccarelli
                                           President and Chief Executive Officer

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER                         DESCRIPTION OF EXHIBIT
 -------                        ----------------------
(1)          UNDERWRITING AGREEMENT

  1.1        Form of Underwriting Agreement

(3)          ARTICLES OF INCORPORATION AND BY-LAWS

  3.1        Amended Articles of Incorporation of the Company

  3.2 Code of Regulations of the Company. [Incorporated herein by reference to Exhibit 3.3 to the Company's Registration
             Statement on Form S-1 (Reg. 333-2974)]

(4)          INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS,
             INCLUDING INDENTURES

  4.1 Senior Unsubordinated Redeemable Note of the Company in the principal amount of $5,000,000 [Incorporated herein by reference to Exhibit A to the Agreement set forth as Exhibit
             2.1 to the Company's Current Report on Form 8-K dated June
             2, 1997]

  4.2        Credit Agreement dated as of September 29, 1997 among the
             Company and the other parties thereto [Incorporated herein by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated October 13, 1997]

  4.2.1      First Amendment to Credit Agreement dated as of October 23,
             1997 [Incorporated herein by reference to Exhibit 4.2.1 of the Company's Annual Report on Form 10-K for the year ended
             December 31, 1998]

  4.2.2      Second Amendment to Credit Agreement dated as of June 26,
             1998 [Incorporated herein by reference to Exhibit 4.1 of the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 1999]

  4.2.3      Third Amendment to Credit Agreement dated as of May 14, 1999

  4.2.4      Form of Fourth Amendment to Credit Agreement dated as of
             September 3, 1999

  4.3 Form of Class A Common Share Certificate [Incorporated herein by reference to Exhibit 4.1 to the Company's
             Registration Statement on Form S-1 (Reg. 333-2974)]

  4.4        Certificate of Trust of Dayton Superior Capital Trust

  4.5        Form of Amended and Restated Trust Agreement of Dayton
             Superior Capital Trust among Dayton Superior Corporation, as depositor, Firstar Bank, N.A., as Property Trustee, Mark A.
             Ferrucci, as Delaware Trustee, and the Administrative
             Trustees named therein

  4.6        Form of Junior Convertible Subordinated Indenture between
             Dayton Superior Corporation and Firstar Bank, N.A., as
             Indenture Trustee

  4.7        Form of Preferred Security (included as Exhibit D to Exhibit
             4.5)

  4.8 Form of Junior Convertible Subordinated Debenture (included as Sections 2.2 and 2.3 to Exhibit 4.6)

  4.9        Form of Guarantee Agreement between Dayton Superior
             Corporation, as Guarantor, and Firstar Bank, N.A., as
             Guarantee Trustee, with respect to the Preferred Securities of the Dayton Superior Capital Trust

(5)          OPINION REGARDING LEGALITY

  5.1 Opinion of Thompson Hine & Flory LLP with respect to the legality of the securities being registered

  5.2        Opinion of Young Conaway Stargatt and Taylor, LLP, special
             Delaware counsel, as to the validity of the issuance of the Preferred Securities being issued by the Dayton Superior
             Capital Trust

 EXHIBIT
 NUMBER                         DESCRIPTION OF EXHIBIT
 -------                        ----------------------
(8)          OPINION REGARDING TAX MATTERS

  8.1 Opinion of Thompson Hine & Flory LLP as to certain tax matters

(12)         STATEMENTS REGARDING COMPUTATION OF RATIOS

 12.1        Computation of Earnings to Fixed Charges

(23)         CONSENTS OF EXPERTS AND COUNSEL

 23.1        Consent of Arthur Andersen LLP*

 23.2 Consent of Thompson Hine & Flory LLP (contained in their opinions set forth as Exhibits 5.1 and 8.1)

 23.3 Consent of Young Conaway Stargett and Taylor, LLP (contained in their opinion set forth in Exhibit 5.2)

(24)         POWERS OF ATTORNEY

 24.1 Power of Attorney (included on signature pages of this Registration Statement)

(25)         STATEMENT OF ELIGIBILITY OF TRUSTEE

 25.1        Form T-1 Statement of Eligibility under the Trust Indenture
             Act of 1939, as amended, of Firstar Bank, N.A., as Trustee under the Indenture, Property Trustee under the Trust
             Agreement, and Guarantee Trustee under the Guarantee

- ---------------

* Filed herewith.